As filed with the Securities and Exchange Commission on May 3, 2010
Registration No. _____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NewCardio, Inc.
(Name of issuer in its charter)

Delaware	3845	20-1826789
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

2350 Mission College Blvd., Suite 1175 Santa Clara, CA 95054
(Address of principal executive offices) (zip code)

(408) 516-5000
(Registrant's telephone number, including area code)

Copies to:
Marc Ross, Esq
Thomas Rose, Esq.
Andrew Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
as soon as practicable after the effective date of this registration statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule
12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)		Proposed Maximum Aggregate Offering Price (2)		Amount of Registration Fee
Units, each consisting of one share of common stock, $0.001 par value, and one warrant		$			$12,325,000	$878.77
Shares of common stock included as part of the Units			--		--	--	(3)
Warrants included as part of the Units			--		--	--	(3)
Shares of common stock underlying the warrants included in the Units		$		$		--	(3)
TOTAL					$12,325,000	$878.77

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a).
(3)	No fee pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 3, 2010

OFFERING UP TO               UNITS

NewCardio, Inc.

This prospectus relates to a public offering of       shares of our common stock, par value $.001 per share, together with warrants to purchase up to      shares of our common stock referred to as “Units.” For each Unit purchased in this offering, investors will receive one share of our common stock and a warrant to purchase one half of one share of our common stock. The warrants are exercisable six months after the date of issuance at an initial exercise price of $    per share for a five year term. We are not required to sell any specific dollar amount or number of shares of Units but will use our best efforts to sell all of the Units being offered. This offering expires on the earlier of (i) the date upon which all of the Units being offered have been sold, or (ii) 30 days from the date the registration statement in which this prospectus forms a part is declared effective by the Securities and Exchange Commission, or the SEC.

All costs associated with this registration will be borne by us. Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “NWCI.OB.” None of our warrants are listed or traded on a national securities exchange or market. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on April 30, 2010, was $1.25.

These are speculative securities and involve a high degree of risk and substantial dilution.
You should not invest in our securities unless you can afford to lose your entire investment.
Please see “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We intend to engage a placement agent for this offering. They will not purchase or sell any Units, nor will they be required to arrange for the purchase and sale of any specific number or dollar amount of Units, other than to use their “best efforts” to arrange for the sale of Units by us. We intend to close this offering within 30 days from the date the registration statement in which this prospectus forms a part is declared effective by the SEC. We do not intend to have multiple closings. We have not arranged to place the funds in an escrow, trust or similar account.

	Price to Public	Placement Agent Fees	Proceeds, Before Expenses, to NewCardio
Per Share	$	$	$
Total	$	$	$

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We expect that the shares of common stock will be ready for delivery in New York, New York on or about          .

The date of this prospectus is May   , 2010.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements. As used hereinafter in this prospectus, the terms “NewCardio,” “we,” “us,” or “our” refer to NewCardio, Inc.

Our Company

We are a cardiac diagnostic technology provider focused on the research, development and commercialization of proprietary software platform technology solutions for the non-invasive diagnosis and monitoring of cardiovascular disease, or CVD, as well as the cardiac safety assessment of drugs under development.  Our proprietary software platform technology solutions enhance the value of the standard 12-lead electrocardiogram, or ECG, without changing any current clinical practices for ECGs, by adding a third dimension, space, to the current practice of two dimensional view, time and voltage, thereby enhancing the diagnostic value of the 12-lead ECG in providing data that was previously unavailable to the human eye and, therefore, to cardiologists and drug researchers.

The Markets for Our Core Products

ECGs

According to our market estimates, in 2007 there were more than 250 million ECGs taken annually in the developed countries of the world, be it in drug development, emergency rooms, ambulatory monitoring, hospitals, office visits, stress tests, etc.    Our opportunities in this market are twofold; the first being our ability to add clinical and monetary value to the current use of ECG as a diagnostic tool based on our ability to provide more accurate and timely diagnosis than is available today. The second is our ability to advance the use of the ECG as a diagnostic tool in replacing much more costly, and sometimes risky, diagnostic tests with a more cost effective and accurate procedure. We believe this also may result in a significant increase in the number of ECGs performed annually, as physicians seek to stem and treat the increased rate of heart disease globally.

Cardiac Safety Market for Drug Development

The United States Food and Drug Administration, or the FDA, and other drug regulatory bodies, now require extensive cardiac safety data on all drugs in clinical development, with a particular focus on drug-induced QT interval changes in an ECG. Many of the new standards are set forth in the E14 Guidance for Industry published jointly by the FDA and the International Committee on Harmonisation in October 2005 or, collectively, the E14 Guidance. The primary focus of the E14 Guidance is a detailed assessment of a drug's effects on ECG parameters, particularly the QT interval.

One of the primary requirements in the E14 Guidance in detecting cardiac toxicity in new compounds is a single trial, called a “Thorough QT” study or TQT, whose purpose is to define the drug’s effect on the “normal” QT interval. The TQT must assure regulators that the drug does not prolong the QT interval more than a minimal amount. Prolonged QT interval has been found to be the cause of drug induced arrhythmia, which can lead to sudden cardiac death, a condition called Torsades de Pointes, or TDP. In practice, a failed TQT will often lead drug sponsors to abandon development of an otherwise-promising drug.

Meeting these ICH E14 standards is very challenging due to the difficulty of measuring drug-induced QT prolongation on an ECG. At present, QT intervals are assessed by cardiac safety core labs in a manner that is professional labor-intensive, time consuming and expensive, with variability approaching unacceptable levels (due to the human factor) and often of uneven quality. As a consequence, drug sponsors are devoting an increasing amount of time and resources to cardiac safety analysis. Currently, each new compound that reaches the market will typically need a cardiac safety profile based on 12,000 - 50,000 ECGs, and if the product is intended for treatment of a cardiovascular disease, possibly as many as 100,000 ECGs. Indeed, depending upon the compound, a single TQT may require 20,000 ECGs or more. What is needed is a reliable, accurate, precise and fully-automated method of measuring drug effects on QT intervals and other ECG indicators of cardiac risk/toxicity.

CVD Diagnostics Market

The CVD diagnostic market in which we initially intend to deliver solutions involves cardiac monitoring and diagnostic services, which is comprised of (1) point-of-care technologies and services, and (2) ambulatory (outpatient) monitoring for cardiac disease. According to statistics published by the American Heart Association, about 80 million Americans have some form of cardiovascular disease; about 16.8 million Americans have coronary heart disease, defined as a history of myocardial infarction or angina pectoris; about 5.7 million Americans have heart failure; and about 2.3 million Americans have a history of atrial fibrillation.

As the US population ages, the number of patients in each category is expected to increase. We expect the ambulatory segment will see faster growth, following the general trend of increased outpatient diagnosis procedures, as well as technological improvements that make telemedicine increasingly more feasible and creates a new and expanding market for advanced cardiology diagnostics.

Our Solutions

QTinno™ for the Cardiac Safety Market for Drug Development

QTinno is an automated cardiac safety solution that streamlines the process for meeting the cardiac safety analysis requirements for detection of cardiac toxicity in new compounds being developed by drug developers, as defined by the FDA. Our initial release of QTinno, launched in August of 2009, is focused specifically on the cardiac safety requirements in early phase studies, with future plans to include functionality for later phase studies, including post-marketing studies. QTinno is delivered as “Software as a Service”, or SaaS, through either our 21CFR11 compliant hosted data center or installed within our customers internal IT infrastructure, based on the requirements/preferences of the customer. The revenue model replicates the current cardiac safety testing practice, thereby requiring no change in the way our customers, clinical trial providers market and deliver their services, through QTinno, to the drug sponsors required to perform this testing on their drug compounds. We recorded first revenues for QTinno-related services in the first quarter of 2010 and have recently been awarded our first studies using QTinno.

QTinno replaces the current manual and/or semi-automated methodologies with a comprehensive workflow solution that manages the automatic measurement, analysis and reporting on the ECGs collected for any early phase trial. By fully-automating the evaluation of the QT and other timing intervals relevant for assessing drug cardiac toxicity, QTinno provides fast, accurate and precise QT data from a broad range of challenging ECGs, analyzing approximately 10,000 ECGs per hour. In addition, QTinno incorporates novel curve fitting algorithms that ensure a high degree of accuracy, and a detailed clinical confidence factor that flags the most difficult ECGs for recommended cardiologist review. It is therefore not an isolated black box, but complements the skills of a cardiologist by taking advantage of those tasks better performed by a computer.

QTinno does not change current practice. It can be installed and used on any Windows™-based personal computer and requires no special hardware.  In addition, there is no requirement for any new or unique equipment or procedures for capturing ECGs, as our customers will continue to use their current ECG hardware and processes to obtain standard ECG recordings.  They will simply extract the digital files of these ECG recordings in order to import them for analysis by the QTinno software.  QTinno will receive the ECG input signal via any standard means of transporting a digital computer file, such as a CD/DVD, USB drive or a network. FDA .XML files also can be exported from QTinno for all ECGs that were processed so the Pharma sponsor can upload the information into the FDA ECG warehouse as part of the FDA submission.

CardioBip™ and Cardio3KG™ for the CVD Diagnostics Market

A substantial portion of the two CVD patient groups described above may benefit from the relatively inexpensive and convenient forms of cardiac monitoring and diagnostic tools we are developing. Our novel core technology platform provides real-time, 3-D analysis of the heart's electrical activity, as detected at the body surface by standard 12-lead ECG electrodes. ECG input signals are typically sampled at 500 Hz (500 times per second). Each signal is then normalized to present equidistant signal source representation from the body surface electrodes, and then mathematically processed to generate 3-D representations and other useful diagnostic tools information. The ECG signal processing can be fully-performed on a laptop computer so that the 3-D output is immediately available to the physician for review and diagnosis in conjunction with the standard practice ECG.

We intend to provide tools targeted primarily to two sub-segments of the CVD diagnostic market.

CardioBip will target the ambulatory cardiac monitoring market, which includes (1) patients with difficult to assess or transient cardiac symptoms that require long-term, real-time monitoring for diagnosis and evaluation, and (2) patients with established cardiac disease, such as atrial fibrillation or coronary artery disease, who may need longer-term ambulatory monitoring to assess the effectiveness of therapy or establish the need for additional diagnostic tests or therapeutic interventions.

We believe that what makes CardioBip intrinsically unique is that its patented 3-D technology fills a significant clinical void.  CardioBip is the first wireless, non-invasive monitoring device that enables accurate detection of both rhythm disturbances and ischemic ECG changes, by recording and reconstructing a 12-lead ECG in a patient-friendly and convenient manner that does not use any body cables or leads – either to collect or to transmit the diagnostic information.

Cardio3KG is for the stationary cardiac screening and diagnostics market.  These include (1) patients who enter the emergency room or other acute care facility and must be quickly and accurately evaluated for potentially life-threatening acute cardiac disease (heart attack), and (2) other ambulatory or hospitalized patients with or without a cardiac disease diagnosis who may need to be screened for their level of risk, the presence of disease or disease progression.

Cardio3KG is a set of algorithms and tools that will provide a comprehensive method to assess cardiac electrical activity in time and space by extracting additional information from standard 12-lead ECG signals and using this to generate a 3-D representation of cardiac electrical activity. Cardio3KG includes algorithms for vectorial analysis and normalization tools to ensure accurate representation of all heart regions. We believe that this enables Cardio3KG to assess potentially fatal diseases and conditions, including acute coronary syndrome, with greater accuracy than possible by standard ECG. Intuitively, if a heart attack is occurring at the side, bottom or back of the heart, where the damaged tissue is farthest from the sensing electrodes, Cardio3KG will be able to identify these incidents, where they are generally not detectible in a standard 2-D print out that is the current state of the art for ECG analysis.

To further enhance understanding and interpretation, Cardio3KG is not only expected to provide the 12-lead display but additionally, with its novel 3-D analytical presentations, may superimpose the diagnostically relevant electrical information on an intuitive, revolving 3-D anatomic model of the heart to allow correlations between displays and provide reassurance that no information has been lost. We believe this will be highly important in promoting acceptance of Cardio3KG by the medical community.

CardioBip and Cardio3KG also do not require any changes in the current practice for recording ECGs, yet provide greater accuracy/sensitivity in a much more timely and cost effective manner for assessing cardiac status, while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect and often missed by experienced cardiologists.

Trading Market

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol “NWCI.OB.” None of our warrants are listed or traded on a national securities exchange or market. If this registered offering is fully subscribed, we believe we will meet the listing requirements for the NASDAQ Capital Market and we intend to file a listing application for our common stock, warrants and the units (common stock and warrants) that will be issued in connection with this offering, immediately upon or in conjunction with the completion of the offering.

Corporate Information

We were incorporated in the State of Delaware on September 2, 2003, under the name EP Floors, Inc., or EP Floors.  NewCardio Technologies was incorporated in the State of Delaware on September 7, 2004 under the name NewCardio, Inc.  On November 16, 2006, in connection with the sale of substantially all of the shares of common stock, EP Floors ceased operations and became a shell corporation.  On November 20, 2006, EP Floor’s corporate name was changed to Marine Park Holdings, Inc., or Marine Park.  From November 16, 2006 through December 27, 2007, Marine Park was a shell company.

On December 27, 2007, we consummated a reverse merger by entering into a share exchange agreement, or the Share Exchange, with the stockholders of NewCardio Technologies, pursuant to which the stockholders of NewCardio Technologies  exchanged all of the issued and outstanding capital stock of NewCardio Technologies for 18,682,537 shares of our common stock representing 92% of our outstanding capital stock, after the return to treasury and retirement of 9,445,015 shares of our common stock held by certain stockholders concurrently with the Share Exchange. Prior to the Share Exchange, we were an inactive corporation with no significant assets and liabilities and considered a “shell company” under the SEC rules.

As a result of the Share Exchange, there was a change in control of the Company as of December 27, 2007, and Marine Park’s officers and directors resigned their positions and Marine Park changed its business to NewCardio Technologies’ business.  As a result, the historical discussion and financial statements for periods prior to December 28, 2007, included in this Annual Report on Form 10-K, are those of NewCardio Technologies.  On January 17, 2008, Marine Park’s corporate name was changed to NewCardio, Inc., resulting in the current corporate structure in which NewCardio, Inc. is the parent corporation, and NewCardio Technologies, Inc. is its wholly-owned subsidiary.

Our executive offices are located at 2350 Mission College Blvd., Suite 1175, Santa Clara, CA 95054, and our telephone number is (408) 516-5000. We are a Delaware corporation.

The Offering

Common stock outstanding before this offering	28,255,624 shares (1)

Common stock offered by NewCardio as a part of the Units	shares

Common stock underlying warrants offered as a part of the Units	shares

Common stock to be outstanding after this offering assuming all Units are sold and none of the Warrants are exercised	shares (2)

Use of proceeds	We intend to use the proceeds from the sale of Units and from the exercise of the Warrants, if any, for working capital purposes.

OTCBB symbol	NWCI.OB

Risk factors	See “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

(1)	Based on 28,255,624 shares outstanding on April 21, 2010.
(2)	The number of shares to be outstanding after this offering excludes the following:
•	9,304,799 shares of common stock issuable upon the exercise of outstanding stock options.
•	12,216,321 shares of common stock issuable upon the exercise of outstanding warrants.
•	12,750,000 shares of common stock issuable upon conversion of outstanding Series B Preferred Stock.
•	2,920,000 shares of common stock issuable upon conversion of outstanding Series C Preferred Stock.
•	1,691,614 shares of common stock issuable upon settlement of restricted stock units.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risk Factors Related to Our Business.

We may never earn a profit.

            We have incurred losses since we were formed. We have incurred operating losses of $10,012,348 during the year ended December 31, 2009 and incurred cumulative losses since our inception on September 7, 2004 through, December 31, 2009 of $17,976,465. While we have initiated the commercialization of our first product, QTinno, we have generated only nominal revenue from operations and expect to incur substantial net losses for the foreseeable future to further develop and commercialize our technology. We cannot predict the extent of these future net losses, or when we may attain profitability, if at all. If we are unable to generate significant revenue or attain profitability, we will not be able to sustain operations and will have to curtail significantly or cease operations.

Without taking into account the proceeds from the sale of the Units, our independent auditors expressed substantial doubt about our ability to continue as a going concern.

In their audit opinion issued in connection with our consolidated balance sheets as of December 31, 2009 and our related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009, our auditors, without taking into account the proceeds from the sale of the Units, expressed substantial doubt about our ability to continue as a going concern given our recurring net losses, negative cash flows from operations, planned spending levels and the limited amount of funds on our balance sheet.  We have prepared our financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  The consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue in existence. Further, as a result of this audit opinion, it may be more difficult to obtain equity and debt financing, or if financing is obtained, the terms may result in additional dilution to existing shareholders.

We may need to raise additional capital. If we are unable to raise additional capital, our business may fail.

Because we have only nominal revenues, we need to secure on-going funding. Without the proceeds from the sale of the Units, our current working capital would not be expected to be sufficient to carry out all of our plans and to fund our operating losses until we are able to generate enough revenues to sustain our business.  Even with the proceeds from the sale of the Units, we may not be able to successfully develop and market our products.  If we require additional capital, we may need to borrow money or sell more securities.  Under these circumstances, we may be unable to secure additional capital on favorable terms or at all. Together with the proceeds from the sale of the Units, we continue to fund our operations from the proceeds of our equity financings; additionally we had access as of December 31, 2009 to a $3 million credit facility, which is available through August 2010.

 Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail business operations which would have a material negative effect on operating results and most likely result in a lower stock price.

We may need to raise capital to fund our operations, and our failure to obtain funding when needed may force us to delay, reduce or eliminate our product development efforts.

If in the future, until we are capable of generating sufficient revenues from operations and our capital resources are sufficient to meet future requirements, we may have to continue to raise funds for the development, commercialization, marketing and sale of our products.

 We cannot be certain that funding will be available on acceptable terms, or at all. Our continued operations will depend on whether we are able to generate sufficient liquidity from operations and/or raise additional capital through such sources as equity and debt financings, collaborative and licensing agreements and strategic alliances. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution. If we are unable to raise additional capital if required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development and/or commercialization of one or more of our products, obtain funds by entering into agreements on unattractive terms or restrict or cease our operations and go out of business.

The commercial success of our products will depend on the degree of market acceptance of these products among physicians, patients, health care payors and the medical community.

Our cardiovascular diagnostic solutions have never been commercialized beyond QTinno, whose revenues are just beginning. Reimbursement is not an issue as the product is used to evaluate data collected in connection with drug development, rather than used in patient diagnosis. Even if future applications of our 3-D platform technology are approved for sale by the appropriate regulatory authorities, physicians may not order diagnostic tests based on our cardiac diagnostic technology, in which event we may be unable to generate significant revenue or become profitable. In addition, physicians and patients may not utilize the cardiac diagnostic products unless third-party payors, such as managed care organizations, Medicare and Medicaid, pay a substantial portion of the test’s price.  There is additional uncertainty regarding our markets as a result of recent legislative changes in the US healthcare system that may adversely affect the demand for new drug development.

There is significant uncertainty concerning third-party reimbursement of any test incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that tests using our technologies are:

·	not experimental or investigational,
·	medically necessary,
·	appropriate for specific patient,
·	cost-effective, and
·	supported by peer-reviewed publications.

Since each payor makes its own decision as to whether to establish a policy to reimburse for a test, seeking these approvals is a time-consuming and costly process, we cannot be certain that coverage will be provided by any third-party payors, in which event we may be unable to generate significant revenue or become profitable.

Our products are highly regulated, and we will not be able to commercialize our products if we cannot obtain the necessary regulatory approvals.

Our products are subject to extensive regulation and/or acceptance by numerous governmental authorities in the United States, including the FDA, and other countries.  Most of our products will require governmental clearance before they can be commercialized, and may even require governmental approval before they can be commercialized.  If we are unable to obtain regulatory clearances or approvals for our products at all or in a timely manner, we will not be able to grow as quickly as expected, or at all, and the loss of anticipated revenues will reduce our ability to fully fund our operations and to otherwise execute our business plan.  Our failure to receive the regulatory clearances or approvals in the United States would likely cause us to cease operations and go out of business.

 As we develop additional new products we will be required to determine what regulatory requirements, if any, we must comply with in order to market and sell our products in the United States and worldwide.  The process of obtaining regulatory clearance and approval could take years and be very costly, if clearance or approval can be obtained at all.  If we fail to comply with these requirements, we could be subjected to enforcement actions such as an injunction to stop us from marketing the product at issue or a possible seizure of our assets.  We intend to work diligently to assure compliance with all applicable regulations that impact our business.  We can give no assurance, however, that we will be able to obtain regulatory clearance or approval for our products.  We also cannot assure that additional regulations will not be enacted in the future that would be costly or difficult to satisfy.  Our failure to receive regulatory approvals in the United States in a timely manner or comply with newly enacted additional regulation could cause us to cease operations and go out of business.

 The regulatory process, which includes clinical validation of many of our products to establish their safety and effectiveness, can take many years and require the expenditure of substantial financial and other resources. Data obtained from clinical validation activities are susceptible to varying interpretations that could delay, limit or prevent regulatory approval.  In addition, delays or rejection may be encountered based upon changes in, or additions to, regulatory policies for device marketing authorization during the period of product development and regulatory review.  Delays in obtaining such clearances or approvals could adversely affect our marketing of products developed and our ability to generate commercial product revenues.

 In addition, if we desire to commercialize our products worldwide, we will be required to meet regulatory requirements in countries outside the United States, which can change rapidly with relatively short notice, resulting in our products being banned in certain countries and an associated loss of revenues and income.  Foreign regulatory agencies can also introduce test format changes which, if we do not quickly address, can result in restrictions on sales of our products.  Such changes are not uncommon due to advances in basic research.

Our inability to protect our intellectual property rights could allow competitors to use our proprietary rights and technologies in competition against our company, which would reduce our sales.

We rely on a combination of patent, patent pending, trademark and trade secret laws, proprietary rights agreements and non-disclosure agreements to protect our intellectual property.  We cannot give any assurance that these measures will prove to be effective in protecting our intellectual properties.  We also cannot give any assurance that our existing patents will not be invalidated, that any patents that we currently or prospectively apply for will be granted, or that any of these patents will ultimately provide significant commercial benefits.  Further, competing companies may circumvent any patents that we may hold by developing products which closely emulate but do not infringe our patents.  While we intend to seek patent protection for our products in selected foreign countries, those patents may not receive the same degree of protection as they would in the United States.  We can give no assurance that we will be able to successfully defend our patents and proprietary rights in any action we may file for patent infringement.  Similarly, we cannot give any assurance that we will not be required to defend against litigation involving the patents or proprietary rights of others, or that we will be able to obtain licenses for these rights.  Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

We also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection.  We cannot give any assurance that our competitors will not independently develop the same or superior designs, technologies, processes and know-how.

While we have and will continue to enter into proprietary rights and invention assignment agreements with our employees and consultants, we can give no assurance that courts of competent jurisdiction will enforce those agreements.

If we are unable to develop products to keep pace with rapid medical and scientific change, our operating results and competitive position would be harmed.

       In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cardiac problems. These advances require us continuously to develop new products and enhance existing products to keep pace with evolving standards of care. Our solutions could become obsolete unless we continually innovate and expand our product solutions to demonstrate the ability to advance the breadth, accuracy, timeliness and cost of diagnosing cardiovascular disease. If we are unable to demonstrate the applicability of our solutions to new cardiovascular diseases or drug indications or not keep our current products up to date, then sales of our solutions could decline, which would reduce our revenues.

We are dependent upon key personnel and hiring and assimilating new key employees. The loss of key employees or the inability to attract new key employees could limit our ability to execute our growth strategy, resulting in lost sales and a slower rate of growth.

Our success is heavily dependent on the continued active participation of our current executive officers, including Branislav Vajdic, Ph.D., our CEO. Loss of the services of Dr. Vajdic could have a material adverse effect upon our business, financial condition or results of operations. Dr. Vajdic currently does not have any plans to retire or leave us in the near future. We maintain $2 million in key life insurance on Dr. Vajdic and nothing for any of our other executive officers or other personnel. The loss of any of our senior management could significantly impact our business until adequate replacements can be identified and put in place. Further, we might not be able to find suitable replacements. In addition, as we grow we will need to hire additional key personnel. We may not be able to identify and attract high quality employees or successfully assimilate new employees into our existing management structure, which could delay the development, commercialization, marketing or sales of our products.  This delay may cause a delay in revenues and profitability that may require us to restrict or cease our operations and go out of business.

We may have difficulties managing growth which could lead to higher losses.

While we have not yet achieved significant revenues through the sale or licensing of our products, and depending on market acceptance and the timeliness of necessary regulatory approvals, we might not be in a position to rapidly commercialize our products. Rapid growth would strain our human and capital resources, potentially leading to higher operating losses. Our ability to manage operations and control growth will be dependent upon our ability to raise and spend capital to successfully attract, train, motivate, retain and manage new employees and continue to update and improve our management and operational systems, infrastructure and other resources, financial and management controls, and reporting systems and procedures. Should we be unsuccessful in accomplishing any of these essential aspects of our growth in an efficient and timely manner, then management may receive inadequate information necessary to manage our operations, possibly causing additional expenditures and inefficient use of existing human and capital resources or we otherwise may be forced to grow at a slower pace that could slow or eliminate our ability to achieve and sustain profitability.  Such slower than expected growth may require us to restrict or cease our operations and go out of business.

Risk Factors Related to Our Stock.

We have a history of operating losses and expect to report future losses that may cause our stock price to decline and a loss of your investment.

For the operating period since inception (September 7, 2004) through December 31, 2009, we have incurred a net cumulative loss of $28,112,650. We expect to continue to incur losses as we spend additional capital to develop and market our technologies and establish our infrastructure and organization to support anticipated operations. We cannot be certain whether we will ever realize a significant amount of revenues or profit, or if we do, that we will be able to continue to realize such revenues or profit. Also, any economic weakness or global recession, including the current environment, may limit our ability to develop and ultimately market our technologies. Any of these factors could cause our stock price to decline and result in a loss of a portion or all of your investment.

Our research and development efforts may not result in commercially viable products which could result in a decline of our stock price and a loss of your investment.

Further research and development efforts will be required to fully develop our 3-D platform technology and incorporate this into solutions that can be submitted for and obtain the regulatory approvals and/or compliance required to be commercially viable. We may not succeed in developing commercially viable solutions from our 3-D platform technology. If we are not successful in developing commercially viable solutions or, if such solutions become commercially obsolete, our ability to generate revenues will be severely limited.  This could cause our stock price to decline and result in the loss of a portion or all of your investment.

 The price and trading volume of our common stock is subject to certain factors beyond our control that may result in significant price and volume volatility, which substantially increases the risk that you may not be able to sell your shares at or above the price that you pay for the shares.

Factors beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

●	the development of a future market for our solutions;
●	changes in market valuations of similar companies;
●	announcement by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	additions or departures of key personnel; and
●	fluctuations in stock market price and volume.

Additionally, in recent years the stock market, in general, and the Over-the-Counter Bulletin Board, or the OTCBB, and technology stocks, in particular, have experienced extreme price and volume fluctuations. In some cases these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price regardless of our operating performance. The historical trading of our common stock is not necessarily an indicator of how it will trade in the future and our trading price as of the date of this prospectus is not necessarily an indicator of what the trading price of our common stock might be in the future.

The average daily trading volume for our common stock in 2009 was approximately 23,000 shares per day and high and low sales in 2009 were $1.90 and $0.37 per share, respectively.

In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

Our stockholders may experience substantial dilution in the value of their investment if we issue additional shares of our capital stock.

Our charter allows us to issue up to 99,000,000 shares of our common stock and to issue and designate the rights of, without stockholder approval, up to 1,000,000 shares of convertible preferred stock. In the event we issue additional shares of our capital stock, dilution to our stockholders could result. In addition, if we issue and designate a class of convertible preferred stock, these securities may provide for rights, preferences or privileges senior to those of holders of our common stock.

Our issuance of common stock at a price below prevailing trading prices at the time of issuance may cause our stock price to decline.

As of December 31, 2009 there were outstanding 19,355 shares of Convertible Preferred Stock that are convertible into 19,355,000 shares of common stock, 1,575,000 restricted stock units (RSUs) that upon settlement result in the issuance of 1,575,000 shares of common stock, warrants to purchase an aggregate of 11,247,000 shares of common stock with a weighted average exercise price of $1.08 per share and 8,770,000 options to purchase common stock with a weighted average exercise price of $0.62 per share.

These, as well as similar securities we may issue in the future, may result in shares of common stock being issued for consideration that is less than the trading price of our common stock at the time the shares are issued.  We may also issue shares of common stock in the future at a discount to the trading price of our common stock.  Any such below market issuances, or the potential for such issuances, could cause our stock price to decline.  Moreover, if investors holding a significant number of these shares decide to sell them in a short period of time, such sales could contribute significant downward pressure on the trading price of our stock.

Our issuance of shares of preferred stock, warrants, RSUs and stock options may have a negative effect on the trading price of our common stock.

We currently have a large number of shares of preferred stock, RSUs, stock options and warrants outstanding.  The conversion and exercise of these shares of preferred stock, RSUs, stock options and warrants could cause significant dilution to our stockholders.  Moreover, we intend to continue to minimize our use of cash for both employee bonuses and consulting services by granting RSUs, stock options and warrants to consultants, which will cause additional dilution to our stockholders.  In addition to the potential dilutive effect of issuing a large number of stock options and warrants, there is the potential that a large number of the shares may be sold in the public market at any given time, which could cause additional downward pressure on the trading price of our common stock.

Our limited public market and trading market history may contribute to volatility in the market price of our common stock.

Our common stock has been traded on a limited basis while quoted on the OTCBB.  The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to volatility. In the absence of an active trading market:

▪	investors may have difficulty buying and selling or obtaining market quotations;
▪	market visibility for our common stock may be limited; and
▪	lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Anti-takeover provisions under Delaware law may make it more difficult for stockholders to change our management and may also make a takeover difficult.

Delaware law contains provisions that limit the ability of stockholders to change our management and may also enable our management to resist a takeover. These provisions include:

•
the ability of our board of directors to issue and designate the rights of, without stockholder approval, up to 1,000,000 shares of convertible preferred stock, which rights could be senior to those of common stock;

•	limitations on persons authorized to call a special meeting of stockholders; and

•	advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before meeting of stockholders.

These provisions might discourage, delay or prevent a change of control in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of our restricted stock in the public marketplace could reduce the price of our common stock.

From time to time, certain of our stockholders may be eligible to sell their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 of the Securities Act (“Rule 144”), subject to certain requirements.  In general, under Rule 144, unaffiliated stockholders (or stockholders whose shares are aggregated) who have satisfied a six month holding period may sell shares of our common stock, so long as we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12-month period preceding such sale.  Once a period of six months has elapsed since the date the common stock was acquired from us or from an affiliate of ours, unaffiliated stockholders can freely sell shares of our common stock.  Twelve months after acquiring shares from us or an affiliate, unaffiliated stockholders can freely sell their shares without any restriction or requirement that we are current in our SEC filings.   Any substantial sale of common stock pursuant to Rule 144 may have an adverse affect on the market price of our common stock.

Failure to achieve and maintain internal controls in accordance with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price.

We have examined and evaluated our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, as required for our Annual Report on Form 10-K for the year ending December 31, 2009. If we fail to maintain adequate internal controls or fail to implement required new or improved controls, as such control standards are modified, supplemented or amended from time to time; we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports and are important in the prevention of financial fraud.  If we cannot produce reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and there could be a material adverse effect on our stock price.

Lawsuits and legal proceedings.

From time to time, we may become involved in various lawsuits, disputes and claims, or Actions, arising in the ordinary course of business.  These Actions may raise complex factual and legal issues and are subject to uncertainties.  Actions filed against us could include product liability, commercial, intellectual property, customer, employment and securities related claims, including class action lawsuits.  Plaintiffs in some Actions may seek unspecified damages or injunctive relief, or both.  Adverse results in Actions may harm our business and have material adverse effects on our business, results of operations, liquidity or financial position any or all of which could adversely affect our stock price.

Our common stock is a "penny stock."

Our common stock is a "penny stock" under Section 15(g) of the Exchange Act. Our common stock: (i) trades at a price less than $5.00 per share; (ii) is not traded on a "recognized" national exchange; (iii) is not quoted on The NASDAQ Stock Market; and (iv) is issued by a company with net tangible assets less than $2,000,000, if in business more than a continuous three years, or with average revenues of less than $6,000,000 for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend our common stock but can only trade in it on an unsolicited basis.

 Resale restrictions on transferring “penny stocks” are sometimes imposed by some states, which may make transactions in our common stock more difficult and may reduce the value of the investment. Various state securities laws impose restrictions on transferring “penny stocks” and as a result, investors in our common stock may have the ability to sell their shares of our common stock impaired. Certain foreign countries also impose limitations and restrictions on the ability of their citizens to own stock that is not traded on a recognized exchange, which, in certain instances, does not include the OTCBB.

Broker-dealer requirements may affect trading and liquidity.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated there under by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking” statements regarding our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions, as well as historical information. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from anticipated results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan,” “intend,” “may,” “will,” “expect,” “believe,” “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Our future operating results are dependent upon many factors, and our further development is highly dependent on market acceptance, which is outside its control. Forward-looking statements may not be realized due to a variety of factors, including, without limitation, (i) our ability to manage the business despite continuing operating losses and cash outflows; (ii) our ability to obtain sufficient capital or a strategic business arrangement to fund its operations and expansion plans, including meeting its financial obligations under various licensing and other strategic arrangements and the successful commercialization of the relevant technology; (iii) our ability to build the management and human resources and infrastructure necessary to support the growth of the business; (iv) competitive factors and developments beyond our control; (v) scientific and medical developments beyond our control; (vi) limitations caused by government regulation of the business; (vii) whether any of our current or future patent applications result in issued patents and our ability to obtain and maintain other rights to technology required or desirable for the conduct of our business; (viii) whether any potential strategic benefits of various licensing transactions will be realized and whether any potential benefits from the acquisition of these new licensed technologies will be realized; (ix) our ability to obtain and maintain our NYSE Amex listing; and (x) the other factors discussed in “Risk Factors” and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise, except to the extent required by federal securities laws.

USE OF PROCEEDS

We estimate that we will receive up to $11,000,000 in net proceeds from the sale of Units in this offering, based on an assumed offering price of $   per Unit and after deducting estimated placement agent fees and estimated offering expenses in the approximate aggregate amount of $300,000. If a warrant holder elects to pay the exercise price, rather than exercising the warrants on a “cashless” basis, we may also receive proceeds from the exercise of warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised. We intend to use the net proceeds received from this offering for working capital.

            We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under this prospectus. We currently anticipate that the net proceeds from the sale of our securities under this prospectus will be used for general corporate purposes, including but not limited to working capital, including the costs of further development and commercialization of our 3-D platform technology solutions. Pending application of the net proceeds, we may initially invest the net proceeds in short term investments.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our parents or subsidiaries, nor was any such person connected with us or any of our parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

CAPITALIZATION

The following table summarizes our capitalization, (a) on an actual basis as of December 31, 2009, and (b) on a pro forma as adjusted basis to reflect the estimated net proceeds we will receive from the sale of       shares common stock offered by this prospectus at an assumed public offering price of $     per share, after deducting the placement agent’s fees and  the estimated offering expenses we will pay.

(In Thousands, Except Share and per Share Data)	Actual Basis, as of December 31, 2009	Pro Forma Basis Upon Completion of Offering
Cash and cash equivalents	$1,386	$12,386
Long term Liabilities	1,766	1,766
Convertible Redeemable Series C Preferred stock; 7,000 shares designated, liquidation value 0 per share; 2,920 shares issued and outstanding at December 31, 2009 and upon completion of offering
Preferred shares subject to liability conversion	784	784

Stockholders’ equity
Preferred stock, authorized 1,000,000 shares, $0.001 par value shares
Convertible Redeemable Series B Preferred stock; 18,000 shares designated, liquidation value $0 per share; 16,435 shares issued and outstanding at December 31, 2009; no new shares issued upon completion of this offering	0	0
Common stock; 99,000,000 shares authorized, $0.001 par value; 24,290,279 shares issued and outstanding at December 31, 2009 and shares issued and outstanding as a result of completion of this offering *	24	24
Additional paid-in capital	29,433	40,433
Accumulated deficit	(30,930)	(30,930)
Total stockholders’ equity	$(1,473)	$9,527

*Excludes the following (as of December 31, 2009):

•	8,770,000 shares of common stock issuable upon the exercise of outstanding stock options.
•	11,247,000 shares of common stock issuable upon the exercise of outstanding warrants.
•	1,575,000 shares of common stock issuable upon settlement of Restricted Stock Units.
•	16,435,000 shares of common stock issuable upon conversion of outstanding Series B Preferred Stock.
•	2,920,000 shares of common stock issuable upon conversion of outstanding Series C Preferred Stock.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Market Information

Our common stock is quoted on the Over-The-Counter Bulletin Board, or OTCBB, under the symbol “NWCI.” Trading commenced in our stock on January 4, 2008. The prices, as presented below, represent the highest and lowest intra-day prices for our common stock as quoted on the OTCBB. The OTCBB market quotations reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

On April 30, 2010, the last sale price of our common stock as quoted on the OTCBB was $1.25 per share.

2010	High	Low
First Quarter	$2.17	$0.65
Second Quarter (2)	$1.50	$1.11

2009	High	Low
First Quarter	$1.90	$0.52
Second Quarter	$1.01	$0.55
Third Quarter	$1.49	$0.65
Fourth Quarter	$1.05	$0.37

2008	High	Low
First Quarter (1)	$2.42	$1.20
Second Quarter	$3.89	$1.81
Third Quarter	$5.08	$1.81
Fourth Quarter	$2.59	$0.70

(1)	First Quarter, 2008 is from January 4 – March 31.

(2)	Second Quarter, 2010 is from April 1 – April 30.

Holders

As of April 21, 2010, we had 78 holders of record of our common stock and more than 300 beneficial holders of our common stock.

Dividends

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development and growth of our business. There are no restrictions in our certificate of incorporation or by-laws on our ability, power or authority to declare dividends.

DILUTION

Purchasers of our common stock in this offering will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock immediately after this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma, adjusted net tangible book value per share of common stock immediately after completion of this offering.

Historical net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the actual number of shares of common stock outstanding. Before giving effect to this offering, our pro forma net tangible book value as of December 31, 2009 was approximately ($1,473,374), or ($0.06) per share of common stock, based on 24,290,279 shares of common stock outstanding. Pro forma net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding at December 31, 2009 before giving effect to this offering.

After giving effect to our sale of        units in this offering, at an assumed initial public offering price of $     per unit less placement agent fees and estimated offering expenses payable by us in the approximate aggregate amount of $300,000, our pro forma as adjusted net tangible book value as of December 31, 2009 would have been $      or $     per share. This represents an immediate increase in pro forma net tangible book value of $    per share, or      %, to existing stockholders and an immediate dilution of $   per share, or  %, to new investors. Dilution per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of       shares in this offering at an assumed public offering price of $      per share and after deducting placement agent fees and estimated offering expenses payable by us.

The following table illustrates this dilution, assuming no value is attributed to the warrants issued as part of the units, on a per share basis:

Assumed public offering price per share		$
Net tangible book value (deficit) per share before the offering	(0.06)
Impact on net tangible book value per share of this offering

Pro forma net tangible book value per share after this offering

Dilution in net tangible book value per share to new investors		$

Investors in this offering will be subject to increased dilution upon the conversion of our preferred stock and upon the exercise of outstanding stock options and warrants. As of April 21, 2010, our preferred stock outstanding could be converted into 15,670,000 shares of our common stock, and stock options, warrants and restricted stock units outstanding that are exercisable represented, in the aggregate, approximately an additional 10,896,000.

SELECTED FINANCIAL DATA

The following tables summarize consolidated financial data regarding the business of the Company and should be read together with “Management Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements of the Company and the related notes included with those financial statements.  The summary financial information as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 have been derived from our consolidated financial statements and notes thereto audited by RBSM, LLP, our independent registered public accounting firm.  All monetary amounts are expressed in U.S. dollars unless otherwise indicated.

	December 31, 2009	December 31, 2008
Cash	$1,386,007	$2,324,793
Short term investments	25,010	2,143,457
Other current assets	668,746	118,454
Property, plant and equipment-net	198,955	110,718
Other assets	22,600	22,600
Total assets	2,301,318	4,720,022
Accounts payable and accrued expenses	480,152	842,510
Notes payable, current	-	10,316
Put liability	744,280	744,280
Warrant liability	1,078,292	-
Reset derivative	687,958	-
Total liabilities	2,990,682	1,597,106
Preferred shares subject to liability conversion	784,010	-
Preferred stock, $0.001 par value	16	16
Common stock, $0.001 par value	24,290	22,336
Additional paid in capital	29,432,680	24,440,311
Deficit accumulated during development stage	(30,930,360)	(21,339,747)
Total stockholders’ equity (deficit)	$(1,473,374)	$3,122,916

	Year ended December 31, 2009	Year ended December 31, 2008
Selling, general and administrative	$6,904,521	$5,684,723
Depreciation	59,833	18,614
Research and development	3,047,994	2,126,084
Non-operating income (loss)	421,735	(6,352,218)
Preferred stock dividend	784,010	754,328
Net loss attributable to common shareholders	(10,374,623)	(14,935,967)

Weighted average common shares outstanding	23,726,059	20,945,436
Loss per share-basic and diluted	$(0.44)	$(0.71)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding our business development plans, clinical trials, regulatory reviews, timing, strategies, expectations, anticipated expenses levels, projected profits, business prospects and positioning with respect to market, demographic and pricing trends, business outlook, technology spending and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations) and express our current intentions, beliefs, expectations, strategies or predictions.  These forward-looking statements are based on a number of assumptions and currently available information and are subject to a number of risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements” and under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

Overview

Our activity and spending continued at steady levels throughout 2009. Net cash used in operating activities was $5.6 million. Although we continue for the interim as a development stage company, as defined by Accounting Standards Codification subtopic 915-10, Development Stage Entities ("ASC 915-10"), we have entered into five master services agreements with customers who will be using our initial product, QTinno, and recorded first revenues in March 2010. We continue to largely fund our operations from the proceeds of our equity financings from December 2007 through September 2009; and, additionally, we have access to approximately $2 million of funds remaining under a $3 million credit facility, which is available through August 2010. See further discussions in the section “Liquidity and Capital Requirements” below.

We will retain broad discretion over the use of the net proceeds to us from the sale of our securities under the prospectus. We currently anticipate that the net proceeds from the sale of our securities under this prospectus will be used for general corporate purposes, including but not limited to working capital, including the costs of further development and commercialization of our 3-D platform technology solutions as discussed in the Research and Development section below.

With the official launch of the initial release of QTinno in August 2009, our automated cardiac safety solution, we have expanded our customer interactions, focusing on all clinical trial service providers, such as clinical research organizations, or CROs, ECG core labs, clinical pharmacology units, or CPUs, as well as pharmaceutical companies, or Pharma, in order to effectively sell the solution in the marketplace by facilitating/expediting the evaluation for use in their early phase  QT/TQT studies. The interactions have been focused on introducing our solution to two distinct audiences.  The first includes the clinical trial service providers who would be our direct customers, such as the CROs, Core Labs and CPUs that will be utilizing QTinno to deliver the automatic cardiac safety analysis in the early phase QT/TQT studies they are conducting for their Pharma sponsor customers.  The second includes indirect customers, primarily Pharma sponsors, who will be looking to adopt the automated cardiac safety methodology for their early phase QT/TQT studies through our direct customers. The result has been high level of visibility to the potential customer and/or study opportunities, which has resulted in several master service agreements with clinical trial service providers, as well as a growing pipeline of revenue generating study opportunities. We have seen an increase in the number of drug study sponsor requests for proposal being received by our customers.  In addition, the increased exposure given to automated cardiac safety solutions at industry trade conferences has resulted in a growing interest in and number of requests for QTinno presentations.   And finally, we expect that the growing optimism in the Phase 1 market following the 2008/2009 economic slowdown will translate into demand to conduct the studies that have been delayed, providing another potential positive impact on our pipeline of opportunities.

Ultimately, the most important result from these collaborations/interactions, in particular by securing master services agreements with clinical trial service providers and the education of the Pharma sponsors on the integrated QTinno solution, will be our ability to turn them into revenue generating opportunities through the adoption of QTinno to replace the current cardiac safety manual and/or semi-automatic methodologies for their TQT studies. Our ultimate goal is for QTinno to become the de facto “gold standard” as it relates to cardiac safety analysis in drug development.

We have completed all of the key tasks in our commercialization plan for QTinno (Release 1.0), thereby achieving organizational readiness to support our customers in the implementation and utilization of QTinno.  We have also successfully facilitated customer readiness through field audits of our operations and believe we are fully prepared for delivery of first studies, which are planned to start in the second quarter of 2010. We recorded first revenues for QTinno-related services in the first quarter of 2010 and have recently been awarded our first studies using QTinno.

Research and Development

QTinno

QTinno has been clinically validated at this time with both internal and external clinical studies. Results showed that QTinno’s automated determination and the current “gold standard” high quality manual measurement were virtually identical (less than 1 millisecond difference), and individual measurements showed a high degree of precision (standard deviation of well under 10 milliseconds between the two approaches).

Additionally, we presented our study results from QTinno on moxifloxacin, or moxi, data received from the Cardiac Safety Research Consortium (CSRC). Moxi data is a required control parameter for all TQT studies submitted to the FDA warehouse as part of the Cardiac Safety drug evaluation process as required in Phase I drug studies, and the primary proof for validation of a cardiac safety methodology is that it detects the “moxi”, thereby presenting the :moxi” profile for a study. The presentations were made at both a CSRC-sponsored symposium, which included representatives from the FDA, as well as to the Interdisciplinary Review Team (IRT) at the FDA. QTinno’s results showed good correlation with the original core lab results on the standard moxifloxicin curve with significantly reduced variability as compared to the core lab’s manual or semi-automatic results, which is exactly what they are looking for in determining the validation status of a methodology, such as QTinno.

As a software product, we will continue to release new enhancements and new versions of QTinno.  We plan for at least two such releases during 2010, including the ability to process 24 hours of Holter data used in a complete TQT study, as well as providing automated ECG extractions and advanced project management/data management functionality to support the seamless integration of QTinno into our clinical trial service providers’ operational workflow.

CardioBip and Cardio3KG

We believe there is emerging opportunity in remote patient monitoring, especially using a wireless device that will provide information equivalent to a full 12-lead ECG machine. We have had 40 such prototype CardioBip units operating in Belgrade, Serbia, collecting 3-D ECG data and wirelessly transmitting them to a 24-hour on-call cardiology center for review. More than 2,300 successful ECG data transmissions from more than 60 patients have been completed to date. As more fully discussed in the “Product Development” section below, we completed two successful pilot studies – one focused on patients with coronary artery disease; the other in regards to monitoring atrial fibrillation trends prior to and post cardio version treatment.

We are also working on the second generation version of CardioBip, a Bluetooth-enabled version, with plans to demonstrate the system at one of our primary trade shows in May 2010, the HRS or Heart Rhythm Society.  If this offering is fully-subscribed, we expect to use this version to conduct the necessary clinical trials to obtain 510(k) premarket approval in 2011(see also the discussion in the “Product Development” section below).  We expect that this will be our second product to come to market. In this regard, we are formally exploring strategic relationships that might benefit the go-to-market strategy for this product, including hardware, distribution and logistical considerations.  See also the “Liquidity and Capital Requirements” section below.

Our third product is Cardio3KG. We continue to study Cardio3KG internally by evaluating its performance in ECGs from patients undergoing evaluation for acute chest pain and presenting at the emergency room. We are initially focusing directly on the algorithmic work and the potential of the product for significantly improving the diagnosis of a heart attack (MI). We recently acquired two new ECG databases with data from emergency room all comers. These new internal databases are being used to confirm the degree of increased performance of Cardio3KG with respect to that of expert human readers. Our goal is to create a software product that will offer improvements in accuracy compared to the results of traditional ECGs that do not use our 3-D platform technology. We believe our primary advantage using the 3-D platform algorithm comes from our ability to analyze results occurring on the side and back of the heart. If this offering is fully-subscribed our current plan is to continue research and development with the objective being to conduct the necessary clinical trials and obtain 510(k) premarket approval in 2011 (see also the discussion in the “Product Development section below.)

Financial Condition and Results of Operations
Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

	Year ended December 31,
	2009	2008	Change	% change
Operating expenses:
Selling, general and administrative	$6,904,521	$5,684,723	$1,219,798	21%
Depreciation	59,833	18,614	41,219	221%
Research and development	3,047,994	2,126,084	921,910	43%
Total operating expenses	10,012,348	7,829,421	2,182,927	28%

Net loss from operations	(10,012,348)	(7,829,421)	2,182,927	28%

Other income (expense)
Gain (loss) on change in fair value of warrant liability and reset derivative	907,866	(5,012,875)	5,920,741	(118%)
Financing costs	(512,330)	(1,495,044)	982,714	(66%)
Interest	26,199	155,701	(129,502)	(83%)

Net loss before income taxes	(9,590,613)	(14,181,639)	4,591,026	(32%)

Provision for income taxes	-	-	-	0%

Net loss	(9,590,613)	(14,181,639)	4,591,026	(32%)

Preferred stock dividend	(784,010)	(754,328)	(29,682)	4%

Net loss attributable to common shareholders	$(10,374,623)	$(14,935,967)	$4,561,344	(31%)

Selected results of operations for the years ended December 31, 2009 and 2008 were as follows:

In 2009, we incurred $5.65 million in expenses related to operating activities, an increase of 20% from $4.69 million in 2008. We hired our initial commercialization team in the second half of 2008 and have a full year of these expenses in 2009. These expenses have been relatively consistent over the 12 months of 2009.  In 2009, we released our first product, QTinno, signed three master services agreements, and continued working with our customers to obtain our first cardiac safety drug studies.

While we expect significant gross profit margins selling software as a service, at this time we have limited capital and capital resources.  As we have generated only nominal revenues from operations since our inception, operating cash flow has not been sufficient to meet our needs for cash.  If we are not successful in generating sufficient cash from operations so as to become cash flow positive, or in raising sufficient additional capital on terms acceptable to us, this could have a material adverse affect on our business, results of operations, liquidity and financial condition.

Selling, general and administrative expenses increased 21% to $6.9 million at December 31, 2009 from $5.7 million at December 31, 2008, an increase of $1.2 million. The primary components include:

▪
We began building a commercialization team in mid-2008 and invested $0.5 million (plus stock-based compensation) in 2008 in that effort, increasing the spending by $1.0 million to $1.5 million in 2009 (plus stock-based compensation).  In 2009 we completed the standard software development quality control systems, defined under 21CFR11 guidelines, for QTinno, and successfully completed quality control audits by our first customers.  The product is ready for use on the first cardiac safety study as part of a drug trial that our customers are currently bidding on to manage for their pharmaceutical customers.

▪
The general and administrative payroll levels remained steady and with the planned bonus levels for 2009 payable at a reduced level and in restricted stock units (non-cash), this payroll expense declined 22% or $0.21 million to $0.74 million in 2009 from $0.95 million in 2008. We hired a Chief Financial Officer in January 2008 and have not otherwise increased administrative staff to date.

▪
Professional fees, including accounting, legal and investor relations decreased by $0.7 million to $0.8 million in 2009 from $1.5 million in 2008. Expenses in 2008 included the upfront costs of becoming a publicly-traded company.  Many of the ongoing consulting costs in this area have a significant stock-based compensation element minimizing the cash outlay related to these efforts.

▪	Selling, general and administrative stock-based compensation increased by $1.2 million to $3.5 million in 2009 from $2.3 million in 2008.

▪	Research and development expenses increased 43% to $3.0 million at December 31, 2009, an increase of $0.9 million from $2.1 million in 2008. The primary components include:

▪
We hired a Chief Technical Officer and Chief Medical Officer during 2008, and a software director at the beginning of 2009.  Total payroll was $0.7 million in 2009, an increase of $0.4 million from $0.3 million in 2008.

▪	Stock based compensation was $1.4 million in 2009, an increase of $0.5 million from $0.9 million in 2008.

Our primary focus in 2010 will be continued and expanded commercialization in the cardiac safety diagnostic market, and is expected to include enhancement releases for QTinno. We also plan to release a next generation CardioBip that, in addition to a redesign and enhanced features such as Bluetooth, will be available for clinical trials and the submission of an FDA 501(k) currently planned for 2011.  We may also move forward to CE Mark CardioBip in Europe. We continue to develop and refine the work on Cardio3KG as well.

 We have historically relied on the services of consultants in addition to our employees. We currently have eleven full-time employees and approximately 15 consultants providing technical and clinical support.  We anticipate that it may become desirable to add additional full- and/or part-time employees and/or consultants to discharge certain critical functions during the next 12 months.  In order for us to attract and retain quality personnel, we anticipate we will have to offer them competitive salaries.  This projected increase in personnel could impact the speed at which we spend our current cash reserves and our ability and timing in bringing products through the research and development and commercialization stages.  While to some degree we can manage our growth and control the level of new investment, as we continue to expand, we will incur additional costs for personnel.

We have historically relied on the issuance of stock-based compensation, including options, share grants and restricted stock units, or RSUs, to both our employees and outside consultants in exchange for services. Our management enters into equity compensation agreements with non-employees, if it is in our best interest, under terms and conditions consistent with the requirements of ASC 718-10. In order to conserve our limited capital resources, we anticipate continuing to compensate certain non-employees for services using stock-based compensation or a combination of cash and stock-based compensation during the next 12 months. Further, stock-based compensation will continue to be a key element of employee compensation. All of this is expected to have a material effect on our results of operations during the next 12 months.

Financing costs decreased $1.0 million or 66% to $0.5 million for the year ended December 31, 2009 from $1.5 million in 2008. We incurred $1.5 million in financing costs related to the restructuring of the Series A Preferred Stock in December 2008. Approximately $1.4 million of this is non-cash. The financing cost in 2009 of $0.5 million is related to (1) establishing the July 2009 credit facility and (2) the September 2009 private placement of Series C Preferred Stock and warrants.

Interest income declined $130,000 to $26,000, or 83% for the year ended December 31, 2009 from interest of $156,000 in 2008.  We have been using the proceeds from our equity financings to fund operations. Interest income is primarily a result of the investment interest income on the net proceeds of the $8.2 million private placement financing that closed December 2007, as well as the two smaller follow-on financings in December 2008 and September 2009.

Gain (loss) on change in fair value of warrant liability and reset derivative is comprised of different elements between years.  In 2009 we established both a warrant liability and reset derivative related to the September 2009 Series C Preferred Stock and related warrant financing of $2.9 million, and then marked the value of the liabilities to market quarterly, resulting in a non-cash net gain of $0.9 million in 2009 due primarily to changes in the market value of our common stock during the period. In 2008 the expense is due to the warrants issued in the December 2007 financing. The $5.0 million loss on change in fair value of the warrant liability is the non-cash adjustment recognized during 2008 up to the December 2008 restructuring. We marked the value of the warrants to market during 2008 and, at the then current market prices of our common stock, the value and, thus, warrant expense increased substantially. There was no warrant liability at December 31, 2008 due to the restructuring of the Series A Preferred Stock and related warrants in December 2008, whereby the balance met the criteria and were classified as equity as part of this restructuring.

The preferred stock dividend in 2009 is the non-cash value attributable to the Series C Preferred Stock financing of September 2009. In 2008, it is the 10% dividend on the Series A Preferred Stock that was earned prior to the December 2008 restructuring and was paid in our common stock.

Liquidity and Capital Requirements

We have limited capital and limited capital resources.  We have incurred a net loss of $28.1 million from our inception in September 2004 through December 31, 2009 of which $11.6 million represents cash used in operating activities.

As of December 31, 2009, we had $1.4 million in cash, the balance remaining from the financing we completed in September 2009. We may supplement these funds with the funds available under our $3 million credit facility that is available to us through August 2010. Any monies borrowed thereunder would be due and payable on May 31, 2011. At this time we have borrowed $1 million under this credit facility and have delivered a notice to borrow an additional $500,000 in May 2010.

We believe that we will continue to incur net losses and negative cash flow from operating activities into 2011. We have met our cash requirements to date through the private placement of common stock, the exercise of stock options, the private placement of preferred stock and the issuance of convertible notes.  We have raised a net amount of approximately $13 million since inception, most of which was raised in our December 2007 private placement and related 2008 warrant exercises as well as the September 2009 Series C Preferred Stock private placement.    We believe we have resources to sufficiently fund our operations and business plan for most, if not all of 2010.

            Until we are able to generate sufficient cash from operations, our continued operations will depend on cash on-hand or available under our credit facility, or from private debt or equity placements of our securities, collaborative and licensing agreements and strategic alliances. There can be no assurance that additional capital will become available or, if it does, that it will become available on acceptable terms, or that any additional capital we may obtain will be sufficient to meet our long-term needs. We currently have no commitments for any additional capital beyond the working capital credit facility.

We may experience fluctuations in operating results in future periods due to a variety of factors, including our ability to obtain additional financing in a timely manner and on terms favorable to us, our ability to successfully develop our business model, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure and the implementation of marketing programs, key agreements, and strategic alliances, and general economic conditions as well as those specific to our industry.

Due to our brief history and historical operating losses, our operations have not been a source of significant working capital. We will need to obtain additional capital in order to continue and expand operations until we become profitable. This may include the issuance of equity or debt securities, obtaining credit facilities, involve strategic relationships that could include an equity investment or other business (e.g. licensing) or financing mechanisms. There can be no assurance that we will be successful in obtaining additional funding.

In exploring strategic relationships, which may provide capital and other resources for the further development and marketing of our products, a primary focus is on our 3-D software technology platform, and specifically our products under development, CardioBip for cardiac monitoring applications and Cardio3KG for the urgent care market. The structure of any potential strategic relationship has not been defined.

With the volatility in the recent trading price of our common stock and in the U.S. financial markets, it could be difficult to obtain additional investment or financing, strategic or otherwise. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek additional financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. While the funds contemplated in this offering would not trigger anti-dilution clauses, non-strategic investments, if priced below the $1.00 per common share pricing defined in the September 2009 financing on or before September 15, 2010 may trigger dilutive reset features in the Series C Preferred Stock and related warrants. If additional capital is not available or is not available on acceptable terms, we will have to curtail our operations.

Our registered independent certified public accountants have stated in their report dated February 23, 2010 that we have incurred operating losses in the last two years, and that we are dependent upon the management’s ability to develop profitable operations. These factors among others may raise substantial doubt about our ability to continue as a going concern which, in turn, may make it may be more difficult to obtain equity and debt financing, or if financing is obtained, may result in additional dilution to existing shareholders.

Properties

Our principal executive offices are located at 2350 Mission College Boulevard, Suite 1175, Santa Clara, California, 95054, and consist of 2,000 square feet of space.  We entered into a 38-month lease for this facility, which commenced in March 2008, with an average cost of approximately $5,800 per month. We also lease approximately 900 square feet of space in Princeton New Jersey in a ‘suites’ environment.  This is a renewable lease effective October 1, 2009 at a cost of $5,200 per month. In addition, we work with a research team in Belgrade and reimburse them for space at an approximate cost of $500 per month. We believe that our properties are adequate for our current and immediately foreseeable operating needs. We do not have any policies regarding investments in real estate, securities or other forms of property.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We do not believe that our operations have been materially affected by changes in interest rates, which is expected to be the situation for the foreseeable future.

Credit Risk

We do not believe that our operations are subject to any material credit risk, which is expected to be the situation for the foreseeable future.

Inflation Risk

We do not believe that our operations have been materially affected by inflation, which is expected to be the situation for the foreseeable future.

Climate Change Risk

We do not believe that our operations have been materially affected by climate change or governmental regulations related to climate change, which is expected to be the situation for the foreseeable future.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. A summary of the critical accounting policies and the judgments that we make in the application of those policies is presented in Note 1 to our consolidated financial statements.

Our consolidated financial statements are based on the selection of accounting policies and the application of accounting estimates, some of which require management to make significant assumptions. Actual results could differ materially from the estimated amounts. The following accounting policy is critical to understanding and evaluating our reported financial results:

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company's financial position and results of operations was not significant.

Accounting for Stock-Based Compensation

We account for our stock options and warrants using the fair value method promulgated by Accounting Standards Codification subtopic 480-10, Distinguishing Liabilities from Equity (“ASC 480-10”) which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Therefore, our results include non-cash compensation expense as a result of the issuance of stock options and warrants and we expect to record additional non-cash compensation expense in the future.

We account for our stock options and warrants using the fair value method promulgated by Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  This statement does not change the accounting guidance for share based payment transactions with parties other than employees.

  Accounting for and Classifying Series A Preferred Stock

At December 31, 2007 until December 1, 2008 we may have been required to redeem the Series A Preferred Stock for cash in an amount equal to the stated value of the Series A Preferred Stock, plus accrued and unpaid dividends, upon the occurrence of certain events. As the Series A Preferred Stock redemption requirement may be triggered by events that were outside of our control, in accordance with ASC 480-10, Classification and Measurement of Redeemable Securities, we recorded the fair value of the Series A Preferred Stock outside of common shareholders’ equity in the consolidated balance sheet. On December 1, 2008 as a result of the restructure, the Series A Preferred Stock was entirely converted without triggering this event and the liability was eliminated.

 Accounting for Classifying Series C Preferred Stock

In September 2009, we issued 2,920 shares of our Series C Preferred Stock which contains certain reset and possible redemption provisions which require it to be classified as a liability in the balance sheet and is stated at redemption value net of discounts. In accordance with Accounting Standards Codification subtopic 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity (“ASC 815-40”), we are required to bifurcate the fair value of the reset provision from the host contract and mark to market the reset provision each reporting period. The fair value of the reset provision at the date of issuance, determined using the Black Scholes Option Pricing Method, was charged as an allocated debt discount.  Each reporting period, we are required to mark to market the reset provision.

Accounting for and Classifying Warrants

At December 31, 2007 until December 1, 2008, the warrants we issued to the investors in the December 2007 private placement contained a “fundamental transaction” clause that if, while the warrants are outstanding, we effect a merger or consolidation, or similar transactions as defined in the warrants, and the warrant holders could demand net cash settlement. As the warrants contain a provision that could require cash settlement, pursuant to Accounting Standards Codification subtopic 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity (“ASC 815-40”), the warrants were recorded as a derivative liability and valued at fair market value until we meet the criteria under ASC 815-40 for permanent equity. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in 2007 and reduced the value of the shares of Series A Preferred Stock subject to redemption. Subsequent to the initial issuance date, we are required to adjust, and have been adjusting, the warrants to fair value through current period operations. We made a final adjustment to fair value at December 1, 2008 when the warrants were exercised, settled or amended. The Series J and Series J-A Warrants were exercised and converted on December 1, 2008 and the Series A Warrants were amended so that all warrants meet the ASC 815-40 criteria for permanent equity and the liability has been eliminated. At December 31, 2008 there is no warrant liability.

 In September 2009, we issued 2,920,000 warrants in connection with the issuance of our Series C Preferred Stock that contain certain reset provisions up to the first anniversary of date of the issuance. Therefore, in accordance with ASC 815-40, we reclassified the fair value of the warrant from equity to a liability at the date of issuance.  Subsequent to the initial issuance date, we are required to adjust to fair value the warrant as an adjustment to current period operations.

  Financial Instruments Measured at Fair Value

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we considered the principal or most advantageous market in which we would transact and considered assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

            We adopted the provisions of ASC 825-10 prospectively effective as of the beginning of Fiscal 2008 with certain additional provision adopted prospectively as of the beginning of Fiscal 2009.  The adoption of ASC 825-10 did not have a material impact on our consolidated financial position or results of operations.

The fair value of the assets, short term investments, at December 31, 2009 was grouped as Level 1 valuation as the market price was readily available, and there has been no change to the fair value of the securities at December 31, 2009.

Level 3 Liabilities comprised of our bifurcated reset provision contained within our Series C Preferred Stock and the fair value of issued warrants with reset provisions.

Recent Accounting Pronouncements

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Effective January 1, 2008, the Company adopted FASB ASC 820-10, Fair Value Measurements and Disclosures – Overall (“ASC 820-10”) with respect to its financial assets and liabilities. In February 2008, the FASB issued updated guidance related to fair value measurements, which is included in the Codification in ASC 820-10-55, Fair Value Measurements and Disclosures – Overall – Implementation Guidance and Illustrations. The updated guidance provided a one year deferral of the effective date of ASC 820-10 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company adopted the provisions of ASC 820-10 for non-financial assets and non-financial liabilities effective January 1, 2009, and such adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

Effective April 1, 2009, the Company adopted FASB ASC 820-10-65, Fair Value Measurements and Disclosures – Overall – Transition and Open Effective Date Information (“ASC 820-10-65”). ASC 820-10-65 provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for an asset or liability have significantly decreased. ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have an impact on the Company’s consolidated results of operations or financial condition.

Effective April 1, 2009, the Company adopted FASB ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information (“ASC 825-10-65”). ASC 825-10-65 amends ASC 825-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements and also amends ASC 270-10 to require those disclosures in all interim financial statements. The adoption of ASC 825-10-65 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also required disclosure of the date through which subsequent events are evaluated by management.  ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively.  Because ASC Topic 855 impacted the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact our results of operations or financial condition.  See Note 14 for disclosures regarding our subsequent events.

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to FASB ASC Topic 605, Revenue Recognition) (“ASU 2009-13”) and ASU 2009-14, Certain Arrangements That Include Software Elements, (amendments to FASB ASC Topic 985, Software) (“ASU 2009-14”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company is early adopting these pronouncements in 2010.  As this will coincide with first revenues, there is no impact from the adoption of ASU 2009-13 or ASU 2009-14 on the Company’s consolidated results of operations or financial condition.

OUR BUSINESS

Organizational History

We are a cardiac diagnostic technology provider focused on the research, development and commercialization of proprietary software platform technology solutions for the non-invasive diagnosis and monitoring of cardiovascular disease, or CVD, as well as the cardiac safety assessment of drugs under development. Our proprietary software platform technology solutions enhance the value of the standard 12-lead electrocardiogram, or ECG, by adding a third dimension, space, to the current practice of two dimensional view, time and voltage, thereby enhancing the diagnostic value of the 12-lead ECG in providing data that was previously unavailable to the human eye and, therefore, to cardiologists and drug researchers. Our solutions, which require no change in the current practice for recording ECGs provide greater accuracy/sensitivity in a much more timely and cost effective manner in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect and often missed by experienced cardiologists.

 We were incorporated in the State of Delaware on September 2, 2003, under the name EP Floors, Inc., or EP Floors.  NewCardio Technologies was incorporated in the State of Delaware on September 7, 2004 under the name NewCardio, Inc.  On November 16, 2006, in connection with the sale of substantially all of the shares of common stock, EP Floors ceased operations and became a shell corporation. On November 20, 2006, EP Floor’s corporate name was changed to Marine Park Holdings, Inc., or Marine Park.  From November 16, 2006 through December 27, 2007, Marine Park was a shell company.

On December 27, 2007, we consummated a reverse merger by entering into a share exchange agreement, or the Share Exchange, with the stockholders of NewCardio Technologies, pursuant to which the stockholders of NewCardio Technologies  exchanged all of the issued and outstanding capital stock of NewCardio Technologies for 18,682,537 shares of our common stock representing 92% of our outstanding capital stock, after the return to treasury and retirement of 9,445,015 shares of our common stock held by certain of our stockholders concurrently with the Share Exchange. Prior to the Share Exchange, we were an inactive corporation with no significant assets and liabilities and considered a “shell company” under the SEC’s rules.

As a result of the Share Exchange, there was a change in our control. In substance, the Share Exchange was a recapitalization of our capital structure rather than a business combination and has been accounted for as such.

As of December 27, 2007, Marine Park’s officers and directors resigned their positions and Marine Park changed its business to NewCardio Technologies’ business.  As a result, the historical discussion and financial statements for periods prior to December 28, 2007, included in this Annual Report on Form 10-K are those of NewCardio Technologies. On January 17, 2008, Marine Park’s corporate name was changed to NewCardio, Inc., resulting in the current corporate structure in which NewCardio, Inc. is the parent corporation, and NewCardio Technologies, Inc. is its wholly-owned subsidiary.

General

            We are a developer of a cardiovascular diagnostic platform technology focused specifically on enhancing the value of the ECG, and intend, initially, to compete in two large segments of the current ECG market: (1) cardiac safety services for drug development, and (2) CVD diagnostics.

The 12-lead electrocardiograph, ECG, is cardiology’s most frequently used screening and diagnostic tool, primarily due to the fact that it is a non-invasive, inexpensive, and highly versatile test which provides immediate availability for diagnosing arrhythmia, heart muscle diseases, or increased susceptibility to sudden cardiac arrest. Our opportunity for enhancing the value of the ECG is based on our proprietary 3-D platform technology’s ability to provide significantly enhanced diagnostic information which allows for faster, more accurate and less expensive assessment of cardiac status and difficult to diagnose conditions, without changing any established ECG practices.

According to our market estimates, in 2007 there were more than 250 million ECGs taken annually in the developed countries of the world, be it in drug development, emergency rooms, ambulatory monitoring, hospitals, office visits, stress tests, etc.  Our opportunities in this market are twofold; the first being our ability to add value to the current use of ECG as a diagnostic tool based on our ability to provide more accurate and timely diagnosis than is available today. The second is our ability to advance the use of the ECG as a diagnostic tool in replacing much more costly, and sometimes risky, diagnostic tests with a more cost effective and accurate procedure. We believe this also may result in an increase in the number of ECGs performed annually.

Cardiac Safety Market for Drug Development

Unexpected cardiac toxicity is a common cause of delays in drug development, abandonment of otherwise-promising drug candidates, and/or withdrawal of previously approved drugs from the market. One of the most important consequences of such toxicity is life-threatening arrhythmia, which usually results from drug-induced alterations in cardiac electrical activity and in some instances have been implicated as causes of sudden cardiac death. Some drugs have recently been associated with a different kind of cardiac toxicity, that is, increased risk of myocardial infarction, or MI, heart failure, and/or stroke.

Such increased risk could go undetected during drug development. Clinical trials generally involve up to 10,000 patients, but drug-induced arrhythmia is usually a rare event, typically 1 in 100,000 patients, or less. Similarly, drug-induced increases in MI and stroke are subtle and usually not appreciated from clinical trial data. Thus, cardiac toxicities of drugs in many cases become apparent only after a drug is marketed to millions of users.

Because of the difficulty in detecting cardiac toxicity, surrogate diagnostic markers are used during drug development to detect increased cardiac risk. The most important such surrogate marker is the drug-induced change in the QT interval on the ECG. "QT" is the time interval that is measured on the ECG signal from a part of the signal labeled "Q", start of depolarization, through "T," end of repolarization. The United States Food and Drug Administration, or the FDA, and other drug regulatory bodies, now require extensive cardiac safety data on all drugs in clinical development, with a particular focus on drug-induced QT interval changes in an ECG. Many of the new standards are set forth in the E14 Guidance for Industry published jointly by the FDA and the International Committee on Harmonisation in October 2005 or, collectively, the E14 Guidance. The primary focus of the E14 Guidance is a detailed assessment of a drug's effects on ECG parameters, particularly the QT interval.

One of the most striking new standards in the E14 Guidance is the requirement for a single trial, called a “Thorough QT” study or TQT, whose purpose is to define the drug’s effect on the QT interval. The TQT must assure regulators that the drug does not prolong the QT interval more than a minimal amount. A drug that “fails” this test may still be developed, but later phase trials now must include substantially more detailed cardiac safety data. This may result in additional development costs and may add at least 1-2 years to the development process. In practice, a failed TQT will often lead drug sponsors to abandon an otherwise-promising drug.

Meeting the standards of the E14 Guidance is very challenging due to the difficulty of measuring drug-induced QT prolongation on an ECG. At present, QT intervals are assessed by cardiac safety core labs in a manner that is labor-intensive, expensive and often of uneven quality. Computerized algorithms have not been able to effectively solve this problem. Among other factors, such algorithms are limited by the same difficulties that human readers face, particularly precisely defining a low-amplitude event surrounded, and sometimes buried within, electrical noise. At present, most expert observers regard them as unreliable for cardiac safety assessment in drug development, and the E14 Guidance unequivocally recommends manual assessment.

As a consequence of these developments, drug sponsors are devoting an increasing amount of time and resources to cardiac safety analysis. Currently, about 2000 new drugs, referred to herein as New Chemical Entities, or NCE, are being studied. Each NCE that reaches the market will typically need 12,000 - 50,000 ECGs, and if the product is intended for treatment of a cardiovascular disease, possibly as many as 100,000 ECGs or more for analysis of cardiac safety. Indeed, depending upon the NCE, a single TQTS may require 20,000 ECGs or more. What is needed is a reliable, accurate, precise and fully-automated method of measuring drug effects on QT intervals and other ECG indicators of cardiac risk/toxicity.

CVD Diagnostics Market

In the CVD diagnostic market, we intend to compete in a large segment described as cardiac monitoring and diagnostic services, which is comprised of point-of-care technologies and services, which account for approximately 65% of the total available market, and ambulatory (outpatient) monitoring for cardiac disease, which accounts for approximately 35% of the total available market. Since cardiac disease is common, there are presently sizable markets in both categories. For example, according to statistics published by the American Heart Association:

•	about 80 million Americans have some form of cardiovascular disease;

•	about 16.8 million Americans have coronary heart disease, defined as a history of myocardial infarction or angina pectoris;

•	about 5.7 million Americans have heart failure; and

•	about 2.3 million Americans have a history of atrial fibrillation.

A substantial portion of each of the above patient groups may benefit from the relatively inexpensive and convenient forms of cardiac monitoring and diagnostic tools we are developing. Moreover, as the US population ages, the number of patients in each category is expected to increase. In the future, we expect that the ambulatory segment will see faster growth following the general trend of increased outpatient diagnosis procedures, as well as technological improvements that make remote digital monitoring more feasible.

As it relates to the point-of-care technologies and services segment, while advanced CVD diagnostic tests (such as cardiac magnetic resonance imaging and multi-detector computed tomography) have important roles, they are not suited for initial screening of patients with suspected cardiac disease, and there remains an unmet need for better CVD diagnostic screening tools. We intend to provide solutions which address this need for patients that, initially, include:

●
patients who enter the emergency department or other acute care facilities must be quickly and accurately evaluated for potentially life-threatening acute cardiac disease, such as acute coronary syndrome; and

●	other ambulatory or hospitalized patients with or without a cardiac disease diagnosis who may need to be screened for their level of risk, the presence of disease, or disease progression.

As it relates to ambulatory cardiac monitoring, the current state of cardiac monitoring tools are limited in their ability to detect cardiac disease, primarily arrhythmia, which accounts for less than 10% of all cardiac disease.  We intend to provide solutions, through our ability to record and reconstruct a 12-lead ECG, which not only perform better in detecting arrhythmia, but extend the ability to diagnose cardiac disease, to initially include:

●	patients with difficult to assess or transient cardiac symptoms require long-term, real-time monitoring for diagnosis and evaluation; and
●
patients with established cardiac disease, such as atrial fibrillation or coronary artery disease, who may need longer-term ambulatory monitoring to assess the effectiveness of therapy or establish the need for additional diagnostic tests or therapeutic interventions.

Product Development

We are focusing our short- and medium- term development efforts on solutions for the Cardiac Safety and Efficacy, Urgent Care and Chronic Care markets. In the longer term we will pursue other key markets by researching ways to apply our 3-D ECG modeling and interpretation technology to key cardiovascular conditions and diseases.

Cardiac Safety: The first commercial version of our QTinno Solution is focused on addressing TQT Phase 1 studies. The solution is expected to be delivered as Software as a Service, or SaaS, in order to shorten implementation/validation timelines at our customers’ end. We are focused on an aggressive release strategy that will include enhancement, maintenance and upgrade releases. Such releases will address customers’ needs for full project and data management functionality, scalable multi-user architecture, ease of integration into customers’ internal infrastructures, and advanced features for Holter data extraction and processing.

Chronic Care: We are assessing the health care benefits and the role the wireless monitoring capabilities of our CardioBip Solution could offer to patients and their physicians. We believe that our solution for this market best represents the capabilities of our unified 3-D platform. CardioBip specifications include an efficient chronic-care patient monitoring solution, including that of patients affected by atrial fibrillation, integrating the accuracy of fiducial point measurements from QTinno with the condition detection performance of Cardio3KG biomarkers. Our 2010 development efforts are focused on completing product development activities anticipated for supporting U.S. and CE regulatory filings. Based on currently available funding, U.S. FDA and CE approvals are not anticipated before 2011. However, if the offering is fully-subscribed, we expect to complete formal product development of this version and then file for 510(k) premarket notification in 2011, and this would be our second product to come to market.

Urgent Care: We believe we have made significant progress in achieving increased performance of the Cardio3KG System in detecting acute coronary syndrome through the analysis and review of the results obtained in our completed validation studies. We expect that Cardio3KG will enable emergency room physicians to obtain superior diagnostic value when compared with the standard 12-lead ECG. Our 2010 development efforts are focused on completing preliminary validation using internal ECG databases and on advancing formal software development. Once formal software development is completed, additional formal clinical validation will be performed. Both the formal software development and formal clinical validation efforts are intended to support US and CE regulatory filings. Based on currently available funding, U.S. FDA and CE approvals are not anticipated before 2012. However, if the offering is fully-subscribed, we expect to continue the research and development and conduct the necessary clinical trials a for 510(k) premarket notification filing in 2011.

Our 3-D Platform Technology Solutions

Our novel core technology platform provides real-time, 3-D analysis of the heart's electrical activity, as detected at the body surface by standard 12-lead ECG electrodes. ECG input signals are typically sampled at 500 Hz (500 times per second). Each signal is then normalized to present equidistant signal source representation from the body surface electrodes, and then mathematically processed to generate 3-D visual representations and other useful diagnostic tools on a high resolution time basis. The ECG signal processing can be fully performed on a laptop computer so that the 3-D visual output is immediately available to the physician alongside the 12-lead standard ECG. We have exploited our core technology platform to develop three initial products: QTinno, which is in the commercialization stage, and Cardio3KG and CardioBip, which are both in the development stage.

QTinno

QTinno is an automated cardiac safety solution that streamlines the process for meeting the Phase I cardiac safety analysis requirements as defined in the E14 Guidance.  It replaces the current manual and/or semi-automated methodologies with algorithms that automatically measure, analyze and report on the ECGs collected for any Phase I trial by  fully-automating the evaluation of the QT and other timing intervals relevant for assessing drug cardiac toxicity (e.g. RR, PR, QRS, QT, QTcB, QTcF measurements). It provides fast, accurate and precise QT data from a broad range of challenging ECGs, with the capability to analyze approximately 10,000 ECGs per hour.  QTinno synthesizes information from all 12 leads into a 3-D representation of cardiac electrical activity over time. From this representation, it then generates a “virtual” ECG lead, utilizing all available beats, that includes balanced and complete information from all parts of the heart. This improves signal-to-noise ratio and shows difficult-to-detect events with substantially greater clarity than the standard 12-lead display. This approach enables reliable, automated identification of key cardiac events – something no ECG provider has achieved to date. In addition, QTinno incorporates novel curve fitting algorithms that ensure a high degree of accuracy, and a detailed "confidence factor" that flags the most difficult ECGs for recommended cardiologist over read. This latter feature provides a fail-safe mechanism for ensuring all determinations are highly reliable.

The QTinno user interface has been carefully designed to meet user needs, both in display and data analysis. QTinno is a validated, 21CFR11 compliant software solution that supports the workflow for early phase cardiac safety analyses. The system contains an overall system Dashboard and Protocol summary screens containing real-time study metrics. QTinno enables users, based on privileges assigned through the user profile, to efficiently manage the input, processing and output of the ECG data required in an early phase cardiac safety study.

When ECG processing has been completed, the results from QTinno can be provided back to the user in a number of different ways. Cardiologists can view the ECGs that have been identified by the “confidence factor” for recommended review (generally no more than 2-4% of the ECGs processed) and adjudicate the results within QTinno (if required), specify ECG morphology findings and record any general comments. Study results that contain the ECG measurements, morphology findings and processing details can be exported from the system. Lastly, FDA .XML files can be exported from QTinno for all ECGs that were processed  for sponsor use as part of the upload to the FDA ECG warehouse or as part of an NDA submission to the FDA.

QTinno can be installed and used on any Windows-based personal computer.  It does not require a dedicated computer and no special hardware is required to operate the software.  In addition, there is no requirement for any new or unique procedures for capturing ECGs, as our customers will continue to use their current ECG hardware and processes to obtain standard ECG recordings.  They will simply extract the digital files of these ECG recordings in order to import into the QTinno software. QTinno will receive the ECG input signal via any standard means of transporting a digital computer file, such as a CD/DVD, USB drive or a network. As noted above, QTinno can be delivered as “Software as a Service”, or SaaS, through our 21CFR11 compliant hosted data center or installed within our customers internal IT infrastructure, based on the requirements/ preferences of the customer.

In August of 2009, we launched our initial release of QTinno (Release 1.0) after successfully completing our internal organizational readiness.  Organizational readiness takes the solution beyond clinical validation, a core requirement for delivery to the market, to fully support our going to market activities from a regulatory, development, software validation and verification, professional services and customer care perspective. We believe that this approach enables us to accelerate going-to-market strategies and programs knowing that the organization can support the expected level of customer activity and, as that activity begins to grow, effectively scale the infrastructure to manage the growth.

The clinical validation strategy for QTinno has focused on regulatory validation requirements and industry acceptance. Given the conservative nature of the industry, we continue to work with potential customers, partners and regulatory authorities accomplishing two objectives: 1) demonstrating that QTinno meets the criteria established by the FDA for determining that a methodology has been clinically validated (based on detecting the moxi profile which is a drug that has a known (but safe) impact on the heart), and 2) providing data comparing the performance of QTinno compared to current methodologies, as well as to competing automated solutions, in terms of increased accuracy, reduced variability and reduced turnaround times.  This clinical validation strategy has been, and continues to be, executed through both internal and external studies, and has consistently produced results which demonstrate that QTinno’s automated determination and the “gold standard” high quality manual measurements from the core ECG labs were virtually identical (less than 1 millisecond difference), and individual measurements showed a high degree of precision (standard deviation of well under 10 milliseconds between the two approaches).  In addition, as it relates to four moxi datasets that have been tested, we have consistently shown an accurate detection of the expected/required “moxi” profile.  These results have been shared with the FDA, the CSRC as well as the clinical trial service providers and sponsors who provided the data.  We believe this is a primary reason that we have been able to complete our commercial agreements (discussed below in the section “Marketing and Sales”). As we continue our going-to-market efforts, we will be encouraging other clinical trial service providers and sponsors, as part of their evaluation process,  to put QTinno, as well as the competition, through rigorous clinical validation exercises, which we believe will further confirm the robustness of the technology underlying QTinno in addressing both the immediate and long term concerns of the current standard (i.e. QT interval measurement) for cardiac safety analysis/testing in drug development. We believe working in collaboration with potential customers and/or partners will help not only to accelerate their adoption of QTinno, but also provide valuable input/feedback for its continued enhancement.

One of the most significant results of our collaboration efforts has been the development of an engineering version of QTinno, which was used to successfully process 24 hours of Holter data from a complete TQT study. The data was provided to us by a leading Pharma who we are collaborating with on this project. The automatically-computed results for the whole study were available in about 36 hours of computer processing time and showed a good correlation with the original core lab data with significantly reduced variability. We plan to include this enhancement in a future release of QTinno.

Other 2010 product plans are expected to provide incremental enhancements to QTinno based on the feedback that we have received from our customers/prospective customers, regulatory authorities and industry experts.  We have initiated the planning, design and development of QTinno (Release 1.1), which is expected to include automated intelligent extractions, scalable networking capabilities, improved study protocol database functionality, data inconsistency alerts and an enhanced graphical user interface.

Additionally, we continue to present the results of our clinical validation at industry sponsored conferences and/or regulatory body meetings. We recently presented our study results from QTinno 1.0 on moxi data received from the CSRC, at a CSRC-sponsored symposium that included representatives from the FDA. QTinno’s results showed good correlation with the original core lab results on the standard moxi curve, with significantly reduced variability when compared to the core lab’s manual/semi-automatic results.

We have also been invited by, and met with, the FDA twice in the past several months. Last summer we had the opportunity to present QTinno to the FDA and believe that both the technology and our clinical validation results were viewed favorably indicating that the FDA would accept data processed by QTinno in a prospective QT/TQT study for review. Most recently we met with FDA-IRT (interdisciplinary review team) in January. Here we presented our data on additional (complementary to QT/QTc) bio-markers for early cardiac safety assessment of investigational drugs. We believe there are additional bio-markers that are identifiable with our 3-D platform technology which may provide additional advances to cardiac safety evaluation in the future. We believe that the feedback from the FDA was positive, including a willingness to help us obtain appropriate data sets to advance this research.

CardioBip

We believe there is emerging opportunity in remote patient monitoring, especially using a wireless device that will provide information equivalent to a full 12-lead ECG machine. CardioBip features fully integrated electrodes and requires no wires to acquire the signal. The acquired signals are transmitted via wireless telephony to a call center where 12-lead ECGs are reconstructed using our proprietary algorithms.

We have had 40 prototype CardioBip units operating in Belgrade, Serbia, collecting data and wirelessly transmitting the data to a 24-hour on-call cardiology center for review. More than 2,500 successful ECG data transmissions from more than 70 patients have been completed to date. We plan to summarize the results of this project in connection with our ongoing assessment product performance and the determination of next steps and goals for this product. This solution will target the chronic care market as a wireless data collection, transmission and interpretation platform expected to provide results and analyses otherwise only available from a traditional 12-lead ECG machine and patient-present procedure.

During 2009, as part of the Belgrade pilot project, we completed a mini-study with the goal of assessing the feasibility of 12-lead ECG reconstruction and transmission by the CardioBip system in patients with coronary conditions. Particularly, the mini-study was designed to help us understand whether changes in ECGs caused by transient ischemic episodes are preserved during CardioBip reconstruction and transmissions. 47 subjects with angiography-documented coronary artery disease were monitored for ST-segment changes during exercise treadmill testing.

We also completed a second study using CardioBip to monitor atrial fibrillation, or AF, trends prior and post cardio version treatment. Eighteen patients with persistent AF undergoing elective electrical direct current cardio version were studied. These patients were scheduled for cardio version of atrial fibrillation and wirelessly transmitted their cardiac rhythms prior and post procedure. The study determined success rates and rhythm trends based on analyses of the CardioBip transmitted ECG data.

Both studies confirmed CardioBip’s ability to accurately provide wireless remote patient monitoring. The study results confirmed CardioBip’s ability to record, reconstruct and transmit an accurate, high-resolution 12-lead ECG, thereby enabling not only rhythm diagnosis, but also detection of ischemic ECG changes and precise reconstruction of atrial activity. The Heart Rhythm Society, or HRS, Expert Consensus recommends ongoing monitoring for up to two years following catheter or surgical AF ablation procedures, and our results suggest that the CardioBip may prove particularly useful in detecting AF recurrence after such procedures.

In this regard, the HRS has accepted our abstract on the AF study which discusses the use of CardioBip for improved AF monitoring and detection. This abstract is scheduled for oral presentation at the Heart Rhythm Society 31st Annual Scientific Sessions in Denver, Colorado in May. We believe that reliable detection of AF represents an important clinical objective that could improve outcomes for remotely monitored patients.  Because of the low amplitude of atrial electrical activity and noise associated with use of remote monitoring, current systems predominantly rely on heart rate variability to detect AF.  As a result, some patients may be misdiagnosed, especially those undergoing post-ablation AF monitoring.  In this study, we showed that CardioBip-based wireless technology enables the assessment of atrial activity by using ensemble signal processing, 12-lead ECG reconstruction, and 3-D processing of atrial activity.  The new algorithm detects the difference in atrial activity between AF and sinus rhythm and does not rely on heart rate variability measurements.  We believe it has the potential to improve patient monitoring outcomes by differentiating AF from other confounding arrhythmia, such as atrial flutter and atrial tachycardia, which may occur after AF ablation.

We are currently developing the next generation CardioBip, based on the results of the research and validation above,  which  is a mobile ECG trans-telephonic system comprised of a mobile ECG recording and transmitting device, and a web portal which receives, processes and facilitates the analysis the data. The purpose of CardioBip is to allow a patient to record ECG data with a mobile recorder, by placing it on the patient’s chest, using three integrated electrodes to make contact. The patient would touch two points on the recorder with each hand, thereby providing two additional electrodes. No wires are required.

The recorder will wirelessly transmit data to a diagnostic center, where a synthesized 12-lead ECG will be reconstructed from our proprietary, calibrated, patient-specific transformation algorithm A physician will then evaluate the information, enabling more accurate and timely diagnoses of acute cardiac events, and facilitating immediate intervention in life-threatening situations or as part of a routine remote checkup.

At present there is no convenient and reliable method for remote monitoring and detection of either ischemic events or derangements of atrial electrical activity. CardioBip is a convenient hand-held device that patients can carry with them and use to generate and transmit accurate and complete 12-lead ECGs during ordinary daily activity or when symptoms develop. Such capabilities have the potential to significantly improve clinical outcomes for millions of patients with heart disease.  The data from CardioBip may also be analyzed with the Cardio3KG array of 3-D analytical tools (see below). Cardio3KG is our other product under development, and is expected to be introduced around or subsequent to the introduction of CardioBip.

Our objective continues to be the collection of data to help us refine the product and prepare it for an external clinical trial to support a filing for clearance with the FDA as well as CE mark in select European countries.. We believe that CardioBip is eligible for 510(k) premarket notification clearance procedure as a Class II device. This belief is supported by specific sections of 21 Code of Federal Regulations Part 870, identifying programmable diagnostic computers (21 CFR 870.1425), electrocardiographs (21 CFR 870.2340), vectorcardiographs (21 CFR 870.2400), and electrocardiographic monitoring devices (21 CFR 870.1425), as Class II devices.

Cardio3KG

Cardio3KG is a set of algorithms and tools that provide a comprehensive method to assess cardiac electrical activity in time and space. Cardio3KG extracts additional information from standard 12-lead ECG signals and uses it to generate a 3-D representation of cardiac electrical activity. To further enhance understanding and interpretation, the program may superimpose the diagnostically relevant electrical information on an intuitive, revolving 3-D anatomic model of the heart. Cardio3KG also includes algorithms for vectorial analysis and normalization tools to ensure accurate representation of all heart regions. We believe that this enables Cardio3KG to assess potentially fatal diseases and conditions, including acute coronary syndrome, with greater accuracy than possible by standard ECG.

Importantly, Cardio3KG requires no change in standard ECG practice. The ECG is obtained exactly as it is now, with the electrodes placed in the same locations and no need for additional electrodes. Moreover, Cardio3KG provides the 12-lead display along with its novel 3-D analytical presentations, to allow correlations between displays and provide reassurance that no information has been lost. We believe this will be highly important in promoting acceptance of Cardio3KG by the medical community.

Our clinical validation efforts to date with Cardio3KG have provided very encouraging results as to the increased diagnostic potential, including:

1.
European pilot trial of Cardio3KG diagnostic sensitivity for angioplasty-induced ischemia. The study compared sensitivity of the Cardio3KG to the standard ECG in detecting ischemia induced by balloon coronary occlusion. Continuous ECG data was obtained from 51 patients during 117 separate coronary balloon occlusions of at least 90 seconds. The study revealed that the standard ECG became diagnostic for ischemia in 67% of the occlusions, whereas the Cardio3KG was diagnostic in 90%. The gain in sensitivity was most marked for occlusions in the circumflex and right coronary artery distributions, which are the regions where the standard ECG has the lowest sensitivity due to sensor distance from the heart.

2.
A medical center study of Cardio3KG in Acute MI. This study addressed whether the standard ECG or the Cardio3KG could more accurately detect early-stage acute MI.  The study included 133 consecutive patients with clinically suspected acute MI, who were admitted to the CCU, and who had coronary intervention within 6 hours of admission. The first ECG obtained in the emergency department was retrieved for each patient.  In each instance, this ECG data was used to generate a Cardio3KG. The standard ECG and Cardio3KG were evaluated by independent, blinded observers for indicators of acute MI and results were compared. The study showed that the standard ECG in these patients was diagnostic of acute ischemia for about 66% of patients, whereas the Cardio3KG was diagnostic in about 84% of patients. No material negative results were found.

 We continue to study internally Cardio3KG’s performance in ECGs from patients undergoing evaluation for acute chest pain.  The focus is on the emergency room. Our objective continues to be the collection of data to help us refine the product and prepare it for an external clinical trial to support a filing for clearance with the FDA. We believe that Cardio3KG is eligible for 510(k) premarket notification clearance procedure as a Class II device. This belief is supported by specific sections of 21 Code of Federal Regulations Part 870, identifying programmable diagnostic computers (21 CFR 870.1425), electrocardiographs (21 CFR 870.2340), vectorcardiographs (21 CFR 870.2400), and electrocardiographic monitoring devices (21 CFR 870.1425), as Class II devices

Our present development focus has been to increase Cardio3KG sensitivity in detecting acute coronary syndrome. We acquired two new ECG databases with data from emergency room patients. These new internal databases are being used to confirm the increased performance of Cardio3KG with respect to that of expert human readers. Our goal is to create a software product that will offer improvements in both sensitivity and specificity compared to the results of traditional ECGs that do not use our 3-D platform. We believe our primary advantage using the 3-D platform algorithm comes from our ability to analyze results occurring on the side and back of the heart. We are initially focusing directly on the algorithmic work and the potential of the product for significantly improving the diagnosis of a heart attack (MI).

During 2009, we presented results of the performance of Cardio3KG at the 31st IEEE Engineering in Medicine and Biology Annual International Conference (EMBC 2009). The paper included our preliminary results from two studies that analyzed the sensitivity of Cardio3KG in detecting acute coronary syndrome.

Marketing and Sales

QTinno

QTinno has been the initial solution targeted for commercialization from our 3-D platform technology.  The initial release of QTinno, a fully automated cardiac safety software solution for detecting cardiac toxicity in drug development, is focused on addressing the issues with the current methodologies employed in early phase QT/TQT studies for healthy volunteers, by providing:

●	diagnostic accuracy and precision in assessing drug induced QT prolongation - with results comparable to the current gold standard manual read but with substantially less variance;

●
diagnostic speed - requiring less than 2  hours to process a typical Thorough QT study, orders of magnitude, substantially faster and less labor-intensive than the current gold standard manual read; and

●	cost savings - by substantially reducing amount of human labor and time required to conduct Thorough QT studies and other drug cardiac safety studies.

We have developed our going-to-market strategy to focus on clinical trial service providers (direct), drug developers/sponsors (indirect) and regulatory authorities in order to accelerate market adoption for this 3-D-based automated methodology for identifying prolongation of the QT interval, the primary surrogate marker for determining cardiac toxicity.  The strategy involves three parallel sales and marketing efforts.  The first is the direct selling to the clinical trial service providers; such as clinical research organizations, or CROs, ECG core labs and clinical pharmacology units, or CPUs, who will be utilizing QTinno to deliver the automatic cardiac safety analysis in the early phase QT/TQT studies they are conducting for their Sponsor customers. Our plan is to license QTinno to users on a per ECG basis, either by study or a specified period of time. This licensing strategy - which does not require a license fee to be paid up front - is consistent with the current pricing practice for cardiac safety analysis. The second parallel effort involves working with the drug developers/sponsors who will be utilizing our direct customers to conduct their early phase QT/ TQT studies.  The process, typically done in conjunction with our direct customers, involves an ongoing education and clinical validation process in order help them understand the benefits in terms of increased accuracy, decreased variability in a much more timely and cost effective manner.    The goal is to get them to adopt QTinno as their standard for their early phase QT/ TQT studies, and provide them with a number of clinical trial service providers who can deliver in a quality manner.   Finally, the third parallel effort involves working in close collaboration with the regulatory authorities, such as the FDA,  and industry experts, such as the CSRC, in order to be able to address any concerns regarding the “validation “ of QTinno, and to help provide input to the future advances to cardiac safety that we believe our technology can offer.

The feedback from these interactions, particularly on the underlying technology, the clinical validation results as well as the planned enhancements to the solution has been very favorable, helping to establish market awareness and traction in a relatively short period of time. Specifically, we have secured:

•	A Master Services Agreement, or MSA, with a Top-3 CRO to use QTinno as its technology in delivering fully automated TQT Phase 1 studies delivered by its centralized ECG core lab.
•
An MSA with a Top-5 CRO who will add QTinno to its existing clinical pharmacology offerings to become a turnkey provider of TQT studies to its customers. This will enable the CRO to capture additional revenue from previously outsourced cardiac safety studies.

•
An MSA with an innovative CPU who will add QTinno to its existing clinical pharmacology offerings to become a turnkey provider of TQT studies to its customers. This will enable them to capture additional revenue from previously outsourced cardiac safety studies.

•
An MSA with a New York-based CRO and CPU who will add QTinno to its existing clinical pharmacology offerings to become a turnkey provider of TQT studies to its customers. This relationship will enable this customer to compete in the market for ECG core laboratory services by providing the professional services needed to integrate ECG core lab functions into their existing core data center, which currently serves clinical trials in 33 countries. This will enable them to capture additional revenue from previously outsourced cardiac safety studies. This MSA resulted in our first revenues for QTinno-related services in the first quarter of 2010 and we expect first studies will be performed by this customer using QTinno as early as the third quarter of 2010.

•
An MSA with a Top-5 CRO who will be utilizing QTinno in one of their European CPU’s to deliver our first revenue generating QT study.  They eventually plan to roll out QTinno to their remaining CPU’s worldwide.

•
An exclusive provider designation by a Top-5 Pharma to use QTinno as its automated cardiac safety solution, delivered through their preferred ECG core labs as they migrate to the automatic methodology for their TQT studies.

We are working closely with the sales teams of each of our customers to leverage our ability to introduce the integrated QTinno solution to their study sponsor customers, which is expected to help accelerate market awareness for QTinno. This, in turn, is expected to lead to an initial validation collaboration on a previous TQT study of theirs and, upon analysis of the results, approval to work with the clinical teams to incorporate the automated analysis into their planned early phase QT/TQT studies for 2010. As mentioned above, QTinno is expected to enable our clinical service trial customers, such as CROs and CPUs, to capture additional revenue from previously outsourced cardiac safety studies and our ECG core lab and Pharma sponsor customers to provide more robust services with increased accuracy and efficiency. We anticipate that our customers will increasingly deliver fully automated results through QTinno in all early phase QT/TQT studies going forward.

Ultimately, the most important result from these collaborations/interactions, in particular the securing of MSAs with clinical trial service providers and the education of the Pharma sponsors on the integrated QTinno solution, will be our ability to turn them into revenue generating customers by getting them to adopt QTinno to replace the current cardiac safety manual and/or semi-automatic methodologies for their early phase QT/TQT studies. We have seen an increase in the number of Pharma sponsor requests for proposal being received by our customers. In addition, the increased exposure given to automated cardiac safety solutions at industry trade shows has resulted in a growing number of requests for QTinno presentations. The result has been a much higher visibility for QTinno as a study solution which, in the short term, has resulted in several promising proposals and, in the long term, is expected to establish a growing pipeline of revenue generating studies.

We expect that the growing optimism in the Phase 1 market following the 2008/2009 economic slowdown could be part of this increase in the sponsor requests for proposals and translate into demand to conduct the studies that have been delayed, providing a positive impact on our pipeline of opportunities.

In summary, we have completed all of the key defined tasks in our commercialization plan for the initial release of QTinno (Release 1.0), thereby achieving organizational readiness to support our customers in the implementation and utilization of QTinno in their TQT studies.  As such, we believe QTinno is positioned to take advantage of the anticipated market adoption of automated solutions, helped by the expected backlog of early phase QT/TQT. In addition, our ability to provide implementation assistance, through our extensive ECG core lab experience and implementation kits, has enabled us to accelerate our customer’s organization readiness in being fully prepared for delivery of quality cardiac safety studies, through the use of QTinno, as the market adoption continues to pick up in 2010. Accordingly, we believe QTinno is positioned to take advantage of the anticipated market adoption of automated solutions.

Competition

            We have many competitors for each of our three main product lines. The largest of these competitors, GE Healthcare, Phillips Medical Systems, CardioNet, Mortara, and Welch-Allyn, have significant competitive advantages in ECG diagnostics and currently control a combined 90+% of the US market. Market advantages of these larger providers include widespread adoption by hospitals of complete ECG recording, transmission, and data storage systems, of which ECG analysis software is an integral part. This vertical integration makes it difficult for smaller providers of ECG analysis software to gain market share. However, we believe our 3-D approach and novel analytical algorithms offer substantial competitive advantages over the analysis programs of larger ECG service providers, including increases in diagnostic sensitivity, specificity and predictive value for acute coronary syndromes (heart attacks and related conditions), and increased accuracy, precision, and full automation in obtaining data on QT interval effects of drugs, which the FDA requires from all drug developers.

Intellectual Property

The medical products industry, including medical software and  hardware technology products, places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend, in part, on our ability to obtain patent protection for our products, to preserve our trade secrets and to avoid infringing the proprietary rights of third parties.

We hold certain patent rights, have certain patent applications pending and expect to seek additional patents in the future.  However, we cannot assure the success or timeliness in obtaining any such patents or the breadth or degree of protection that any such patents might afford us. The patent position of medical software and hardware technology products is often highly uncertain and usually involves complex legal and factual questions. There is a substantial backlog of patents at the United States Patent and Trademark Office. No consistent policy has emerged regarding the breadth of claims covered in medical technology product patents. Accordingly, we cannot assure that patent applications relating to our products or technology will result in patents being issued, that, if issued, such patents will afford adequate protection to our products or that our competitors will not be able to design around such patents. In that regard, a company's research and development efforts, supplemented by the timing protection afforded by protective patents, are what leads to a competitive advantage.

 We believe that we own all our intellectual property and proprietary technology. Most of our intellectual property and proprietary technology was developed by consultants who either developed such intellectual property and proprietary technology for us or assigned all rights to intellectual property and proprietary technology they had previously created to us, in both cases, pursuant to intellectual property invention and assignment agreements. We believe these invention and assignment agreements are all valid and enforceable in accordance with their terms. However, we cannot assure that they are valid and enforceable or that they will not be breached, and that we will have adequate remedies for any breach.

We also seek to protect our proprietary technology, including technology that may not be patented or patentable, in part, through confidentiality agreements and inventors' rights agreements with collaborators, advisors, employees and consultants. We cannot assure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise be disclosed to, or discovered by, competitors.

 We have not been required to obtain licenses to patents or other proprietary rights of third parties to develop our products. We cannot assure that licenses will not be required in the future for certain patents or proprietary rights or that such licenses would be made available on terms acceptable to us, if at all. If we cannot obtain necessary licenses, we may encounter delays in product development and market introductions while we attempt to design around such patents or other rights, or we may be unable to develop, manufacture or sell such products in certain countries, or at all.

The following table summarizes the status of our patents and patent applications as of the date hereof:

App Number/ Filing Date	Brief Summary (Products Covered)	Status
PCT/ YU2004/ 00020 08/20/04	Cordless recording and telecommunication of three special ECG leads and their processing (CardioBip)
US Patent No. 7,647,093 issued 01/12/10.

EU Certificate of Patent Grant EP1659936 issued 12/26/2007. EU Patent active in DE, ES, FI, FR, IT, GB, GR, PL. Other national phases are being processed.

International Application now being examined in China, Japan, Korea and the European Union (EU).

PCT/ US2005/ 001239 01/16/ 05	Visual 3-D presentation of ECG data (Cardio3KG, QTinno)	International Application now being examined in the China, Japan, Korea and the European Union (EU)
US 11/ 036,930 1/16/04	Visual 3-D presentation of ECG data (Cardio3KG, QTinno)	US Patent No. 7,266,408 issued 09/04/07. PCT/US2005/001239 International Application.
US 11/ 848,221 1/16/04	Visual 3-D presentation of ECG data (Cardio3KG, QTinno)	Filed as divisional US Patent Application on 08/30/07. Divisional with respect to 11/036,930, filed on 1/16/04. US PTO notice of all-claim allowance on 1/28/10. US patent expected to issue in Q2.
PCT/ US2008/ 009308 07/31/07	Quantitative assessment of cardiac electrical events (QTinno)	Priority to US Provisional Application filed 08/01/07.
US Patent Application	Device and methods for evaluating cardiac electrical events (QTinno)	US Patent Application filed with US PTO on 07/31/08. Application # US 12/184,068. Priority to US Provisional Application filed 08/01/07.
US Patent Application	System for quantitative assessment of cardiac electrical events (QTinno)	US Patent Application filed with US PTO on 06/12/09. Application # US 12/484,153.
US Patent Application	Method for quantitative assessment of cardiac electrical events (QTinno)	US Patent Application filed with US PTO on 06/12/09. Application # US 12/484,156.
US Patent Application	Electrocardiographic Monitoring System and Method Using Orthogonal Electrode Pattern (CardioBip)	US Patent Application filed with US PTO on 07/31/09. Application # US 12/534,064.
US Patent Application	ECG Reconstruction For Atrial Activity Monitoring And Detection (CardioBip)	US Patent Application filed with US PTO on 11/05/09.
US Patent Application	Method for Automated EKG Analysis (Cardio3KG)	US Patent Application filed with US PTO on 11/06/09. Application # US 12/614,352.
US Patent Application	System for Automated EKG Analysis (Cardio3KG)	US Patent Application filed with US PTO on 11/06/09. Application # US 12/614,354.
US Patent Application	System and Method for Automated EKG Analysis (Cardio3KG)	US Patent Application filed with US PTO on 11/06/09. Application # US 12/614,361.
US Provisional Patent Application	Alternative Markers For Quantitative Assessment of Cardiac Electrical Events (QTinno)	US Provisional Patent Application filed with US PTO on 12/15/09. Provisional Application # US 61/286,763.
US Patent Application	Atrial Fibrillation Detection based on Absence of Consistent P-Loops in Averaged Vectorcardiogram (CardioBip)	US Patent Application filed with US PTO on 1/26/10. Application # US 12/694,236.
US Patent Application	Methods and apparatus for quantitative assessment of cardiac electrical events (QTinno)	US Patent Application filed with US PTO on 1/28/10. Application # US 12/695,128.
US Patent Application	Visual 3-D presentation of ECG data (Cardio3KG, QTinno)	Filed as divisional US Patent Application in 3/17/10. Divisional with respect to 11/036,930, filed on 1/16/04.

At present, our patents and patent applications are supplemented by substantial intellectual property we are currently protecting as trade secrets and proprietary know-how. This includes matter related to all three product lines. We expect to file additional patent applications on a regular basis in the future.

We believe that our intellectual property and expertise constitutes an important competitive resource, and we continue to evaluate the markets and products that are most appropriate to exploit this expertise. In addition, we maintain an active program of intellectual property protection, both to assure that the proprietary technology developed by us is appropriately protected and, where necessary, to assure that there is no infringement of our proprietary technology by competitive technologies.

Government Regulation

Our solutions include software, and potentially hardware, which will be used in clinical settings including drug development and patient diagnosis and, thus, are subject to regulation by the FDA and other regulatory agencies. FDA regulations govern, among other things, the following activities that we perform and will continue to perform in connection with medical devices:

●	product design and development;

●	product testing;

●	product manufacturing;

●	product labeling and packaging;

●	product handling, storage, and installation;

●	pre-market clearance or approval;

●	advertising and promotion; and

●	product sales, distribution, and servicing.

FDA’s Pre-market Clearance and Approval Requirements.  The FDA classifies all medical devices into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a pre-market notification, known as both a PMN and a 510(k) clearance, requesting clearance of the device for commercial distribution in the U.S. Some low risk devices are exempted from this requirement. Class III devices are devices which must be approved by the pre-market approval, or PMA, process. These tend to be devices that are permanently implanted into a human body or that may be necessary to sustain life. For example, an artificial heart meets both these criteria. We believe that our products do not fall into Class III categorization.

We believe that QTinno is neither a Class I, II nor III device and, therefore, is in the category of devices that are exempt from requiring PMN or 510(k) pre-market clearance filing with the FDA. This is because QTinno does not directly interact with a patient and will be for use in drug safety applications.

We believe that Cardio3KG and CardioBip are Class II devices, as they are both electrocardiographs and vectorcardiographs. They must, therefore, first receive 510(k) clearance or pre-market approval from the FDA before we can commercially distribute them in the United States.

510(k) Clearance Process.  For each of Cardio3KG and CardioBip, we must submit a pre-market notification to the FDA demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device, a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of pre-market approval applications, or is a device that has been reclassified from class III to either class II or I. If a device being submitted is significantly different than a previously cleared 510(k) device in terms of design, material, chemical composition, energy source, manufacturing process, or intended use, the device nominally must go through pre-market approval, or PMA.

The FDA’s 510(k) clearance process usually takes at least three months from the date the application is submitted and filed with the FDA, but it can take significantly longer. A device that reaches market via the 510(k) process is not considered to be "approved" by the FDA. They are generally referred to as "cleared" or "510(k) cleared" devices. Nevertheless, it can be marketed and sold in the United States.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new 510(k) clearance or could require pre-market approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or pre-market approval is obtained.

Pervasive and continuing FDA regulation. After a medical device is placed on the market, numerous FDA regulatory requirements apply, including, but not limited to the following:

●	Quality System regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the manufacturing process;

●	Establishment Registration, which requires establishments involved in the production and distribution of medical devices, intended for commercial distribution in the U.S. to register with the FDA;

●	Medical Device Listing, which requires manufacturers to list the devices they have in commercial distribution with the FDA;

●
Labeling regulations, which prohibit “misbranded” devices from entering the market, as well as prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling; and

●
Medical Device Reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include one or more of the following sanctions:

●	fines, injunctions, and civil penalties;

●	mandatory recall or seizure of our products;

●	administrative detention or banning of our products;

●	operating restrictions, partial suspension or total shutdown of production;

●	refusing our request for 510(k) clearance or pre-market approval of new product versions;

●	revocation of 510(k) clearance or pre-market approvals previously granted; and

●	criminal penalties.

             Government regulation of QTinno for drug safety applications. The evaluation of ECGs from clinical trials for drug development are conducted under an Investigational New Drug or New Drug Application. As such, they are governed by The Food Drug and Cosmetic Act and regulations promulgated there under, primarily those set forth in Chapter 21 of the Code of Federal Regulations (21 CFR). Although no specific regulations govern use of electrocardiographic analytical tools in drug trials, QTinno must, nevertheless, be compliant with substantial portions of 21 CFR, particularly 21 CFR Part 11 regulating collection and submission of electronic data to the FDA.

 In addition, the FDA must regard QTinno performance as reliable before drug sponsors will accept it for use with trial validation. We have had the opportunity to present QTinno to the FDA and believe that both the technology and our clinical validation results were viewed favorably indicating that the FDA would accept data processed by QTinno in a prospective TQT study for review. Further, we are a member of the Cardiac Safety Research Consortium, or CSRC, a broad-based collaboration of medical product safety experts from academia, industry, and the FDA. It was formed in 2005 in response to the Critical Path Initiative, the FDA’s effort to modernize the drug development process. The CSRC’s primary goal is to facilitate development of new tools to improve cardiac safety assessment of medical products, especially tools to quantify arrhythmia (abnormal heart beat) risk of new drugs in development. With the FDA, the CSRC established a centralized ECG warehouse of ECGs obtained from drug clinical research studies. We intend to be an active participant in CSRC efforts, by providing expertise and technology as needed, and by conducting targeted research and development projects, as such projects are reviewed and approved by the CSRC’s Scientific Oversight Committee.  In this regard, we met with FDA representatives on January 28, 2010, to review our concepts and program in exploring new 3-D-based ECG/VCG markers for early assessment of cardiotoxicity of investigational drugs. At this meeting, the FDA confirmed its support and high interest in exploring additional cardiac safety markers. Recently, we presented data on complementary markers in in London. The topic was “Three-dimensional Automated Algorithms in Continuous Quantitative Assessment of the Drug-induced Pattern of Ventricular Repolarization (Beyond QT/QTc)”.

International Regulation. International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval, and the requirements may differ significantly.

The European Union has adopted legislation, in the form of directives to be implemented in each member state, concerning the regulation of medical devices within the European Union. The directives include, among others, the Medical Device Directive that establishes standards for regulating the design, manufacture, clinical trials, labeling, and vigilance reporting for medical devices. The Cardio3KG and the CardioBip may be affected by this legislation, but we believe that it does not affect development or implementation of QTinno for pharmaceutical development purposes. Under the European Union Medical Device Directive, medical devices are classified into four classes, I, IIa, IIb, and III, with class I being the lowest risk and class III being the highest risk. Under the Medical Device Directive, a competent authority is nominated by the government of each member state to monitor and ensure compliance with the Directive. The competent authority of each member state then designates a notified body to oversee the conformity assessment procedures set forth in the Directive, whereby manufacturers demonstrate that their devices comply with the requirements of the Directive and are entitled to bear the CE mark. CE is an abbreviation for Conformitй Europйene (or European Conformity) and the CE mark, when placed on a product, indicates compliance with the requirements of the applicable directive. Medical devices properly bearing the CE mark may be commercially distributed throughout the European Union. Failure to obtain the CE mark will preclude us from selling the Cardio3KG, CardioBip and related products in the European Union.

Employees

            As of April 21, 2010, we have 11 full-time employees and no part-time employees.  Additionally, we have approximately 16 consultants who perform various specialized services for us.  We have six consultants in Belgrade, Serbia, who perform research and development for us.  We have approximately six consultants who perform clinical and regulatory support and compliance for us.  We have one consultant who advises us on sales and marketing and the commercialization of our products.  We also engage consultants for investor relations, accounting, business development and legal services.

MANAGEMENT

Directors and Executive Officers

The following table and text sets forth the names and ages of all our directors and executive officers and our key management personnel as of April 21, 2010. All of our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Executive officers serve at the discretion of the Board of Directors, and are elected or appointed to serve until the next Board of Directors meeting following the annual meeting of stockholders. Also provided is a brief description of the business experience of each director and executive officer and the key management personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Name of Individual	Age	Position with company and subsidiaries	Director or officer since
Branislav Vajdic, Ph.D.*	56	Chief Executive Officer and Director	2004
Vincent W. Renz, Jr.	53	President and Chief Operating Officer	2008
Mark W. Kroll, Ph.D., FACC, FHRS	57	Chairman of the Board of Directors	2008
Robert N. Blair, M. Inst. P.*	67	Director	2006
James A. Heisch	66	Director	2008
Jess Jones, M.D.	31	Director	2008
Patrick Maguire, M.D., Ph.D.	57	Director	2008
Michael Hanson	62	Director	2009
Richard D. Brounstein	60	Executive Vice President, Chief Financial Officer and Secretary	2008

* An officer or director of NewCardio Technologies prior to the December 2007 reverse merger with Marine Park Holdings, Inc.

Branislav Vajdic, Ph.D. - Chief Executive Officer and Director. Dr. Vajdic is the founding stockholder of NewCardio Technologies.  He served as President and Chief Executive Officer of NewCardio Technologies from October 2006, until August 18, 2008, when he relinquished the title of President. Prior to October 2006, Dr. Vajdic was employed for 22 years at Intel. At Intel he held various senior product development management positions. At Intel, he directed Pentium microprocessor and flash memory development teams, and was the inventor on several key flash memory design patents held by Intel. He holds a Ph.D. in electrical engineering from the University of Minnesota.

Vincent W. Renz, Jr. – President and Chief Operating Officer since August 18, 2008. From October 2007 through mid-August 2008, Mr. Renz was the Chief Operating Officer at ClinPhone, a United Kingdom-based clinical trial technology company recently acquired by Parexel. From May 1997 through February 2007 Mr. Renz was the Executive Vice President and Chief Technology Officer at eResearch Technology, Inc., provider of technology-based products and services to the pharmaceutical, biotechnology and medical device industries. Mr. Renz holds a M.B.A. in Management Information Systems from Indiana University and a B.B.A. in Information Systems from University of Notre Dame.

Mark W. Kroll, Ph.D., FACC, FHRS - Chairman of the Board of Directors. Dr. Kroll became a member of our Board and Chairman of the Board of Directors on March 18, 2008. Dr. Kroll is the named inventor on over 300 U.S. patents as well as numerous international patents and is the most prolific inventor of medical devices worldwide. He is co-author of 4 books: Implantable Cardioverter Defibrillator Therapy, Cardiac Bioelectric Therapy, Conducted Electrical Weapons, and Electrical Injuries as well as numerous papers. Dr. Kroll most recently served as the Senior Vice President and Chief Technology Officer for the Cardiac Rhythm Management division of St. Jude Medical Inc. Prior to that, he served as Vice President of the Tachycardia Business division and in various senior executive roles within St. Jude from 1995 through his retirement in 2005. Dr. Kroll, has been named a Fellow of both the American College of Cardiology and the Heart Rhythm Society, and holds the positions of Adjunct Full Professor of Biomedical Engineering at California Polytechnic University-San Luis Obispo, California, and Adjunct Full Professor of Biomedical Engineering at the University of Minnesota. Dr. Kroll is also a director of Haemonetics Corporation and Taser International, Inc.

Robert N. Blair, Member of the Institute of Physics (M.Inst.P.) - Director. Mr. Blair served as a member of the Board of Directors of NewCardio Technologies from its inception in September 2004 through August 2005 and again since July 2006. He was appointed Chairman of the Board of Directors in July 2006. Mr. Blair was Chairman of the Board of Directors until his successor Dr. Kroll, Ph.D. was appointed on March 18, 2008.  Mr. Blair has over 35 years of high technology business experience. Most recently, in 2007 he served as the Chairman and Chief Executive Officer of Mobi33, Inc., a private internet based advertising company that he co-founded in 2007. From 1999 through 2006 he was the Chairman and Chief Executive Officer of VivoMedical Inc., a private medical device company, which he also co-founded. He served as the Chief Executive Officer and director of Crosspoint Solutions Inc. from 1995 through 1996. Mr. Blair served as the Chief Executive Officer and director of LSI Logic Europe PLC from 1984 until 1989. Mr. Blair has degrees in Applied Physics from the Anglia Ruskin University in the United Kingdom and from The London Institute of Physics in the United Kingdom.

James A. Heisch – Director. Mr. Heisch became a member of our Board of Directors on May 14, 2008.  Mr. Heisch has more than 40 years of senior level business experience including 17 years with Arthur Young & Company where he was an audit partner, and later as the Chief Financial Officer for technology companies including Atari, Businessland and Supermac Technology. Additionally, Mr. Heisch served five years with medical device company VidaMed, Inc., initially as CFO managing all financial and administrative functions in the United States and United Kingdom, and then as President and CEO responsible for worldwide operations. He later joined Worldtalk Corporation as CFO and later was promoted to President. Worldtalk was subsequently acquired by Tumbleweed Communications Corp. in 2000 and Mr. Heisch served as interim Chief Financial Officer during 2001. During the past five years, Mr. Heisch has been a private investor and served on the Board of Directors of Tumbleweed Communications, Inc. from 2006 until it was acquired in 2008.

Jess Jones, M.D. – Director since December 1, 2008. Dr. Jones was designated by Vision Opportunity Master Fund to service as a director, pursuant to the terms of the 2009 financing with Vision Opportunity Master Fund, Ltd. From 2006 to present Dr. Jones has worked with Vision Capital Advisors, LLC as the Director of Healthcare Investing, analyzing investment opportunities in the biotech, pharmaceutical, medical technology, and medical services fields, and assisted companies in the implementation of their business plans. From 2001 to 2007, Dr. Jones attended Columbia College of Physicians & Surgeons, where he received his medical degree in May 2007.  In 2005, while attending Columbia Medical School, Dr. Jones was awarded an American Heart Association –Medical Student Research Fellowship to study post-stroke inflammatory mediators in the Department of Neurosurgery. Additionally, Dr. Jones earned a BA degree from the University of Utah in 2001 and an MBA from Columbia Business School in May 2007.

Patrick Maguire, M.D., Ph.D. – Director. Dr. Maguire became a member of our Board of Directors on March 18, 2008.  Dr. Maguire has served as Chief Executive Officer, Director, and President of CyberHeart Inc. since 2006.  He joined CyberHeart following the acquisition of the oncology assets of Targent Incorporated, where Dr. Maguire served as President, Chief Executive Officer and Director since 2002. Dr. Maguire oversaw the in-licensing of three compounds and the out-licensing of another, prior to the acquisition of the company.  Prior to joining Targent, Dr. Maguire was Vice President of Medical Affairs and Technology Development at VitaGen Incorporated, where he oversaw the preparation of IND’s, NDA’s, and IDE’s and managed VitaGen’s clinical trials in acute and chronic liver failure as well as medical and industry collaborations. He is a cardiovascular and thoracic surgeon and has acted as a principal investigator for medical devices and associated clinical trials.
Dr. Maguire also serves as Director of NovaRay Medical Inc. and Hemolife Medical Inc. Dr. Maguire is a fellow of the American and Royal College of Surgeons and a member of more than 20 medical, academic and business societies. Dr. Maguire received an AB degree from Wesleyan University, an MD and PhD (Physiology and Biophysics) degrees from Georgetown University and an MBA degree from Pepperdine University. He completed surgical and cardiovascular fellowships at The Peter Bent Brigham Hospital, Harvard University, and Stanford University.

Michael E. Hanson – Director. Mr. Hanson is a founding partner of Barnard Life Sciences, a healthcare consulting company founded in 2001. From 2004 to 2009, Mr. Hanson was a member of the board of directors, compensation and audit committees, of Indevus Pharmaceuticals, culminating with Indevus’ 2009 Definitive Merger Agreement with Endo Pharmaceuticals Holdings, Inc. From 2002 to 2006, Mr. Hanson was a member of the board of directors, compensation and audit committees, of GlycoGenesis, an oncology-focused company. From 1998 to 2001, he was a member of the board of directors, compensation and audit committees, of MGI Pharma, Inc., which was later purchased by Eisai Pharmaceuticals. Mr. Hanson also serves on the board of directors of Eleos, Inc., and is also a member of Pearl Street Ventures, a venture capital firm that specializes in healthcare companies and Cardinal Equity Partners, a private equity firm. Previously, Mr. Hanson spent 25 years in positions of increasing responsibility at Eli Lilly and Co. His roles at Lilly included sales, sales management, marketing and operations. He served as President and General Manager of Eli Lilly Japan KK from 1989 to 1992. He subsequently served as Vice President of Lilly Research Laboratories with responsibilities for the Medical Department, a global organization responsible for the clinical development of pipeline products from Phase 1 through Phase 4 post marketing support and compliance studies. He culminated his Lilly career as President of the Internal Medicine Business Unit which included all cardiovascular and oncology products and became a member of the Lilly Operations Committee (the senior management group of the company at that time). Mr. Hanson received a B.S. in Pharmacy from North Dakota State University and an M.S. in Hospital Pharmacy Administration from the University of Minnesota, and attended the Advanced Management Program at Harvard Business School.

Richard D. Brounstein – Executive Vice President, Chief Financial Officer and Secretary. Mr. Brounstein became our principal financial officer and Secretary on a part-time basis on January 23, 2008. He took on his current role on a full-time basis on March 1, 2008.  From June 2001 through November 2007, Mr. Brounstein held several positions at Calypte Biomedical Corporation, a publicly traded medical device company, including Chief Financial Officer and most recently, Executive Vice President.  In January 2007, Mr. Brounstein was appointed as the National Member Representative for Financial Executives International (FEI) on the 2007 COSO Monitoring Project, which published new guidelines for monitoring internal financial controls in February 2009.In March 2005, Mr. Brounstein was appointed to the SEC Advisory Committee on Smaller Public Companies. Mr. Brounstein earned his Certified Public Accountant (CPA) certification while working at Arthur Andersen, formerly a public accounting firm. Mr. Brounstein holds a B.A. in Accounting and an M.B.A. in Finance, both from Michigan State University.

The Board of Directors and Its Committees

Our Board of Directors directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the full board of directors. At December 31, 2009, our Board of Directors consisted of seven directors, one was an independent Chairman of the Board of Directors and four of the remaining six are independent directors. By virtue of his position as the CEO, Dr. Vajdic is not considered to be an independent director. The other Board member represents our largest Preferred Series B investor. We have had three standing committees of our Board of Directors since the first half of 2008, an audit committee, a compensation committee and a corporate governance and nominating committee. Each of these three committees has adopted a charter that was approved by the entire Board of Directors on August 11, 2008 and amended February 17, 2009, and only independent directors serve on these committees.  The charters of these three standing committees are filed herewith as Exhibits 3.4(a), (b) and (c), respectively. The Audit Committee has an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. The audit committee financial expert is James A. Heisch, and he has been determined by the Board of Directors to be independent according to the NASDAQ Stock Market Listing Rules.

Actions performed by our standing committees of the Board include the recent appointee to the Board, executive compensation, the hiring of our independent public accountants and the oversight of the independent auditor relationship, the review of our significant accounting policies and our internal controls.

There is no established procedure for stockholder communications with members of the Board or the entire Board.  However, stockholders may communicate with our investor relations department and such communications are either responded to immediately or are referred to the Chief Executive Officer or Chief Financial Officer for response.

Board Meetings; Committee Meetings; and Annual Meeting Attendance

During 2009, the Board of Directors held four regular meetings in person and eight special telephonic meetings. Each meeting was attended by all of the members of the Board of Directors except one telephonic meeting.

During 2009, the Audit Committee held four meetings. These meetings were attended by all members.

During 2009, the Compensation Committee held three meetings. These meetings were attended by all members.

During 2009, the Corporate Governance and Nominating Committee held 2 meetings. These meetings were attended by all members.

No director failed to attend at least 75% of the meetings of the Board of Directors and 75% of the meetings of the Board committees upon which he served as a member. The Board of Directors does not have a policy regarding director attendance at the annual meeting.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has been an officer or employee of ours during years ending December 31, 2007, 2008 or 2009. In addition, during the most recent fiscal year, none of our executive officers served on the compensation committee (or equivalent), or the board, of another entity whose executive officer(s) served on our Compensation Committee or Board.

Compensation of the Members of the Board of Directors

Directors who are also our employees do not receive additional compensation for serving on the Board. Non-employee, independent directors are paid a director’s fee of $1,500 for each meeting of the Board of Directors they attend in person. In addition, each such director receives a stock option grant, pursuant to our 2004 Equity Incentive Plan or 2009 Equity Compensation Plan, of 100,000 shares of our common stock, vesting in equal monthly increments over 48 months. The stock option is subject to full acceleration upon a change of control transaction. The Chairman of the Board receives a stock option grant of 400,000 shares of our common stock, instead of the 100,000 shares granted to other members of our Board. Additional stock option grants will be granted to non-employee directors, other than the Chairman of the Board, on an annual basis as compensation for their participation in committees of the Board. In addition, in April 2009 we re-priced all previous granted stock options to $0.80, which was the market value at the time.  We also granted restricted stock units, or RSUs, vesting in two years, to all independent directors at this time. Directors received 25,000 RSUs each and the Chairman 50,000. The RSUs are subject to 50% acceleration upon a change of control transaction and the balance earlier than two years if ones services as a Board member terminate. All directors are reimbursed for their reasonable expenses incurred in attending Board of Directors meetings. We maintain directors and officers liability insurance.

On December 21, 2009, the Board approved a grant of options for 15,000 shares of common stock to Mr. Heisch, Mr. Blair and Dr. Maguire for their committee services in 2009. On May 12, 2009, Mr. Hanson received a 5,000 share grant when joining the Board’s Audit Committee. Both the May and December options are fully-vested and have an exercise price of $0.80 per share.

Name	Year	Cash compensation (2)	Option/RSU awards (3) ($)	Total ($)
(a)			(d)	(j)

Mark W. Kroll, Ph.D. FACC, FHRS, Chairman	2009	$6,000	$40,000	$46,000
	2008	$3,000	$723,934	$726,934

Branislav Vajdic, Ph.D., CEO		$—	$—	$—

Jess Jones, M.D.		$—	$—	$—

Robert N. Blair, M.Inst.P	2009	$6,000	$32,606	$38,606
	2008	$4,500	$64,431	$68,931

Michael E. Hanson (1)	2009	$4,500	$108,583	$113,083

James A. Heisch	2009	$6,000	$32,606	$38,606
	2008	$4,500	$333,718	$338,218

Patrick Maguire, M.D., Ph.D.	2009	$6,000	$32,606	$38,606
	2008	$4,500	$245,415	$249,915
____________

(1)	Mr. Hanson received no compensation in 2008, as he first became a director in 2009.
(2)
Since the May 2008 Board of Director’s meeting, we pay each independent director $1,500 for attending the quarterly Board of Directors’ meetings in-person. Directors are also reimbursed for their out-of-pocket travel expenses associated with their attendance at these Board of Directors’ meetings.

(3)
This dollar amount reflects the full fair value of the grant at the date of issuance and is recognized for financial statement reporting purposes with respect to each fiscal year over the vesting terms in accordance with ASC 718-10. Dr. Kroll was granted options to purchase 400,000 shares of common stock at $2.05 per share on March 18, 2008. Mr. Blair was granted options to purchase 250,000 shares of common stock at $0.01 per share in 2006, and options to purchase 15,000 shares at $4.72 on August 11, 2008. Mr. Heisch was granted options to purchase 100,000 shares of common stock at $3.05 per share on May 14, 2008 and options to purchase 15,000 shares at $4.72 on August 11, 2008. Dr. Maguire was granted options to purchase 100,000 shares of common stock at $2.05 per share on March 18, 2008 and options to purchase 15,000 shares at $4.72 on August 11, 2008. On April 15, 2009, the Company granted Dr. Kroll, Mr. Blair, Mr. Hanson, Mr. Heisch and Dr. Maguire 50,000, 25,000, 25,000, 25,000 and 25,000 restricted stock awards, respectively.  In addition, on April 15, 2009, we re-priced previously granted options to Dr. Kroll, Mr. Blair, Mr. Heisch and Dr. Maguire from an initial exercise prices of $2.05, $2.05, $3.27 (weighted average) and $2.40 (weighted average); (respectively) to $0.80. The change in re-pricing did not materially exceed the initial fair value previously determined.

Limitation on Liability and Indemnification of Directors and Officers

Our certificate of incorporation provides that no director or officer shall have any liability to the company if that person acted in good faith and with the same degree of care and skill as a prudent person in similar circumstances.

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers and may indemnify our employees or agents to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices or positions with us. However, nothing in our certificate of incorporation or bylaws protects or indemnifies a director, officer, employee or agent against any liability to which that person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of that person’s office or position. To the extent that a director has been successful in defense of any proceeding, the Delaware General Corporation Law provides that the director shall be indemnified against reasonable expenses incurred in connection with the proceeding.

Code of Ethics

We have adopted a Code of Business Conduct, which is our code of ethics, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the Code of Business Conduct is filed herewith as Exhibit 3.4(d).

Executive Compensation.

Summary Compensation Table

The following table sets forth all compensation we awarded or paid to all individuals serving as our chief executive officer and those individuals who received compensation in excess of $100,000 per year for the fiscal year ended December 31, 2009 (collectively, the “Named Executives”). Summary compensation is for the three fiscal years ended December 31, 2009.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock/RSU Awards	Option awards ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(j)

Branislav Vajdic, Chief	2009	$290,000	$100,000	$160,000	$—	$550,000
Executive Officer, Director (2)	2008	$290,000	$—	$—	$—	$290,000
	2007	$217,500	$97,150	$—	$786,484	$1,101,134

Vincent Renz, President and	2009	$270,000	$32,000	$180,000	$—	$482,000
President and	2008	$101,250	$—	$—	$3,637,010	$3,738,260
Chief Operating Officer (3)	2007	$—	$—	$—	$—	$—

Richard Brounstein,	2009	$240,000	$30,000	$100,000	$—	$370,000
Executive Vice President and	2008	$212,903	$7,500	$—	$1,139,569	$1,359,972
Chief Financial Officer (4)	2007	$—	$—	$—	$—	$—

Ihor Gussak,	2009	$260,000	$20,000	$180,000	$—	$460,000
Chief Medical Officer (5)	2008	$109,687	$65,000	$—	$2,807,405	$2,982,092
	2007	$—	$—	$—	$—	$—

Dorin Panescu,	2009	$260,000	$16,600	$240,000	$—	$516,600
Chief Technical Officer (6)	2008	$70,143	$—	$18,500	$1,247,961	$1,336,604
	2007	$—	$—	$—	$—	$—
____________

(1)
This is dollar amount reflects the full fair value of the grant at the date of issuance and is recognized for financial statement reporting purposes with respect to each fiscal year over the vesting terms in accordance with ASC 718-10.  Dr. Vajdic was granted options to purchase 880,000 shares of common stock at $0.02 per share pursuant to a consulting agreement we had with him dated March 1, 2007 and 1,000,000 at $0.22 per share pursuant to his employment agreement dated November 1, 2007. Mr. Renz was granted options to purchase 800,000 shares of common stock at $5.00 per share pursuant to his employment agreement dated August 18, 2008. Mr. Brounstein was granted options to purchase 630,000 shares of common stock at $2.05 per share pursuant to his employment agreement dated March 1, 2008. Dr. Gussak was granted options to purchase 700,000 shares of common stock at $4.30 per share pursuant to his employment agreement dated July 20, 2008.  Dr. Panescu was granted options to purchase 700,000 shares of common stock at $1.85 per share and a one-time stock award for 10,000 shares pursuant to his employment agreement dated October 20, 2008. On April 15, we granted Dr, Vajdic, Mr. Renz, Mr. Brounstein, Dr. Gussak and Dr. Panescu 200,000, 225,000, 125,000, 225,000 and 300,000 in restricted stock awards, respectively.  In addition, on April 15, 2009, we re-priced previously granted options to Mr. Renz, Mr. Brounstein, Dr. Gussak and Dr. Panescu from initial exercise prices of $5.00, $2.05, $4.30 and $1.85 (respectively) to $0.80. The change in re-pricing did not exceed the initial full fair value previously determined.

(2)
Branislav Vajdic’s 2009 and 2008 salary is based on his November 1, 2007 employment agreement of $290,000 annually, and his performance-based bonus was determined by the Compensation Committee of the Board based on reaching certain milestones during the year, with a formula range of 0% to 50%. 2007 salary includes the monthly salary of $12,000 he received from July 1, 2007 through December 27, 2007, plus compensation he earned under his employment agreement with us dated November 1, 2007. Under his employment agreement, Dr. Vajdic earned a mandatory bonus, which we have treated as salary (because he earned it in lieu of the annual salary of $290,000 he was entitled to under his employment agreement upon the closing of our December 27, 2007 PIPE financing). Dr. Vajdic received a lump sum payment equal to $217,500, his annual salary prorated from April 1, 2007, minus the monthly salary he received from July 1, 2007. Dr. Vajdic also received a performance-based bonus under his employment agreement based on reaching certain milestones enumerated in his employment agreement. For 2007, the Board of Directors determined his bonus as a percentage of his base salary based on the formula set forth in his employment agreement. His bonus equaled 33.5% of his base salary. The 2007 bonus formula range was 0% to 37.5%.

(3)
Vincent Renz’s salary is based on his August 18, 2008 employment agreement of $270,000 annually, and his performance-based bonus was determined by the Compensation Committee of the Board based on reaching certain milestones during the year with a formula range of 0% to 45%. Both were pro-rated for actual time worked during 2008.

(4)
Richard Brounstein’s salary is based his March 1, 2008 employment agreement of $240,000 annually, and his performance-based bonus was determined by the Compensation Committee of the Board based on reaching certain milestones during the year, with a formula range of 0% to 25%. In 2008, he had a part-time employment agreement in effect for January and February of 2008 and received a $7,500 signing bonus upon joining full time March 1, 2008. In 2008 the performance-based bonus was pro-rated for the period he was employed on a full-time basis.

(5)
Ihor Gussak’s salary is based on his July 20, 2008 employment agreement of $260,000 annually, and his performance-based bonus was determined by the Compensation Committee of the Board based on reaching certain milestones during the year, with a formula range of 0% to 30%. The salary and performance-based bonus are pro-rated for actual time worked during 2008. In 2008 he also received a $65,000 signing bonus.

(6)
Dorin Pansecu’s salary is based on his October 20, 2008 employment agreement of $260,000 annually, and his 2008 performance-based bonus was determined by the Compensation Committee of the Board based on reaching certain milestones during the year, with a formula range of 0% to 35%. Both are pro-rated for actual time worked during 2008. In 2008 he also received a signing bonus of 10,000 shares of common stock.

 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards granted to the Named Executive Officers that are outstanding at December 31, 2009.

Option Awards

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Option Exercise Price		Option Expiration Date
(a)	(b)		(c)(1)	(e)		(f) (2)

Branislav Vajdic, Chief Executive	100,000	(A)	-	$0.001		09/24/14
Officer and Director	880,000	(B)	-	$0.02		03/09/17
	694,442	(C)	305,558	$0.22		10/31/17

Vincent Renz President and Chief Operating Officer	266,667	(D)	533,333	$0.80	(E)	8/17/18

Richard Brounstein, Executive Vice President,	30,000	(B)	-	$0.80	(E)	3/17/18
Chief Financial Officer	262,500	(A)	337,500	$0.80	(E)	3/17/18

Ihor Gussak, Chief Medical Officer	247,917	(D)	452,083	$0.80	(E)	7/29/18

Dorin Panescu, Chief Technical Officer	218,750	(D)	481,250	$0.80	(E)	10/19/18
______

(1)
All awards were made under our 2004 Equity Incentive Plan and/or 2009 Equity Compensation Plan. The following footnotes set forth the vesting dates for the outstanding option awards (vesting generally depends upon continued employment and accelerates upon a change of control, as defined in the Plan):

A.	Options vest in equal monthly increments over 48 months or 1/48 per month.
B.	Options are fully vested.
C.	Options vest in equal monthly increments over 36 months or 1/36 per month.
D.	Options vest over 48 months with 25% vested at the end of the first year and the balance vesting monthly over the remaining 36 months.
E.	Option re-priced to market on April 15, 2009

(2)	Dates reflect expiration 10-years after grant dates.

Stock Awards

	Number of securities underlying unvested Restricted Stock Units (# RSUs)(1)	Market value of securities underlying unvested RSUs
	(A)	(B)
Branislav Vajdic, Chief Executive Officer and Director	200,000	$144,000
Vincent Renz President and Chief Operating Officer	225,000	$162,000
Richard Brounstein, Executive Vice President, Chief Financial Officer	125,000	$90,000
Ihor Gussak, Chief Medical Officer	225,000	$162,000
Dorin Panescu, Chief Technical Officer	300,000	$216,000

(1)
All awards were made under our 2009 Equity Compensation Plan. The following footnote sets forth the vesting dates for the outstanding awards (vesting generally depends upon continued employment and accelerates upon a change of control that impacts employee’s status, as defined in the Plan):

(A) RSUs cliff-vest in 24 months from the April 15, 2009 grant-date.
(B) Market value based on 12/31/09 value of $0.72 per underlying common share.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
	(a)	(b)	(c)

Equity compensation plans approved by security holders
2004 Equity Incentive Plan	8,675,144	$0.78	26,230

Equity compensation plans not approved by security holders

2009 Equity Compensation Plan
- options	95,000	$0.79
- RSUs	1,575,000	$0.00
Total	1,660,000	-	6,330,000

Total	10,335,144	-	6,356,230

Potential Payments upon Termination

Branislav Vajdic

Under the terms of his employment agreement, if Dr. Vajdic is “terminated other than for cause” or if he “voluntarily resigns for good reason” (as those terms are defined in his employment agreement), he is entitled to three years of “total cash compensation” less cash compensation he receives under the employment agreement for the three year period ending October 31, 2010.  “Total cash compensation” includes his base salary plus any cash bonuses, similar payments and benefits accrued to him.

Vincent Renz

Under the terms of his employment agreement, if Mr. Renz is “terminated other than for cause” (as that term is defined in his employment agreement), he is entitled to six-months of his then-base salary, and Cobra benefits as applicable.

Richard Brounstein

As of March 1, 2009, under the terms of his employment agreement, if Mr. Brounstein is “terminated other than for cause” (as that term is defined in his employment agreement), he is entitled to one year of his then-base salary, and Cobra benefits as applicable.

 Ihor Gussak

Under the terms of his employment agreement, if Dr. Gussak is “terminated other than for cause” (as that term is defined in his employment agreement), he is entitled to six-months of his then-base salary, and Cobra benefits as applicable.

Dorin Panescu

Under the terms of his employment agreement, if Dr. Panescu is “terminated other than for cause” (as that term is defined in his employment agreement), he is entitled to six-months of his then-base salary, and Cobra benefits as applicable.

Restricted Stock Units (RSUs)

In 2009, each member of management received grants of RSUs vesting 100% on termination by us without cause or termination by the management member for good reason.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of April 21, 2010 by (i) those persons or groups known to us to beneficially own more than 5% of our common stock; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. The information is determined in accordance with Rule 13-D-3 promulgated under the Exchange Act based upon information furnished by persons listed or contained in filings made by them with the SEC or by information provided by such persons directly to us. Except as indicated below, each of the stockholders listed below possesses sole voting and investment power with respect to their shares and the address of each person is c/o NewCardio, Inc., 2350 Mission College Boulevard, Suite 1175, Santa Clara, California, 95054.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock (2)

Branislav Vajdic, Ph.D. (3)	9,152,945	30.41%
Vincent W. Renz, Jr. (4)	522,653	1.82%
Richard Brounstein (5)	417,500	1.46%
Mark W. Kroll, Ph.D., FACC, FHRS (6)	226,033	*
Robert N. Blair, M.Inst.P. (7)	814,563	2.85%
James A. Heisch (8)	134,681	*
Jess Jones, M.D.	0	*
Patrick Maguire, M.D., Ph.D. (9)	88,847	*
Michael Hanson (10)	38,851	*
Ihor Gussak (11)	342,080	1.20%
Dorin Panescu (12)	287,081	1.01%
Vision Opportunity Master Fund, Ltd. (13)	3,006,466	9.99%
Vision Capital Advantage Fund, LP (13)	3,006,466	9.99%
Kenneth Londoner (14)	1,782,773	6.15%

All officers and directors as a group (11 persons)	12,025,234	37.11%

(1)
Includes securities exercisable or convertible into shares of common stock within 60 days of April 21, 2010 for each stockholder. Shares of common stock that are currently exercisable or exercisable within 60 days of April 21 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Applicable percentage ownership is based on 28,255,624 shares of common stock outstanding as of April 21, 2010, together with securities exercisable or convertible into shares of common stock within 60 days of April 21, 2010 for each stockholder. Shares of common stock that are currently exercisable or exercisable within 60 days of April 21 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Includes options to purchase 1,841,118 shares of common stock and warrants to purchase 2,000 shares of common stock.
(4)	Includes options to purchase 350,003 shares of common stock, warrants to purchase 50,000 shares of common stock and Series C Preferred convertible into 50,000 shares of common stock.
(5)	Includes options to purchase 367,500 shares of common stock, warrants to purchase 25,000 shares of common stock and Series C Preferred convertible into 25,000 shares of common stock.
(6)	Includes options to purchase 226,033 shares of common stock.
(7)	Includes options to purchase 194,257 shares of common stock, warrants to purchase 145,500 shares of common stock and Series C Preferred convertible into 10,000 shares of common stock.
(8)	Includes options to purchase 84.861 shares of common stock warrants to purchase 25,000 shares of common stock and Series C Preferred convertible into 25,000 shares of common stock.
(9)	Includes options to purchase 88,847 shares of common stock.
(10)	Includes options to purchase 38,851 shares of common stock.
(11)	Includes options to purchase 320,830 shares of common stock.
(13)
Includes 1,839,132 shares of common stock underlying convertible Preferred Stock and warrants. These stockholders have contractually agreed to restrict their ability to convert their shares of their Preferred Stock into shares of common stock and to exercise their warrants to purchase shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Each of Vision Opportunity Master Fund and Vision Capital Advantage Fund is affiliated with the other because of common management control.

(14)	Includes options to purchase 750,000 shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Effective October 31, 2009, Kenneth Londoner resigned as a full-time employee and signed a one-year, part time consulting agreement, continuing his business development responsibilities under this new arrangement. At this transition, the unvested portion of his 2007 option grant was accelerated. He also receives monthly cash payments of $14,300 as part of this consulting agreement. During the year ended December 31, 2009, the Company paid Mr. Londoner $28,600 and at December 31, 2009 there are no outstanding obligations under the agreement.

Director Independence

The Board of Directors has analyzed the independence of each director and has determined that the following directors are independent under the NASDAQ Stock Market Listing Rules and have no direct or indirect material relationships with us:

	Mark W. Kroll, Ph.D. FACC, FHRS*

	Patrick Maguire, M.D., Ph. D.*

	James A. Heisch*

	Michael Hanson*

	Robert M. Blair**

*   Mark Kroll, Patrick Maguire, Michael Hanson and James A. Heisch would qualify as being independent for the Audit Committee, or any committee.

**   Robert M. Blair has a consulting agreement and would not qualify as independent for the Audit Committee under the NASDAQ Stock Market Listing Rules. This agreement is not however a material agreement as defined by Item 404(a).

            In particular, the Board of Directors has determined that these directors have no relationships, other than as described above, that would cause them not to be independent under the specific criteria of Section 5605(a)(2) of the NASDAQ Stock Market Listing Rules.

PLAN OF DISTRIBUTION

We are offering up to     Units, each consisting of one share of common stock, together with a warrant to purchase one half of one share of common stock, for the per Unit price of $   . We intend to engage a licensed broker-dealer as our placement agent for this offering. The placement agent will not purchase or sell any Units, nor will they be required to arrange for the purchase and sale of any specific number or dollar amount of Units, other than to use their “best efforts” to arrange for the sale of Units by us. Therefore, we may not sell the entire amount of Units being offered.

Upon the closing of the offering, we expect to pay the placement agent a cash transaction fee equal to approximately 7% of the gross proceeds to us from the sale of the Units in the offering. In addition to this transaction fee, we expect to grant a five year compensation warrant to the placement agent to purchase a number of shares of our common stock equal to approximately 7% of the number of shares of common stock sold by us in the offering, excluding the shares that may be issued upon exercise of the warrants included in the offering. The compensation warrants will be substantially on the same terms as the warrants included in the offering, except that the compensation warrants will comply with FINRA Rule 5110(g)(1) in that for a period of six months after the issuance date of the compensation warrants (which shall not be earlier than the closing date of the offering pursuant to which the compensation warrants are being issued), neither the compensation warrants nor any warrant shares issued upon exercise of the compensation warrants may be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the compensation warrants are being issued, except the transfer of any security as permitted by the FINRA rules.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any commissions received by it and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent would be required to comply with the requirements of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants to purchase shares of common stock by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, is only a summary. You should also refer to our Amended and Restated Certificate of Incorporation, a copy of which is filed herewith as an exhibit to the registration statement of which this prospectus is a part, and our Amended and Restated Bylaws, a copy of which is filed as Exhibit 3.2 to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 99,000,000 shares of common stock, $0.001 par value per share. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Amended and Restated Certificate of Incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time.

Holders of common stock have no preemptive subscription, redemption or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and nonassessable.

Unit Warrants

In connection with this offering, we will issue warrants to purchase up to       shares of our common stock. For every two shares of common stock issued, we will issue a warrant to purchase one share of our common stock at an initial exercise price of $    per share. The warrants are exercisable six months after the date of issuance and have a five year term.

The warrants may be exercised only for full shares of common stock, and may be exercised on a “cashless” basis. Warrant holders do not have any voting or other rights as a stockholder of our Company. The exercise price and the number of shares purchasable upon exercise of each warrant will be subject to adjustment upon the occurrence of certain events, such as stock distributions and splits.

EXPERTS

Our financial statements as of December 31, 2009 and 2008 have been included herein in reliance upon the report of RBSM LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock and warrants being offered hereby.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have a provision in our charter, by-laws, or other contracts providing for indemnification of our officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, we file or furnish annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act, with the SEC. These reports will be available as soon as reasonably practical after such reports are electronically filed with, or furnished to, the SEC.  All of these documents are available in print without charge to stockholders upon request. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

NEWCARDIO, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INDEX TO FINANCIAL STATEMENTS

Page

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets at of December 31, 2009 and 2008	F-2

Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007 and from the period September 7, 2004 (date of inception) to December 31, 2009	F-3

Consolidated Statement of Stockholders’ (Deficit) Equity for the period from September 7, 2004 (date of inception) to December 31, 2009	F-4 – F-12

Consolidated Statements of Cash Flows for the year ended December 31, 2009, 2008 and 2007 and from the period September 7, 2004 (date of inception) to December 31, 2009	F-13

Notes to Consolidated Financial Statements	F-14 – F-38

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
NewCardio, Inc.
Santa Clara, California

We have audited the accompanying consolidated balance sheets of NewCardio, Inc. and its wholly owned subsidiary (the “Company”), a development stage Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholder’s (deficit) equity and cash flows for each of the two years in the period ended December 31, 2009 and the period September 7, 2004 (date of inception) through December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance   about whether the financial   statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NewCardio, Inc.  at  December 31, 2009 and 2008 and the results of its operations  and its cash flows for the each of the two  years  in the period ended  December 31, 2009 and the period September 7, 2004 (date of inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant losses since inception. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans, with respect to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

By:	/s/ RBSM LLP
RBSM LLP Certified Public Accountants

New York, New York

February 23, 2010 (except for Note 14, as to which the date is April 30, 2010)

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS
Current assets:
Cash	$1,386,007	$2,324,793
Short term investment	25,010	2,143,457
Prepaid expenses	111,871	118,454
Prepaid commitment fees	556,875	-
Total current assets	2,079,763	4,586,704

Property, plant and equipment, net of accumulated depreciation of $79,041 and $19,208 as of December 31, 2009 and 2008, respectively	198,955	110,718

Other assets:
Deposits	22,600	22,600

	$2,301,318	$4,720,022

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$480,152	$842,510
Note payable, related party, current portion	-	10,316
Put liability	744,280	744,280
Total current liabilities	1,224,432	1,597,106

Warrant liability	1,078,292	-
Reset derivative	687,958	-
Total liabilities	2,990,682	1,597,106

Preferred shares subject to liability conversion	784,010	-

Stockholders' equity (deficit)
Preferred stock, $0.001 par value; 1,000,000 shares authorized:
Preferred stock Series B, $0.001 par value; 18,000 shares designated; 16,435 shares issued and outstanding as of December 31, 2009 and 2008	16	16
Common stock, $0.001 par value, 99,000,000 shares authorized; 24,290,279 and 22,335,595 shares issued and outstanding as of December 31, 2009 and 2008, respectively	24,290	22,336
Additional paid in capital	29,432,680	24,440,311
Deficit accumulated during development stage	(30,930,360)	(21,339,747)
Total stockholders' equity (deficit)	(1,473,374)	3,122,916

	$2,301,318	$4,720,022

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

			From September 7, 2004
	Year ended December 31,		(date of inception) through
	2009	2008	December 31, 2009
Operating expenses:
Selling, general and administrative	$6,904,521	$5,684,723	$11,564,320
Depreciation	59,833	18,614	79,041
Research and development	3,047,994	2,126,084	6,333,104
Total operating expenses	10,012,348	7,829,421	17,976,465

Net loss from operations	(10,012,348)	(7,829,421	(17,976,465)

Other income (expense)
Gain (loss) on change in fair value of warrant liability and reset derivative	907,866	(5,012,875	(4,105,009)
Other financing costs	(512,330)	(1,495,044	(5,118,452)
Interest, net	26,199	155,701	(912,724)

Net loss before income taxes	(9,590,613)	(14,181,639	(28,112,650)

Provision for income taxes	-	-	-

Net loss	(9,590,613)	(14,181,639	(28,112,650)

Preferred stock dividend	(784,010)	(754,328	(4,356,048)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(10,374,623)	$(14,935,967	$(32,468,698)

Net (loss) income per share-basic and fully diluted	$(0.44)	$(0.71

Weighted average number of shares-basic and fully diluted	23,726,059	20,945,436

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance, September 7, 2004	-	$-	-	$-	-	$-	$-	$-	$-	$-
Adjustment of recapitalization
Common stock issued to founders at $0.001 per share in September 2004	-	-	-	-	3,176,642	3,177	-	-	-	3,177
Common stock issued for intellectual property at $0.001 per share in September 2004	-	-	-	-	260,152	260	-	-	-	260
Common stock issued in connection with options exercised at $0.001 per share in November 2004	-	-	-	-	300,000	300	-	-	-	300
Preferred stock issued to founders at $0.01 per share in September 2004	4,563,206	456	-	-	-	-	45,176	-	-	45,632
								-
Fair value of options issued in September 2004	-	-	-	-	-	-	263	-	-	263
Net loss	-	-	-	-	-	-	-	-	(172,343)	(172,343)
Balance, December 31, 2004	4,563,206	$456	-	$-	3,736,794	$3,737	$45,439	$-	$(172,343)	$(122,711)

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance forward	4,563,206	$456	-	$-	3,736,794	$3,737	$45,439	$-	$(172,343)	$(122,711)
Fair value of options issued in August 2005	-	-	-	-	-	-	44,558	-	-	44,558
Fair value of warrants issued in conjunction with issuance of Series A-2 preferred stock	-	-	-	-	-	-	232,502	-	-	232,502
Net loss	-	-	-	-	-	-	-	-	(604,739)	(604,739)
Balance, December 31, 2005	4,563,206	456	-	-	3,736,794	3,737	322,499	-	(777,082)	(450,390)
Common stock issued at $0.10 per share for services rendered in March 2006	-	-	-	-	278,375	278	27,560	-	-	27,838
Fair value of options issued in July 2006	-	-	-	-	-	-	60,082	-	-	60,082
Fair value of warrants issued in conjunction with convertible debenture	-	-	-	-	-	-	1,572	-	-	1,572
Fair value of options issued in September 2006	-	-	-	-	-	-	9,729	-	-	9,729
Common stock issued at $0.10 per share for services rendered in October 2006	-	-	-	-	75,000	75	7,425	-		7,500
Fair value of options issued in October 2006	-	-	-	-	-	-	7,006	-	-	7,006
Net loss	-	-	-	-	-	-	-	-	(378,175)	(378,175)
Balance, December 31, 2006	4,563,206	$456	-	$-	4,090,169	$4,090	$435,873	$-	$(1,155,257)	$(714,838)

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance forward	4,563,206	$456	-	$-	4,090,169	$4,090	$435,873	$-	$(1,155,257)	$(714,838)
Fair value of warrants issued in conjunction with convertible debenture	-	-	-	-	-	-	4,141	-	-	4,141
Fair value of options for services rendered	-	-	-	-	-	-	201,424	-	-	201,424
Common stock subscription received in June 2007	-	-	-	-	-	-	-	84,000	-	84,000
Common stock issued in June 2007 at $0.02 per share for services rendered issued at fair value of $0.10 per share	-	-	-	-	4,200,000	4,200	415,800	(84,000)	-	336,000
Common stock issued in connection with options exercised at $0.01 per share in June 2007	-	-	-	-	137,500	138	1,237	-	-	1,375
Common stock issued in connection with options exercised at $0.001 per share in July 2007	-	-	-	-	100,000	100	-	-	-	100
Common stock issued in connection with options exercised at $0.01 per share in July 2007	-	-	-	-	204,000	204	1,836	-	-	2,040
Common stock subscription received in September 2007	-	-	-	-	-	-	-	29,513	-	29,513
Common stock issued in September 2007 at $0.02 per share for services rendered issued at fair value of $0.10 per share	-	-	-	-	1,475,631	1,476	146,087	(29,513)	-	118,050
Common stock issued in connection with options exercised at $0.001 per share in October 2007	-	-	-	-	300,000	300	-	-	-	300
Common stock issued in connection with options exercised at $0.01 per share in December 2007	-	-	-	-	110,000	110	990	-	-	1,100
Subtotal	4,563,206	$456	-	$-	10,617,300	$10,618	$1,207,388	$-	$(1,155,257)	$63,205

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance forward	4,563,206	$456	-	$-	10,617,300	$10,618	$1,207,388	$-	$(1,155,257)	$63,205
Common stock issued in connection with options exercised at $0.02 per share in December 2007	-	-	-	-	50,000	50	950	-	-	1,000
Effect of merger with New Cardio, Inc. (Formerly Marine Park Holdings, Inc.) on December 27, 2007	-	-	-	-	1,554,985	1,555	(1,555)	-	-	-
Effective with the merger, the conversion of the preferred stock to common shares at December 27, 2007	(4,563,206)	(456)	-	-	4,563,206	4,563	(4,107)	-	-	-
Effective with the merger, the conversion of the Series A-2 preferred stock, initially classified as debt, to common shares at December 27, 2007	-	-	-	-	2,592,000	2,592	256,608	-	-	259,200
Effective with the merger, the conversion of convertible debentures inclusive of interest to common shares at December 27, 2007	-	-	-	-	267,900	268	196,691	-	-	196,959
Common stock issued as beneficial conversion feature in conjunction with settlement of convertible debentures	-	-	-	-	592,131	592	425,742	-	-	426,334
Fair value of warrants issued as compensation for financing	-	-	-	-	-	-	355,034	-	-	355,034
Fair value of warrants issued in conjunction with convertible debentures	-	-	-	-	-	-	598,693	-	-	598,693
Beneficial conversion feature of preferred stock	-	-	-	-	-	-	2,817,710	-	-	2,817,710
Dividend on preferred stock	-	-	-	-	-	-	-	-	(2,817,710)	(2,817,710)
Net loss	-	-	-	-	-	-	-	-	(3,185,141)	(3,185,141)
Balance, December 31, 2007	-	$-	-	$-	20,237,522	$20,238	$5,853,154	$-	$(7,158,108)	$(1,284,716)

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance forward	-	$-	-	$-	20,237,522	$20,238	$5,853,154	$-	$(7,158,108)	$(1,284,716)
Fair value of vested options for services rendered	-	-	-	-	-	-	2,260,570	-	-	2,260,570
Fair value of vested warrants for services rendered	-	-	-	-	-	-	481,855	-	-	481,855
Common stock issued in settlement of preferred stock dividends	-	-	-	-	273,245	273	621,396	-	-	621,669
Common stock issued in connection with options exercised at $0.01 per share in May 2008	-	-	-	-	25,000	25	225	-	-	250
Common stock issued in May 2008 at $3.50 in connection for services rendered	-	-	-	-	50,000	50	(50)	-	-	-
Common stock issued in connection with options exercised at $0.001 per share in June 2008	-	-	-	-	10,000	10	-	-	-	10
Common stock issued in connection with options exercised at $0.22 per share in June 2008	-	-	-	-	15,000	15	3,285	-	-	3,300
Common stock issued in June 2008 at $3.65 in connection for services rendered	-	-	-	-	5,000	5	18,245	-	-	18,250
Common stock issued in June 2008 at $3.30 in connection for services rendered	-	-	-	-	3,000	3	9,897	-	-	9,900
Subtotal	-	$-	-	$-	20,618,767	$20,619	$9,248,577	$-	$(7,158,108)	$2,111,088

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance forward	-	$-	-	$-	20,618,767	$20,619	$9,248,577	$-	$(7,158,108)	$2,111,088
Common stock issued in June 2008 at $3.25 in connection for services rendered	-	-	-	-	50,000	50	(50)	-	-	-
Common stock issued in July 2008 at $3.25 in connection with serviced rendered	-	-	-	-	3,000	3	9,747	-	-	9,750
Common stock issued in connection with options exercised at $0.01 per share in July 2008	-	-	-	-	31,000	31	279	-	-	310
Common stock issued in connection with options exercised at $0.01 per share in August 2008	-	-	-	-	72,021	72	648	-	-	720
Common stock issued in connection with options exercised at $0.22 per share in August 2008	-	-	-	-	8,333	8	1,825	-	-	1,833
Common stock issued in connection with conversion of preferred stock in August 2008	-	-	-	-	25,000	25	6,012	-	-	6,037
Common stock issued in connection with conversion of preferred stock in September 2008	-	-	-	-	241,119	241	57,989	-	-	58,230
Common stock issued in connection with exercise of warrants	-	-	-	-	898,504	899	(899)	-	-	-
Subtotal	-	$-	-	$-	21,947,744	$21,948	$9,324,128	$-	$(7,158,108)	$2,187,968

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance forward	-	$-	-	$-	21,947,744	$21,948	$9,324,128	$-	$(7,158,108)	$2,187,968
Common stock issued in connection with options exercised at $0.01 per share in October 2008	-	-	-	-	12,917	13	116	-	-	129
Common stock issued in October 2008 at $1.85 per share for services rendered	-	-	-	-	10,000	10	18,490	-	-	18,500
Common stock issued in connection with options exercised at $0.01 per share in November 2008	-	-	-	-	23,750	24	213	-	-	237
Common stock issued in connection with options exercised at $0.02 per share in November 2008	-	-	-	-	7,500	7	143	-	-	150
Common stock issued in November 2008 in connection with conversion of redeemable preferred stock	-	-	-	-	333,684	334	80,250	-	-	80,584
Preferred Series B stock issued in exchange redeemable Series A preferred stock	-	-	9,665	10	-	-	3,490,676	-	-	3,490,686
Preferred Series B stock issued in settlement of Series A preferred stock dividend	-	-	134	-	-	-	127,816	-	-	127,816
Exercise of warrants subject to redemption in exchange for Series B preferred stock	-	-	2,267	2	-	-	2,925,743	-	-	2,925,745
Warrants exchanged for Series B preferred stock	-	-	4,369	4	-	-	2,074,452	-	-	2,074,456
Modification of terms of warrants subject to redemption to equity instrument	-	-	-	-	-	-	6,815,112	-	-	6,815,112
Amortization of deferred compensation	-	-	-	-	-	-	337,500	-	-	337,500
Dividend on preferred stock	-	-	-	-	-	-	(754,328)	-	-	(754,328)
Net loss	-	-	-	-	-	-	-	-	(14,181,639)	(14,181,639)
Balance, December 31, 2008	-	$-	16,435	$16	22,335,595	$22,336	$24,440,311	$-	$(21,339,747)	$3,122,916

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance forward	-	$-	16,435	$16	22,335,595	$22,336	$24,440,311	$-	$(21,339,747)	$3,122,916
Dividend on preferred stock	-	-	-	-	3,973	4	4,839	-	-	4,843
Fair value of vested options issued for services rendered	-	-	-	-	-	-	3,885,337	-	-	3,885,337
Fair value of vested warrants issued for services rendered	-	-	-	-	-	-	271,563	-	-	271,563
Common stock issued in January 2009 at $1.60 per share for services rendered	-	-	-	-	2,500	2	3,998	-	-	4,000
Common Stock issued in connection with options exercised at $0.01 per share in February 2009	-	-	-	-	69,792	70	628	-	-	698
Exercise of warrants on a cashless basis	-	-	-	-	1,395,000	1,395	(1,395)	-	-	-
Common Stock issued in connection with options exercised at $0.01 per share in March 2009	-	-	-	-	26,250	26	236	-	-	262
Common stock issued in connection with options exercised at $0.02 per share in March 2009	-	-	-	-	9,174	9	175	-	-	184
Common stock issued in connection with options exercised at $0.22 per share in March 2009	-	-	-	-	12,495	13	2,736	-	-	2,749
Subtotal	-	$-	16,435	$16	23,854,779	$23,855	$28,608,428	$-	$(21,339,747)	$7,292,552

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC
(a development stage company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
From September 7, 2004 (date of inception) through December 31, 2009

	Preferred								Deficit
	Preferred Founders		Preferred Series B		Common		Additional Paid in	Common stock	accumulated during development
	Stock	Amount	Stock	Amount	Stock	Amount	Capital	Subscriptions	stage	Total
Balance forward	-	$-	16,435	$16	23,854,779	$23,855	$28,608,428	$-	$(21,339,747)	$7,292,552
Common stock issued in connection with options exercised at $0.02 per share in April 2009	-	-	-	-	25,000	25	475	-	-	500
Exercise of warrants on a cashless basis	-	-	-	-	120,000	120	(120)	-	-	-
Common stock issued in connection with options exercised at $0.22 per share in June 2009	-	-	-	-	13,000	13	2,847	-	-	2,860
Fair value of vested restricted stock units issued for services rendered	-	-	-	-	-	-	422,231	-	-	422,231
Change in fair value of re priced vested options	-	-	-	-	-	-	6,677	-	-	6,677
Fair value of warrants issued in connection with financing costs	-	-	-	-	-	-	978,954	-	-	978,954
Amortization of discount relating to Series C preferred stock	-	-	-	-	-	-	(784,010)	-	-	(784,010)
Common stock issued in connection with options exercised at $0.01 per share in August 2009	-	-	-	-	7,500	7	68	-	-	75
Common stock issued in connection with options exercised at $0.22 per share in October 2009	-	-	-	-	5,000	5	1,095	-	-	1,100
Common stock issued in November 2009 at $0.73 per share for services rendered	-	-	-	-	150,000	150	109,350	-	-	109,500
Common stock issued in November 2009 at $0.70 per share for services rendered	-	-	-	-	25,000	25	17,475	-	-	17,500
Common stock issued in December 2009 at $0.77 per share for services rendered	-	-	-	-	90,000	90	69,210	-	-	69,300
Net loss	-	-	-	-	-	-	-	-	(9,590,613)	(9,590,613)
Balance, December 31, 2009	-	$-	16,435	$16	24,290,279	$24,290	$29,432,680	$-	$(30,930,360)	$(1,473,374)

The accompanying notes to these consolidated financial statements

NEWCARDIO, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			From September 7, 2004
	Year ended December 31,		(date of inception) through
	2009	2008	December 31, 2009
Cash flows from operating activities:
Net loss for the period	$(9,590,613)	$(14,181,639)	$(28,112,650)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	59,833	18,614	79,041
Amortization of prepaid commitment fees	378,984	-	378,984
Amortization of deferred compensation	-	337,500	337,500
Common stock issued to founders for services rendered	-	-	3,177
Common stock issued for intellectual property	-	-	260
Common stock issued for services rendered	200,300	56,400	746,088
Common stock issued as beneficial conversion feature in conjunction with settlement of convertible debentures	-	-	426,334
Series A-Preferred stock issued to founders for services rendered	-	-	45,632
Series A-2-Preferred stock issued for services rendered	-	-	180,121
Series B-Preferred stock issued in connection with conversion of Series A-Preferred stock	-	1,551,044	1,551,044
Notes payable issued in conjunction with services rendered	-	-	10,316
Options converted for services rendered	-	3,300	3,300
Fair value of options issued for services rendered	3,885,337	2,260,570	6,468,969
Fair value of warrants issued as compensation for services	271,563	481,855	753,418
Fair value of restricted stock units issued for services rendered	422,231	-	422,231
Change in fair value of repriced vested options	6,677	-	6,677
Fair value of warrants issued in conjunction with issuance of Series A-2 preferred stock	-	-	232,502
Change in fair value of warrants issued in conjunction with issuance of Series A redeemable preferred stock	-	5,012,875	5,012,875
Change in fair value of warrants and reset derivative liabilities in connection with Series C redeemable preferred stock	(907,867)	-	(907,867)
Fair value of warrants issued in settlement of convertible debentures	-	-	598,692
Amortization of debt discount attributable to subordinated convertible debt	-	-	5,713
(Increase) decrease in:
Prepaid expenses	(18,417)	(118,454)	(136,871)
Deposits	-	(22,600)	(22,600)
Decrease in:
Accounts payable and accrued liabilities	(357,515)	(89,579)	343,611
Net cash (used in) operating activities	(5,649,487)	(4,690,114)	(11,573,503)

Cash flows from investing activities:
Purchase of property plant and equipment	(148,070)	(121,645)	(277,996)
Sale (purchases) of short term investment	2,118,447	2,856,543	(25,010)
Net cash provided by (used in) investing activities	1,970,377	2,734,898	(303,006)

Cash flows from financing activities:
Payments on notes payable	(10,316)	-	(10,316)
Proceeds from exercise of common stock options	8,428	3,639	18,283
Proceeds from exercise of warrants		2,799,745	2,799,745
Proceeds from the sale of Series A-2 preferred stock	-	-	79,079
Proceeds from sale of Series A preferred stock	-	-	7,342,500
Proceeds from sale of Series C preferred stock	2,742,212	-	2,742,212
Proceeds from sale of common stock	-	-	113,513
Proceeds from convertible debt, net	-	-	177,500
Net cash provided by financing activities	2,740,324	2,803,384	13,262,516

Net (decrease) increase in cash and cash equivalents	(938,786)	848,168	1,386,007
Cash and cash equivalents at beginning of period	2,324,793	1,476,625	-

Cash and cash equivalents at end of period	$1,386,007	$2,324,793	$1,386,007

Supplemental disclosures of cash flow information:
Taxes paid	$7,440	$-	$7,440
Interest paid	$1,117	$-	$1,117

Non cash financing activities:
Fair value of warrants issued with redeemable preferred stock	$2,052,181	$-	$4,802,973
Fair value of warrants issued as compensation for financing	$978,955	$-	$1,333,989
Beneficial conversion feature of redeemable preferred stock	$2,674,116	$-	$5,491,826
Preferred stock dividend - non-cash	$784,010	$754,328	$4,356,048

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the presentation of the accompanying financial statements follows:

Basis and business presentation

NewCardio, Inc. (the “Company”) was incorporated under the laws of the State of Delaware in September 2004.  The Company is in the development stage, as defined by Accounting Standards Codification subtopic 915-10, Development Stage Entities ("ASC 915-10") and is a cardiac diagnostic technology provider focused on the research, development and commercialization of proprietary software platform technology products and services for the non-invasive diagnosis and monitoring of cardiovascular disease (“CVD”), as well as the cardiac safety assessment of drugs under development.   To date, the Company has not generated sales revenues, has incurred expenses and has sustained losses.  Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise.  For the period from inception through December 31, 2009, the Company has accumulated a deficit through its development stage of $30,930,360.

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary NewCardio Technologies, Inc. (“New Cardio Technologies”).  All significant intercompany balances and transactions have been eliminated in consolidation.

Reverse Merger and Corporate Restructure

On December 27, 2007, the Company consummated a reverse merger by entering into a share exchange agreement (the “Share Exchange”) with the stockholders of NewCardio Technologies, pursuant to which the stockholders of NewCardio Technologies  exchanged all of the issued and outstanding capital stock of NewCardio Technologies for 18,682,537 shares of common stock of the Company representing 92% of the Company’s outstanding capital stock, after the return to treasury and retirement of 9,445,015 shares of common stock of the Company held by certain stockholders of the Company concurrently with the Share Exchange. Prior to the Share Exchange, the Company was an inactive corporation with no significant assets and liabilities and was considered as “Shell Company” under the SEC guidelines

As a result of the Share Exchange, there was a change in control of the Company. In accordance with Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10) Accounting Standards Codification subtopic 805-10, Business Combinations (“ASC 805-10), the Company was the acquiring entity. In substance, the Share Exchange is a recapitalization of the Company’s capital structure rather than a business combination and accounted for as such.

All reference to Common Stock shares and per share amounts have been retroactively restated to effect the reverse merger as if the transaction had taken place as of the beginning of the earliest period presented.

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Reclassification

Certain reclassifications have been made to prior periods’ data to conform with the current year’s presentation. These reclassifications had no effect on reported income or losses.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification subtopic 605-10, Revenue Recognition (“ASC 605-10”) which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

ASC 605-10 incorporates Accounting Standards Codification subtopic 605-25, Multiple-Element Arraignments (“ASC 605-25”). ASC 605-25 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing 605-25 on the Company's financial position and results of operations was not significant.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Commitment Fees

The Company amortizes commitment fees paid in connection with establishment of a credit facility are ratably over the term of the credit facility commitment. (See note 7)

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”).  ASC 820-10 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. ASC 820-10 delays, until the first quarter of fiscal year 2009, the effective date for ASC 820-10 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of ASC 820-10 did not have a material impact on the Company’s financial position or operations. Refer to Footnote 11 for further discussion regarding fair valuation.

Short Term Investments

Short-term investment consists of a bank certificate of deposit that matures within the next 12 months.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. For financial statement purposes, property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Long-Lived Assets

The Company has adopted The Company has adopted Accounting Standards Codification subtopic 360-10, Property, Plant and Equipment (“ASC 360-10”). ASC 360-10 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. ASC 360-10 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Income Taxes

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.  The adoption of ASC 740-10 did not have a material impact on the Company’s consolidated results of operations or financial condition.

Comprehensive Income

The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss per Share

The Company has adopted Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”) specifying the computation, presentation and disclosure requirements of earnings per share information. Basic loss per share have been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted loss per share because there effect is anti-dilutive on the computation. Fully diluted shares outstanding were 48,087,203 and 44,788,587 for the years ended December 31, 2009 and 2008, respectively.

Stock based compensation

Effective for the year beginning January 1, 2006, the Company has adopted Accounting Standards Codification subtopic 718-10, Compensation (“ASC 718-10”) which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in ASC 718-10.  The Company implemented ASC 718-10 on January 1, 2006 using the modified prospective method.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

As more fully described in Note 10 below, the Company granted equity based compensation over the years to employees of the Company under its equity plans.  The Company granted non-qualified stock options to purchase 510,000 and 4,075,000 shares of common stock during the year ended December 31, 2009 and 2008, respectively, to employees and directors of the Company under the 2004 Equity Incentive Plan and the 2009 Equity Compensation Plan as well as 1,470,000 restricted stock units during the year ended December 31, 2009 under the 2009 Equity Compensation Plan.

As of December 31, 2009, there were outstanding employee stock options to purchase 7,365,000 shares of common stock, 4,273,400 shares of which were vested.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions.  At times, such investments may be in excess of the FDIC insurance limit.

Reliance on Key Personnel and Consultants

The Company has only 10 full-time employees and no part-time employees.  Additionally, there are approximately 15 consultants performing various specialized services.  The Company is heavily dependent on the continued active participation of these current executive officers, employees and key consultants. The Company maintains $2 million in key life insurance on the CEO and nothing for any of the other executive officers or other personnel. The loss of any of the senior management or key consultants could significantly and negatively impact the business until adequate replacements can be identified and put in place.

Research and Development

The Company accounts for research and development costs in accordance with Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred.  Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $3,047,994, $2,126,084 and $6,333,104 for the years ended December 31, 2009 and 2008 and from September 7, 2004 (date of inception) through December 31, 2009, respectively.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. The carrying amount for the Series C convertible preferred stock approximate fair value.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

Effective January 1, 2008, the Company adopted FASB ASC 820-10, Fair Value Measurements and Disclosures – Overall (“ASC 820-10”) with respect to its financial assets and liabilities. In February 2008, the FASB issued updated guidance related to fair value measurements, which is included in the Codification in ASC 820-10-55, Fair Value Measurements and Disclosures – Overall – Implementation Guidance and Illustrations. The updated guidance provided a one year deferral of the effective date of ASC 820-10 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company adopted the provisions of ASC 820-10 for non-financial assets and non-financial liabilities effective January 1, 2009, and such adoption did not have a material impact on the Company’s consolidated results of operations or financial condition.

Effective April 1, 2009, the Company adopted FASB ASC 820-10-65, Fair Value Measurements and Disclosures – Overall – Transition and Open Effective Date Information (“ASC 820-10-65”). ASC 820-10-65 provides additional guidance for estimating fair value in accordance with ASC 820-10 when the volume and level of activity for an asset or liability have significantly decreased. ASC 820-10-65 also includes guidance on identifying circumstances that indicate a transaction is not orderly. The adoption of ASC 820-10-65 did not have an impact on the Company’s consolidated results of operations or financial condition.

Effective April 1, 2009, the Company adopted FASB ASC 825-10-65, Financial Instruments – Overall – Transition and Open Effective Date Information (“ASC 825-10-65”). ASC 825-10-65 amends ASC 825-10 to require disclosures about fair value of financial instruments in interim financial statements as well as in annual financial statements and also amends ASC 270-10 to require those disclosures in all interim financial statements. The adoption of ASC 825-10-65 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”, which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also required disclosure of the date through which subsequent events are evaluated by management.  ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively.  Because ASC Topic 855 impacted the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact our results of operations or financial condition.  See Note 14 for disclosures regarding our subsequent events.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncements (continued)

Effective July 1, 2009, the Company adopted FASB ASU No. 2009-05, Fair Value Measurements and Disclosures (Topic 820) (“ASU 2009-05”). ASU 2009-05 provided amendments to ASC 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. ASU 2009-05 also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. Adoption of ASU 2009-05 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to FASB ASC Topic 605, Revenue Recognition) (“ASU 2009-13”) and ASU 2009-14, Certain Arrangements That Include Software Elements, (amendments to FASB ASC Topic 985, Software) (“ASU 2009-14”). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company does not expect adoption of ASU 2009-13 or ASU 2009-14 to have a material impact on the Company’s consolidated results of operations or financial condition.

NOTE 2 – GOING CONCERN MATTERS

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements during year ended December 31, 2009, the Company incurred net losses attributable to common shareholders of $10,374,623, incurred net losses attributable to common shareholders of $32,468,698 from its inception on September 7, 2004 through December 31, 2009 and used $11,573,503 in cash for operating activities from its inception through December 31, 2009. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations. Management is devoting substantially all of its efforts to developing its products and services and there can be no assurance that the Company's efforts will be successful. However, the planned principal operations have not commenced and no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 3 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment at December 31, 2009and 2008 are as follows:

	2009	2008

Computer equipment	$122,154	$45,240
Furniture and fixtures	65,883	61,686
Research equipment	48,706	23,000
Software	23,455	-
Production equipment	17,798	-
Less: accumulated depreciation	(79,041)	(19,208)
	$198,955	$110,718

The Company uses the straight line method of depreciation over 3 to 5 years. During the years ended December 31, 2009 and 2008, depreciation expense charged to operations was $59,833 and $18,614, respectively.

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company has consulting agreements with independent contractors, certain of whom are also Company stockholders plus one Board member. See Footnote 5 for related party transactions. The agreements are generally short term and milestones based and include cash compensation, equity compensation or a combination thereof. Accounts payable and accrued liabilities at December 31, 2009 and 2008 are comprised of trade payables and accrued expenses.

NOTE 5 – RELATED PARTY TRANSACTIONS

Notes payable related party is comprised of a promissory note totaling $10,316, due November 15, 2008 with interest at 4.9% per annum due upon maturity to a former director and shareholder of the Company. The note was paid in January 2009.

In September 2007, the Company entered into a three-year consulting agreement with E4, LLC, a greater than 5% shareholder of the Company. The Company sold E4, LLC 1,475,631 shares of common stock for $0.02 per share for cash, or $29,513. The consultant also receives monthly cash payments of $24,000 as part of this consulting agreement.  At December 31, 2007 the Company owed E4, LLC $84,000 that was subsequently paid in January 2008. During the year ended December 31, 2009 and 2008, the Company paid an additional $288,000 each year to E4, LLC. At December 31, 2009 there are no outstanding obligations under the agreement.  His services are to provide business guidance, and primarily in areas related to sales, marketing and business strategy.

Effective January 1, 2008 the Company entered into a consulting agreement with a current Board member for corporate strategy and finance services. This agreement terminated effective October 31, 2009 and a similar agreement initiated December 1, 2009. During the year ended December 31, 2009 and 2008, the Company paid $35,000 and $33,000, respectively and at December 31, 2009 there are no outstanding obligations under the agreement.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 – RELATED PARTY TRANSACTIONS (continued)

Effective October 31, 2009, Kenneth Londoner resigned as a full time employee and signed a one-year, part time consulting agreement, continuing his business development responsibilities under this new arrangement. At this transition, the unvested portion of his 2007 option grant was accelerated.  He also receives monthly cash payments of $14,300 as part of this consulting agreement. During the year ended December 31, 2009, the Company paid Mr. Londoner $28,600 and at December 31, 2009 there are no outstanding obligations under the agreement.

NOTE 6 – PUT LIABILITY

In connection with the exercise of J warrants in December 2008, the Company has agreed to re-acquire 1,896 shares of Series B Preferred Stock (Put Option) for a sum of $744,280, net of unpaid transaction costs of $56,000, allowing the Company to reacquire these shares for a net value of approximately $0.39 per share. This Put is at the holder’s option for 30 days after June 30, 2010.  If the holder does not exercise the Put Option by July 30, 2010, or if the Company completes financings totaling $5 million or more by June 30, 2010 (which is an additional $2.1 million as of year-end), the option expires.

NOTE 7 – CREDIT FACILITY

On July 30, 2009, the Company entered into a $3 million credit line arrangement (the “Credit Line”), pursuant to a Securities Purchase Agreement (the “SPA”), with purchasers signatory to the SPA, pursuant to which the purchasers will purchase 12% Secured Revolving Debentures Due May 31, 2011, as amended, and, in connection therewith, (x) was issued 750,000 five year common stock purchase warrants with an exercise price of $0.01 per share, and (y) will be issued upon each draw down under the Credit Line, for each $1.00 advanced under the Credit Line, additional five year common stock purchase warrants exercisable at a price equal to 100% of the average VWAPs for the prior five trading days (the “Draw Down Warrants”). The Draw Down Warrants will have full-ratchet  price protection (reduction in exercise price and increase in the number of common shares underlying the warrants for potential dilutive equity issuances, as defined) with respect to future Draw Down Warrants issued under the Credit Line and future issuances of equity securities by the Company (subject to certain specific exceptions).  The warrants will have cashless exercise provisions and be subject to forced cashless exercise in the event that the Company’s common stock is trading at three times the VWAP for the 20 trading days prior to conversion of the warrants.  All interest under the Debentures will accrue and be payable upon maturity.

In connection with the establishment of the Credit Line, the Company issued 750,000 warrants (no ratchet price protection) to purchase the Company’s common stock at $0.01 per share for five years.  The fair value of $910,860, determined using the Black Scholes Option Pricing Model, is amortized ratably to operations over the life of the Credit Line.  The assumptions for fair value determination were as follows: Dividend yield: 0%; Volatility: 139.04%; Expected life: 5 years; Risk free rate: 2.66%. Also $25,000 was paid toward availing the credit facility. During the year ended December 31, 2009, $378,984 was amortized as “financing cost” and balance $556,875 is shown under “Prepaid commitment fees”.

The Credit Line is provided by three stockholders of the Company, one of which has representation on the Board of Directors.

As of December 31, 2009, the Company has not utilized the credit facility.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 8 - SERIES C CONVERTIBLE PREFERRED STOCK

In September 2009, the Board of Directors authorized the issuance of up to 7,000 shares of 0% convertible non-voting preferred stock (the “Series C preferred stock”)

The Series C preferred stock is not entitled to preference upon liquidation; not entitled to dividends unless declared by the Board of Directors and are nonvoting except the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series C preferred stock, (a) alter or change adversely the powers, preferences or rights given to the Series C preferred stock or alter or amend the Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Series C preferred stockholders, (c) increase the number of authorized shares of Series C preferred stock, or (d) enter into any agreement with respect to any of the forgoing.

Each share of Series C preferred stock is convertible, at any time at the option of the holder, into 1,000 shares of Common stock.

Dilutive issuance.  If, at any time prior to the first anniversary of the date of issuance, the Company, except in connection with defined exempt issuances, sell or grant any option to purchase, or sell or grant any right to re-price, or otherwise dispose of or issue any common stock (or common stock equivalents) entitling any person to acquire shares of common stock at an effective price per share less than the market price of the common stock on the date that the Series C preferred stock was issued (a “dilutive issuance”), than the conversion ratio shall be increased by the same percentage as the percentage by which the price per share of common stock in connection with the dilutive issuance was lower than the market price of the common stock on the date that the Series C preferred stock was issued.

Exchange Right.  If, at any time prior to the first anniversary of the date of issuance, the Company delivers a notice requesting a draw down under the Company’s 12% secured revolving debenture due May 31, 2011, then a copy of such request shall be delivered to each holder of the Series C preferred stock within five trading days of such notice.  Each holder of the Series C preferred stock shall have a one-time right, at any time within five trading days after delivery of notice, to elect to exchange its Series C preferred stock (and all warrants issued to the holder in connection with the Series C preferred stock) for a debenture and warrants on the same terms and in the same dollar amount, as was issued to the purchasers of the debentures and warrants.

In connection with the issuance of each share Series C preferred stock, the Company issued 1,000 warrants to purchase the Company’s common stock at $1.20 per share for five years.  Prior to the first anniversary of the date of issuance, the warrants contain certain reset provisions should the Company issue sell or grant any option to purchase, or sell or grant any right to re-price, or otherwise dispose of or issue any common stock (or common stock equivalents) entitling any person to acquire shares of common stock at an effective price per share less than the exercise price of the Series C Preferred Stock.

Series C convertible preferred stock contains certain reset and possible redemption provisions which require it to be classified as a liability in the balance sheet and is stated at redemption value net of discounts.

In accordance with ASC 815-40, the Company is required to bifurcate the fair value of the reset provision from the host contract and mark to market the reset provision each reporting period. The fair value of the reset provision at the date of issuance, determined using the Black Scholes Option Pricing Method, was charged as an allocated debt discount.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 8 - SERIES C CONVERTIBLE PREFERRED STOCK (continued)

In connection with the issuance of the Series C preferred stock, the Company issued 2,920,000 warrants with certain reset provisions.  In accordance with ASC 815-40, the Company is required to record the fair value of the warrants outside of equity and mark to market each reporting period. The fair value of the warrants at the date of issuance, determined using the Black Scholes Option Pricing Method, was charged as an allocated debt discount.

The Company issued an aggregate of 2,920 shares of preferred stock in September 2009 to accredited investors including Company officers, shareholders and directors.

The Company recorded a total debt discount of $2,674,117 from the reset provision and related warrants.  The discount is amortized ratably over the reset provision life of one year. During the year ended December 31, 2009, $784,010 was amortized and charged to Additional paid in Capital.

Warrant liability in connection with issuance of Series C Preferred Stock in September 2009

As described above, the Company issued warrants in conjunction with the sale of Series C preferred stock.  These warrants contain certain reset provisions up to the first anniversary of date of the issuance. Therefore, in accordance with ASC 815-40, the Company reclassified the fair value of the warrant from equity to a liability at the date of issuance.  Subsequent to the initial issuance date, the Company is required to adjust to fair value the warrant as an adjustment to current period operations.

The Company estimated the fair value at date of issue of the warrants issued in connection with the issuance of the Series C preferred stock to be $2,052,181 using the Black-Scholes formula assuming no dividends, a risk-free interest rate of 2.41%, expected volatility of 131.04%, and expected warrant life of two years. Since the warrants have reset provisions for the first year, pursuant to ASC 815-40, the Company has recorded the fair value of the warrants as a derivative liability. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $2,052,181 and a reduction in value of the Series C preferred stock and charge to current period operations. Until conversion and expiration of the reset provisions of the warrants, changes in fair value were recorded as non-operating, non-cash income or expense at each reporting date.

The fair values of the warrants of $1,078,292 at December 31, 2009 were determined using the Black Scholes Option Pricing Model with the following assumptions:

Dividend yield:	-0-%
Volatility	132.30%
Risk free rate:	1.14%

As of the date of the financial statements, the Company believes an event under the contract that would create an obligation to settle in cash or other current assets in remote and has classified the obligation as a long term liability.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 8 - SERIES C CONVERTIBLE PREFERRED STOCK (continued)

Reset derivative liability

As described in above, the Company issued Series C preferred stock that contains certain reset provisions up to the first anniversary of date of the issuance. Therefore, in accordance with ASC 815-40, the Company determined the fair value of the reset provision of $1,647,771 using the Black-Scholes formula assuming no dividends, a risk-free interest rate of 0.39%, expected volatility of 131.04%, and expected life of one year. Since the Series C preferred stock contains a reset provision for the first year, pursuant to ASC 815-40, the Company has recorded the fair value of the reset provision as a derivative liability. The net value of the reset provision at the date of issuance was recorded as a reset derivative liability on the balance sheet in the amount of $1,647,771 and a reduction in value of the Series C preferred stock and charge to current period operations. Until expiration of the reset provisions of the Series C preferred stock, changes in fair value were recorded as non-operating, non-cash income or expense at each reporting date.

The fair value of the reset provision of $687,958 at December 31, 2009 was determined using the Black Scholes Option Pricing Model with the following assumptions:

Dividend yield:	-0-%
Volatility	132.30%
Risk free rate:	0.20%

As of the date of the financial statements, the Company believes an event under the contract that would create an obligation to settle in cash or other current assets in remote and has classified the obligation as a long term liability.

The initial fair value of the warrants and derivative liability resulted in a current period non operating charge to operations of $1,025,836.  At December 31, 2009, the Company adjusted the recorded fair values of the warrants and derivative liability to market resulting in aggregate non cash, non operating gain of $907,866.

NOTE 9– STOCKHOLDERS EQUITY

Founders Convertible Preferred Stock

At the time of its founding in September 2004, NewCardio Technologies issued 4,563,206 shares of Convertible Preferred Stock, par value $0.0001 per share, to certain persons for costs incurred and services rendered.  The shares of Preferred Stock were valued at $0.01 per share at the time of issuance.  In December 2007, in conjunction with the Share Exchange, the Preferred Stock was converted on a one share-to-one share basis into 4,563,206 shares of common stock.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.001 per share.  The Company's preferred stock may be divided into such series as may be established by the Board of Directors. The Board of Directors may fix and determine the relative rights and preferences of the shares of any series established.

Series A – 10% Convertible Preferred Stock

In December, 2007, the Board of Directors authorized the issuance of up to 12,000 shares of Series A 10% convertible non-voting preferred stock (the “Series A shares”) having a stated value of $1,000 per share.  8,200 shares were issued and subsequently converted into common stock or Series B preferred Stock.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 9– STOCKHOLDERS EQUITY (continued)

Series A – 10% Convertible Preferred Stock (continued)

On May 12, 2009 the Company canceled the Series A Convertible Preferred Stock authorization.

Warrant liability in connection with the issuance of Series A Preferred Stock in December 2007

The Company estimated the fair value at date of issue of the warrants issued in connection with the private placement to be $4,802,973 using the Black-Scholes formula assuming no dividends, a risk-free interest rate of 3.37% to 3.64%, expected volatility of 121.06%, and expected warrant life of one to five years. Since the Company may be obligated to settle the warrants in cash, pursuant to Accounting Standards Codification subtopic 815-40, Derivatives and Hedging; Contracts in Entity’s Own Equity (“ASC 815-40”),” the Company has recorded the fair value of the warrants as a derivative liability. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $4,802,973 and a reduction in value of shares subject to redemption. Until conversion and modification of the warrants in December 2008, changes in fair value were recorded as non-operating, non-cash income or expense at each reporting date.

These warrants originally contained a “fundamental transaction” clause that if while the warrant(s) are outstanding, the Company effects any merger or consolidation of the Company with or into another “Person” or other similar transactions (as defined in the warrants), the warrant holders can demand net cash settlement.

As the warrants contained a provision that could have required cash settlement, pursuant to ASC 815-40, the warrants were recorded as a derivative liability and valued at fair market value until the Company met the criteria under ASC 815-40 for permanent equity. The net value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet in the amount of $4,802,973 and charged as a reduction of the preferred stock carrying value. Subsequent to the initial issuance date, the Company adjusted to fair value the warrant in current period operations.

In accordance with Accounting Standards Codification subtopic 815-10, Derivatives and Hedging (“ASC 815-10”), the Company recorded a loss during the year ended December 31, 2008 on the change in fair value of warrant liability of $5,012,875 until December 1, 2008 at which time the warrants were exercised on term modification.  The fair value of the warrants at December 1, 2008 (time of modification or conversion, see below) was determined using the Black Scholes Option Pricing Model with the following assumptions:  Dividend yield: -0-%, volatility: 127.56%; risk free rate: 0.11% to 1.16%.

On December 1, 2008, all warrants that contain a provision that require a cash settlement as described above were exercised or terms modified to exclude such provision. As such, the fair value of the warrant liability of $9,815,847 at the time of the exercise or term modification was reclassified to equity.

During the year ended December 31, 2008, the Company incurred a $5,012,875 charge to current period operations for the change in fair value of the warrant liability.  As discussed above, as of December 1, 2008; the warrant liability was reclassified to equity.

Series B – Preferred Stock

In December 2008, the Board of Directors authorized the issuance of up to 18,000 shares of Series B 0% convertible non-voting preferred stock (the “Series B preferred stock”).

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 9– STOCKHOLDERS EQUITY (continued)

Series B – Preferred Stock (continued)

The Series B preferred stock is not entitled to preference upon liquidation; not entitled to dividends unless declared by the Board of Directors and are nonvoting except the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B preferred stock, (a) alter or change adversely the powers, preferences or rights given to the Series B preferred stock or alter or amend the Certificate of Designation, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Series B preferred stockholders, (c) increase the number of authorized shares of Series B preferred stock, or (d) enter into any agreement with respect to any of the foregoing. Each share of Series B preferred stock is convertible, at any time at the option of the holder, into 1000 shares of Common Stock.

On December 1, 2008; the Company issued 16,435 shares of Series B preferred stock:

1.	An aggregate of 8,031 shares of Series B preferred stock in exchange for 7,630.18542 shares of Series A Convertible preferred stock;
2.	An aggregate of 1,634 shares of Series B preferred stock as an inducement to convert Series A 10% convertible preferred stock to Series B preferred stock;
3.	An aggregate of 134 shares of Series B preferred stock in settlement of accrued and unpaid dividends on Series A 10% convertible preferred stock of $127,816; and
4.	An aggregate of 6,636 shares of Series B preferred stock in exchange for the exercise of Series J and JA warrants.

Refer to Note 6 above regarding put liability relating to certain issuances of Series B 0% convertible non-voting preferred stock.

Common Stock

The Company is authorized to issue 99,000,000 shares of common stock, par value $0.001 per share.

In September 2004, NewCardio Technologies issued 3,436,794 shares of common stock to founders and consultants in exchange for services and intellectual property.  The shares of common stock were valued at $0.001 per share at the time of issuance.

In November 2004, NewCardio Technologies issued 300,000 shares of common stock upon the exercise of stock options at the exercise price of $0.001 per share.

In March 2006, NewCardio Technologies issued 278,375 shares of common stock for services rendered and, in October 2006, NewCardio Technologies issued 75,000 shares of common stock for services rendered.  The shares were valued at $0.10 per share. The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

In June 2007, NewCardio Technologies sold 4,200,000 shares of common stock, valued at $0.10 per share, for $0.02 per share, or $84,000.  The remaining $0.08 per share value was issued as compensation for services valued at $336,000.  The valuation of common stock issued for services was based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered. The difference between cash received for the sale of the common stock and the estimated fair value of $0.08 per share was recorded as stock-based compensation.  The shares are subject to a repurchase right that diminishes when certain events occur.  192,000 shares remain subject to the repurchase right.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 9– STOCKHOLDERS EQUITY (continued)

In September 2007, NewCardio Technologies sold 1,475,631 shares of common stock, valued at $0.10 per share, for $0.02 per share for cash, or $29,513. The remaining $0.08 per share value was issued as compensation for services rendered.  The difference between cash received for the sale of the common stock and the estimated fair value of $0.08 per share was recorded as stock-based compensation.  25% of the shares were fully vested at the time of sale.  The remaining shares are subject to a repurchase right that diminishes over a 36 month period.

In April 2008, the Company issued an aggregate of 110,301 shares of common stock as dividends due to holders of the Series A shares in the amount of $214,112.

In June 2008, the Company issued 100,000 shares of common stock as deferred compensation at $3.38 per share.

In July 2008, the Company issued an aggregate of 64,903 shares of common stock as a dividend due to holders of the Series A shares in the amount of $205,000.

In October 2008, the Company issued an aggregate of 98,041 shares of common stock as a dividend due to holders of the Series A shares in the amount of $202,557.

In January 2009, the Company issued an aggregate of 3,973 shares of common stock as a dividend due to holders of the Series A shares in the amount of $4,843.

In January 2009, the Company issued an aggregate of 2,500 shares of common stock for services rendered at approximately $1.60 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

In November and December 2009, the Company issued an aggregate of 265,000 shares of common stock for services rendered at approximately $0.70 to $0.77 per share.  The valuations of common stock issued for services were based on the value of the services rendered, which did not differ materially from the fair value of the common stock during the period the services were rendered.

As of December 31, 2009 and 2008, there were 24,290,279 and 22,335,595 shares of common stock issued and outstanding, respectively.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 –WARRANTS, STOCK OPTIONS, AND RESTRICTIVE STOCK UNITS

Warrants

The following table summarizes in warrants outstanding and related prices for the shares of the Company’s common stock issued to shareholders at December 31, 2009:

Exercise Price	Number Outstanding	Warrants Outstanding Weighted Average Remaining Contractual Life (years)	Exercisable Number	Weighted Average Exercise price	Warrants Exercisable Weighted Average Exercise Price

$0.01	750,000	4.58	$0.01	750,000	$0.01
0.10	965,199	0.47	0.10	965,199	0.10
0.50	25,000	1.65	0.50	25,000	0.50
0.95	120,842	2.99	0.95	120,842	0.95
0.96	203,385	2.50	0.96	203,385	0.96
1.00	71,000	4.70	1.00	71,000	1.00
1.14	5,178,948	2.99	1.14	5,178,948	1.14
1.15	162,709	2.50	1.15	162,709	1.15
1.20	2,920,000	4.70	1.20	2,920,000	1.20
1.50	250,000	4.03	1.50	229,176	1.50
2.00	300,000	1.42	2.00	300,000	2.00
4.00	300,000	1.42	4.00	300,000	4.00
Total	11,247,083	3.23		11,226,259

  Transactions involving the Company’s warrant issuance are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2007	17,718,627	$1.06
Issued	600,000	3.00
Exercised	(9,435,743)	1.27
Canceled or expired	-	-
Outstanding at December 31, 2008	8,882,884	0.95
Issued	3,991,000	0.96
Exercised	(1,626,801)	0.10
Canceled or expired	-	-
Outstanding at December 31, 2009	11,247,083	$1.08

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 –WARRANTS, STOCK OPTIONS, AND RESTRICTIVE STOCK UNITS (continued)

Warrants (continued)

For the year ended December 31, 2009, warrants totaling 250,000 were issued in connection with services rendered. The warrants vest over a twelve month period and are exercisable for five years from the date of issuance at an exercise price of $1.50 per share.  The vesting portions of the warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 131.35% to 143.28% and risk free rate from 1.67% to 2.69%.

On July 30, 2009, warrants totaling 750,000 were issued in connection with services rendered. The warrants are exercisable for five years from the date of issuance at an exercise price of $0.01 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 139.04% and risk free rate from 2.66%.   The fair value of $910,860 was recorded as prepaid commitment fees and is amortized ratably over one year.

On September 15, 2009, warrants totaling 71,000 were issued in connection with issuance of Series C preferred stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $1.00 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 131.04% and risk free rate from 2.41%.   The fair value of $68,095 was recorded as a charge against net proceeds received in issuance of related Series C preferred stock.

On September 15, 2009, warrants totaling 2,920,000 were issued in connection with issuance of Series C preferred stock. The warrants are exercisable for five years from the date of issuance at an exercise price of $1.20 per share.  The warrants were valued using the Black Scholes option pricing method with the following assumptions:  dividend yield $-0-, volatility of 131.04% and risk free rate from 2.41%.  As described in Note 8 above, these warrants contain certain reset provisions for the first year which require the Company to classify the market value of the warrants outside of equity.

The Company recorded the vested portion of warrants as a charge to operations of $271,563 in the year ended December 31, 2009.

During the year ended December 31, 2009, warrant holders exercised 1,626,801 warrants on a cashless basis in exchange for 1,515,000 shares of the Company’s common stock.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 –WARRANTS, STOCK OPTIONS, AND RESTRICTIVE STOCK UNITS (continued)

Non-Employee Stock Options

The following table summarizes in options outstanding and the related prices for the shares of the Company's common stock issued to non employees at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual Life	Exercise	Number	Exercise
Prices	Outstanding	(Years)	Price	Exercisable	Price

$0.01	136,646	4.74	$0.01	127,069	$0.01
0.02	178,326	6.26	0.02	143,842	0.02
0.22	71,172	8.11	0.22	28,047	0.22
0.80	444,000	8.62	0.80	148,960	0.80
1.16	25,000	8.58	1.16	2,083	1.16
2.00	400,000	8.95	2.00	-	2.00
2.25	150,000	8.18	2.25	65,625	2.25
Total	1,405,144	7.93		515,626

 Transactions involving stock options issued to non employees are summarized as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2007:	766,959	$0.07
Granted	854,000	2.32
Exercised	(205,521)	(0.03)
Canceled or expired	(7,083)	(0.01)
Outstanding at December 31, 2008:	1,408,355	1.44
Granted	165,000	0.85
Exercised	(168,211)	(0.05)
Canceled or expired	-	-
Outstanding at December 31, 2009:	1,405,144	$1.10

During the year ended December 31, 2009, the Company granted an aggregate of 165,000 non employee stock options in connection services rendered at the exercise prices from $0.80 to $1.16.

The fair values of the vesting non employee options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	131.35% to 143.28%
Risk free rate:	2.28% to 2.69%

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 –WARRANTS, STOCK OPTIONS, AND RESTRICTIVE STOCK UNITS (continued)

Non-Employee Stock Options (continued)

During the year ended December 31, 2009, the Company re-priced certain non employee options initially with exercise prices from $1.58 to $4.72 to $0.80 per share with other terms remaining the same.  The fair value of the vested portion of the re-priced options of $2,862 was charged to current period operations.

 The fair values of the vesting re-priced non employee options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	118.36%
Risk free rate:	2.82%

The fair value of all non-employee options vesting during the year ended December 31, 2009 and 2008 of $404,532 and $457,307 respectively was charged to current period operations.

Employee Stock Options

The following table summarizes the options outstanding and the related prices for the shares of the Company's common stock issued to employees of the Company under a non-qualified employee stock option plan at December 31, 2009:

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
		Remaining	Average		Average
Exercise	Number	Contractual Life	Exercise	Number	Exercise
Prices	Outstanding	(Years)	Price	Exercisable	Price

$0.001	100,000	4.04	$0.001	100,000	$0.001
0.01	300,000	6.53	0.01	263,542	0.01
0.02	880,000	7.19	0.02	880,000	0.02
0.22	1,750,000	7.90	0.22	1,444,442	0.22
0.78	40,000	9.88	0.78	-	0.78
0.80	4,295,000	8.57	0.80	1,585,416	0.80
Total	7,365,000	8.10		4,273,400

Transactions involving stock options issued to employees are summarized as follows:

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 –WARRANTS, STOCK OPTIONS, AND RESTRICTIVE STOCK UNITS (continued)

Employee Stock Options (continued)

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2007:	3,030,000	$0.14
Granted	4,075,000	3.06
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2008:	7,105,000	1.81
Granted	510,000	0.85
Exercised	-	-
Canceled or expired	(250,000)	(0.90)
Outstanding at December 31, 2009:	7,365,000	$0.53

During the year ended December 31, 2009, the Company granted 510,000 stock options with an exercise price of $0.80 (after effect of re-pricing, see below) to $0.90 expiring ten years from issuance. In December 2009, the Company canceled 250,000 options previously issued at $0.90 per share. The fair values were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0- %
Volatility	114.10% to 136.21%
Risk free rate:	2.49% to 3.69%

During the year ended December 31, 2009, the Company re-priced certain employee options initially with exercise prices from $1.60 to $5.00 to $0.80 per share with other terms remaining the same.  The fair value of the fully vested re-priced options of $3,815 was charged to current period operations.

The fair values of the fully vested re-priced employee options were determined using the Black Scholes option pricing model with the following assumptions:

Dividend yield:	-0-%
Volatility	118.36%
Risk free rate:	2.82%

The fair value of all employee options vesting in the year ended December 31, 2009 and 2008 of $3,480,805 and $1,803,263, respectively, was charged to current period operations.

Restrictive Stock Units

On April 15, 2009, the Company established 2009 Equity Compensation Plan for key employees and consultants.  A maximum of 8,000,000 shares were earmarked under the plan.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 –WARRANTS, STOCK OPTIONS, AND RESTRICTIVE STOCK UNITS (continued)

Restrictive Stock Units (continued)

Employees

During the year ended December 31, 2009 the Company issued Restricted Stock Units (“RSU”) for key employees and non employees under the 2009 Equity Compensation Plan.  Each RSU vests with a 24 month cliff with certain acceleration clauses due to a change of control (as defined by the 2009 Equity Compensation Plan).

A summary of RSU stock unit activity, related to employees, for the Company during the year ended December 31, 2009, is as follows:

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2007:	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2008:	-	-
Granted	1,470,000	0.80
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2009:	1,470,000	$0.80

As of December 31, 2009, there was $784,000 of total unrecognized compensation cost related to non vested restricted stock units granted to employees under the 2009 Stock Plan, which is expected to be recognized ratably over a weighted-average period of 2 years.

The fair value of all employees RSU vesting during the year ended December 31, 2009 of $392,000 was charged to current period operations.

Non employees

A summary of RSU stock unit activity, related to non employees, for the Company during the year ended December 31, 2009, is as follows:

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 –WARRANTS, STOCK OPTIONS, AND RESTRICTIVE STOCK UNITS (continued)

Restrictive Stock Units (continued)

Non –employees (continued)

	Number of Shares	Weighted Average Price Per Share

Outstanding at December 31, 2007:	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2008:	-	-
Granted	105,000	0.80
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2009:	105,000	$0.80

As of December 31, 2009, there was $50,400 of total unrecognized compensation cost related to non vested restricted stock units granted under the 2009 Stock Plan granted to non employees based on the fair value of the Company’s common stock at reporting date.  The fair value is expected to be recognized based on the fair value of the Company’s common stock over a weighted-average period of 2 years.

The fair value of all non employees RSU vesting during the year ended December 31, 2009 of $30,231 was charged to current period operations.

NOTE 11 — FAIR VALUE

ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 11 — FAIR VALUE (continued)

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of December 31, 2009:

	Total	Quoted Prices in Active Markets for Identical Instruments Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3 (A)
Assets:
Short term investment	$25,010	$25,010	$-	$-
Total	25,010	25,010	-	-
Liabilities
Warrant liability	(1,078,292)	-	-	(1,078,292)
Reset derivative	(687,958)	-	-	(687,958)
Total	$(1,766,250)	$-	$-	$(1,766,250)

(A)	Fair value is estimated based on internally-developed models or methodologies utilizing significant inputs that are unobservable from objective sources.

The Company adopted the provisions of ASC 825-10 prospectively effective as of the beginning of Fiscal 2008.  For financial assets and liabilities included within the scope of ASC 825-10, the Company will be required to adopt the provisions of ASC 825-10 prospectively as of the beginning of Fiscal 2009.  The adoption of ASC 825-10 did not have a material impact on our consolidated financial position or results of operations.

The fair value of the assets, short term investments, at December 31, 2009 was grouped as Level 1 valuation as the market price was readily available, and there has been no change to the fair value of the securities at December 31, 2009.

Level 3 Liabilities comprised of our bifurcated reset provision contained within our Series C stock and the fair value of issued warrants with reset provisions.

NOTE 12 – INCOME TAXES

The Company has adopted Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 12 – INCOME TAXES (continued)

At December 31, 2009, the Company has available for federal income tax purposes a net operating loss carryforward of approximately $11,000,000, expiring in the year 2028, that may be used to offset future taxable income. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits will not be realized. Due to possible significant changes in the Company's ownership, the future use of its existing net operating losses may be limited. Components of deferred tax assets as of December 31, 2009 are as follows Income tax expense for the year ended December 31, 2009 is comprised of State taxes which primarily are not based on earnings.  No other income taxes were recorded on the earnings in 2009 as a result of the utilization of the carry forwards.  All or portion of the remaining valuation allowance may be reduced in future years based on an assessment of earnings sufficient to fully utilize these potential tax benefits.

At December 31, 2009, the significant components of the deferred tax assets (liabilities) are summarized below:

Net operating loss carry forwards expiring in 2028	$11,000,000

Tax Asset	3,850,000
Less valuation allowance	(3,850,000)

Balance	$11,000,000

The $11,000,000 is based on the 2008 tax return and an estimate for 2009 as summarized below:

Net operating loss carry forwards 2007 and prior	$2,840,000
Net operating loss carry forwards 2008	4,533,000
Net operating loss carry forwards 2009 (estimate)	3,627,000
Balance	$11,000,000

The primary components of the differences between the book losses to date of $32.5 million and the tax NOL of $11.0 million are timing differences which primarily include stock compensation and other equity-related non-cash charges, capitalized financing costs and certain accruals.

NOTE 13 -COMMITMENTS AND CONTINGENCIES

Consulting Agreements

The Company has consulting agreements with independent contractors, certain of whom are also Company stockholders. Of those two are former directors of the Company. The Company incurred $173,000 (plus travel expenses) and $132,000 (plus travel and expenses) in fees and expenses to these individuals for the years ended December 31, 2009 and 2008 respectively, in a consulting role.  They were involved in business development in 2009 and R&D in 2009 and 2008. The Agreements are generally short term and milestones based and include cash compensation, equity compensation or a combination thereof. The current agreements have no equity compensation.

NEWCARDIO, INC.
(a development stage company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 13 -COMMITMENTS AND CONTINGENCIES (continued)

Operating Lease Commitments

The Company leases office space in Santa Clara, California on a lease expiring April 30, 2011 at approximately $5,800 per month.  Additionally the Company maintains a Princeton, New Jersey office at $5,200 per month with the lease expiring June 30, 2010 and a facility in Belgrade, Serbia on a month to month basis at $500 per month.

At December 31, 2009, future minimum lease payments are as follows:

2010	$106,088
2011	25,207

Thereafter	-

Total lease rental expenses for the years ended December 31, 2009 and 2008 was $166,719 and $90,506, respectively.

Litigation

The Company is subject to other legal proceedings and claims, which arise in the ordinary course of its business.  Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.  There was no outstanding litigation as of December 31, 2009.

NOTE 14 – SUBSEQUENT EVENTS

Subsequent events have been evaluated through April 30, 2010, a date that the financial statements were issued with this registration statement.

In January 2010, the Company issued 30,000 shares in connection with the exercise of 33,615 warrants to purchase the Company’s common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In January 2010, the Company issued 100,000 warrants in connection with services rendered to purchase the Company’s common stock at an exercise price of $1.00 per share (when the market price of the stock was $0.72 per share) vesting 50% on grant and the balance in February 2010 subject to certain milestones as defined in the consulting agreement.

In January 2010, in conjunction with the exercise of 2,185 shares of Series B Preferred Stock, the Company issued 2,185,000 shares of its common stock.

In January 2010 the Company issued an aggregate of 115,000 shares of common stock for services rendered at approximately $0.72 per share.  47,500 vested on grant and 22,500 will vest quarterly starting February 2010.

In February 2010, the Company issued 30,000 shares in connection with the exercise of 32,223 warrants to purchase the Company’s common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In March 2010, the Company issued 30,000 shares in connection with the exercise of 32,223 warrants to purchase the Company’s common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In March 2010, in conjunction with the exercise of 500 shares of Series B Preferred Stock, the Company issued 500,000 shares of its common stock.

In March 2010, the Company received a $500,000 advance under the Credit Facility (see Note 7) and issued Draw-down warrants for the purchase of 500,001 shares of common stock at an exercise price per share of $1.45.

In April 2010, the Company received a $500,000 advance under the Credit Facility (see Note 7) and issued Draw-down warrants for the purchase of 500,001 shares of common stock at an exercise price per share of $1.20. At this time the March 2010 Draw-down warrants exercise price was reduced to the price of this issuance.

In April 2010, the Company delivered a notice of request for a $500,000 advance under the Credit Facility, to be funded in May 2010, in which event Draw-down warrants for the purchase of 500,001 shares of common stock will be issued at an exercise price to be determined based upon the average market price for the previous five trading days, as defined in the applicable securities purchase agreement for the Credit Facility. If the exercise price for the Draw-down warrants is less than $1.20, then the exercise prices for all other outstanding Draw-down would be reduced to such lower exercise price.

In April 2010, the Company issued 30,000 shares in connection with the exercise of 32,885 warrants to purchase the Company’s common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In April 2010, in conjunction with the exercise of 1,000 shares of Series B Preferred Stock, the Company issued 1,000,000 shares of its common stock.  At the end of April 2010, the Company received a notice to convert an additional 300 shares of its Series B Preferred Stock. The conversion of these 300 shares (for which 300,000 shares of the Company’s common stock will be issued) will effectively terminate the Company’s outstanding put liability (See Note 6) as the holder of the Put Option no longer will have sufficient shares to exercise the Put Option.

In April 2010, the Company filed an amendment to its Credit Facility Securities Purchase Agreement, or SPA, dated as of July 31, 2009, as amended, cancelling the investor’s rights to have the price or number of warrants available on both outstanding or subsequently issued warrants under this SPA adjusted due to an equity financing, as defined, at a price less than the warrant exercise price. This amendment is effective at such time the Company’s common stock is approved for listing on the NASDAQ or NYSE AMEX exchange (and trading having commenced thereon.).  The Company agreed to lower the price of the outstanding warrants under this SPA to the price of this offering with the closing thereof, for any such outstanding warrants with an exercise price in excess of the price per share for the common stock issued in conjunction with this offering.

The 2009 Equity Compensation Plan approved by the Board of Directors on April 15, 2009 reserved 8.0 million shares of the Corporation’s common stock for the Plan, plus a number of shares annually as of April 15th of each year as shall equal ten (10%) percent of the issued and outstanding common stock, on a fully diluted basis. At this time, the total reserve is 12.6 million shares of which 10.3 million are available for grant. Effective with the filing of the S-1 the Board amended this provision to limit the reserve each April 15th to 10% of the then outstanding stock on a fully diluted basis (including warrants, options, RSUs, and Convertible Securities) but not less than 1 million over last year’s reserve.

____ Units

Of

NewCardio, Inc.

PROSPECTUS

May __, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimates except the Securities and Exchange Commission registration fee and FINRA filing fee. The total expenses for this offering, borne solely by the registrant, are estimated to be approximately $300,000, including:

SEC registration fee	$879
FINRA filing fees	$12,500
Printing expenses	$35,000
Legal fees and expenses	$150,000
Accounting fees and expenses	$35,000
Roadshow costs and expenses, including travel and out-of-pocket expenses	$10,000
Miscellaneous expenses, including reimbursable expenses of the placement agent	$50,000
Total	$293,379

ITEM 14. Indemnification of Directors and Officers

The Registrant has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

2010

In April 2010, in conjunction with the exercise of 1,000 shares of Series B Preferred Stock, we issued 1,000,000 shares of our common stock.

In April 2010, we issued 30,000 shares in connection with the exercise of 32,885 warrants to purchase our common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In April 2010, we received a $500,000 advance under the Credit Facility (see Note 7) and issued Draw-down warrants for the purchase of 500,001 shares of our common stock at an exercise price per share of $1.20. At this time the March 2010 Draw-down warrants exercise price was reduced to the price of this issuance.

In March 2010, we received a $500,000 advance under the Credit Facility (see Note 7) and issued Draw-down warrants for the purchase of 500,001 shares of our common stock at an exercise price per share of $1.45.

In March 2010, in conjunction with the exercise of 500 shares of Series B Preferred Stock, we issued 500,000 shares of our common stock.

In March 2010, we issued 30,000 shares in connection with the exercise of 32,223 warrants to purchase our common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In February 2010, we issued 30,000 shares in connection with the exercise of 32,223 warrants to purchase our common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In January 2010, we issued 30,000 shares in connection with the exercise of 33,615 warrants to purchase our common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In January 2010, we issued 100,000 warrants in connection with services rendered to purchase our common stock at an exercise price of $1.00 per share (when the market price of the stock was $0.72 per share) vesting 50% on grant and the balance in February 2010 subject to certain milestones as defined in the consulting agreement.

In January 2010, in conjunction with the exercise of 2,185 shares of Series B Preferred Stock, we issued 2,185,000 shares of our common stock.

In January 2010, we issued an aggregate of 115,000 shares of common stock for services rendered at approximately $0.72 per share.  47,500 vested on grant and 22,500 will vest quarterly starting February 2010.

2009

In October, November and December of 2009, we issued a total of 90,000 shares of its common stock in connection with the exercise of 101,524 warrants to purchase our common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In December 2009, we issued 265,000 shares of our common stock, valued at $196,000, to consultants involved in our investor relations aftermarket programs.

In September 2009, we issued 2,920 shares of our Series C Convertible Preferred Stock, each share being convertible into 1,000 shares of our common stock, and warrants to purchase 2,920,000 shares of our common stock at $1.20 per share. In addition, we issued a fee warrant in conjunction therewith to purchase 71,000 shares at $1.00 per share.

In July, August and September of 2009, we issued a total of 90,000 shares of its common stock in connection with the exercise of 99,944 warrants to purchase our common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

 In July 2009, we issued as a commitment fee for a $3,000,000 12% Secured Revolving Debentures facility, warrants to purchase 750,000 shares of our common stock at $0.01 per share. Any borrowings under the facility, subject to the terms therein, will be due March 31, 2011 in the aggregate amount of up to $3,000,000 plus accrued interest.

In May 2009, we issued 30,000 shares in connection with the exercise of 33,333 warrants to purchase our common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In February 2009, we issued 1,305,000 shares in connection with the exercise of 1,392,000 warrants to purchase our common stock at $0.10 per share.  The warrants were exercised on a cashless basis.

In January 2009, we issued an aggregate of 3,973 shares of common stock as a dividend due to certain holders of our Series A shares in the amount of $4,843.

In January 2009, we issued 250,000 warrants to purchase our common stock at an exercise price of $1.50 vesting over 12 months.

2008

On December 1, 2008, we entered into an agreement to restructure, and closed the restructuring, of the going-forward terms of our December 27, 2007 financing.  In connection with the restructuring, there was an early exercise of warrants for $2.8 million for a new Series B Convertible Preferred Stock, an exchange of outstanding Series A 10% Convertible Preferred Stock along with a one-time final dividend of 22%, which represented both fourth quarter dividends accrued and an inducement to the investors for early conversion of their stock.  They received the new Series B Convertible Preferred Stock and an exchange of certain outstanding warrants for the new Series B Convertible Preferred Stock, removal of all preferences associated with the 2007 transaction, including anti-dilution protection and rights impacting management decisions. The Series B Convertible Preferred Stock is convertible into an aggregate of 16,435,000 shares of our common stock.  Holders of the non-voting Series B Convertible Preferred Stock are not entitled to receive dividends.   The December 1, 2008 transaction eliminated all outstanding Series ‘J’ and ‘J-A’ warrants.

In connection with the exercise of J warrants in December 2008, we agreed to re-acquire 1,896 shares of Series B Preferred Stock (Put Option) for a sum of $744,280, net of unpaid transaction costs of $56,000, allowing us to reacquire these shares for a net value of approximately $0.39 per share. This Put is at the holder’s option for 30 days after June 30, 2010.  If the holder does not exercise the Put Option by July 30, 2010, or if we completes financings totaling $5 million or more by June 30, 2010 (which is an additional $2.1 million as of the date of this prospectus), the option expires.

 In October 2008, we issued 98,041 shares of our common stock, valued at $203,000, to the accredited investors in our December 2007 private placements as a dividend payment due to them on their shares of Series A preferred stock in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) and Rule 506 of Regulation D promulgated under the Securities Act relative to sales by an issuer not involving a public offering.

In July 2008, we issued 64,903 shares of our common stock, valued at $205,000, to the accredited investors in our December 2007 private placements as a dividend payment due to them on their shares of Series A preferred stock.

In June 2008, we issued 50,000 shares of our common stock, a three-year warrant to purchase 50,000 shares of our common stock at an exercise price of $2.00 and a three-year warrant to purchase 50,000 shares of our common stock at an exercise price of $4.00 to First Montauk Securities Corp., an accredited investor and NASD member firm, as compensation for financial advisory services to be provided to us under the terms of a consulting agreement.

In May 2008, we issued 50,000 shares of our common stock, a three-year warrant to purchase 250,000 shares of our common stock at an exercise price of $2.00 and a three-year warrant to purchase 250,000 shares of our common stock at an exercise price of $4.00 to JFS Investments, an accredited investor, as compensation for investor relation services, including professional investment community awareness and public market insight, to be provided to us under the terms of a consulting agreement.

In April 2008, holders of our Series A Convertible Preferred Stock, all accredited investors, were issued an aggregate of 110,301 shares of our common stock, as a dividend payment due for the calendar quarter ended March 31, 2008. As contractually required, the shares were valued at 90% of the volume weighted average price of a share of our common stock for the 20 trading days immediately preceding the dividend payment date.

2007

Pursuant to a Share Exchange Agreement dated December 27, 2007, we issued 18,682,537 shares of common stock to the NewCardio shareholders. On December 27, 2007, we sold 8,200 shares of non-voting Series A Preferred Stock (the “Preferred Stock”) for $8,200,000 to six accredited investors in a private placement.  The Preferred Stock is convertible into an aggregate of 8,631,579 shares of our common stock.  Holders of the Preferred Stock are entitled to receive dividends at the rate per share of 10% per annum of the stated value, payable quarterly on April 1, July 1 and October 1, in cash or shares of common stock, or a combination of cash and shares of common stock, at our election.  Purchasers of the Preferred Stock were issued five-year Series A warrants to purchase 5,178,949 shares of our common stock at an exercise price of $1.14 per share. The two largest investors also received a one-year Series J warrants to purchase 5,157,895 shares of our common stock at an exercise price of $1.235 per share and five-year Series J-A warrants to purchase 3,094,737 shares of our common stock at an exercise price of $1.425, the Series J-A warrants may only be exercised if, and after, the J Warrants are exercised.  We paid finders’ fees of $674,000 and issued to finders five-year warrants to purchase 604,211 shares of our common stock at the exercise price of $0.95.

•	8,200 shares of non-voting Series A Preferred Stock;
•	Series A Common Stock Purchase Warrants to purchase 5,178,947 shares of common stock at $1.14 per share for a period of five years;
•	Series J Common Stock Purchase Warrants to purchase 5,157,895 shares of common stock at $1.235 per share for a period of one year; and
•	Series J-A Common Stock Purchase Warrants to purchase 3,094,737 shares of common stock at $1.425 per share for a period of five years.

The shares of Series A Preferred Stock are convertible, at any time at the option of the holder, into an aggregate of 8,631,579 shares of NewCardio common stock. Holders of the Series A Preferred Stock are entitled to receive, when declared by NewCardio's board of directors, annual dividends of $100 per share of Series A Preferred Stock paid quarterly on January 1, April 1, July 1 and October 1. Such dividends may be paid, at the election of the Company, either (i) in cash if legally able to do so, or (ii) in restricted shares of common stock of NewCardio with registration rights. In the event that NewCardio elects to issue restricted shares of common stock in connection with the dividend on the Series A Preferred Stock, such dividend shares shall be determined by dividing the dividend amount by 90% of the volume weighted average price for the 20 trading days immediately preceding the record date for payment of such dividend. In addition, the conversion price of the Series A Preferred Stock are subject to customary anti-dilution adjustments and protections.

In the event of any liquidation or winding up the Company, the holders of Series A Preferred Stock will be entitled to receive, in preference to holders of common stock, an amount equal to 120% of the original purchase price per share.

The Series A Warrants and Series J-A Warrants shall be exercisable for a period of five years at an exercise price of $1.14 and $1.425 per share, respectively and the Series J Warrants shall be exercisable for a one year period at an exercise price of $1.235 per share. The Series

J-A Warrants are only exercisable to the extent that the Series J Warrants have been exercised. Only investors that purchased a minimum of 2,000 shares of the Series A Preferred Stock in connection with the Preferred 2007 Financing were issued Series J Warrants or Series J-A Warrants. In the event that the shares of common stock underlying the Series A Warrants and Series J-A Warrants are not registered by December 27, 2008, then the Series A Warrants and Series J-A Warrants are exercisable on a cashless basis. In addition, the exercise prices of all the warrants are subject to customary anti-dilution adjustments and protections.

The holders of the warrants have contractually agreed to restrict their ability to convert its securities and receive shares of NewCardio’s common stock such that the number of shares of NewCardio’s common stock held by it and its affiliates after such conversion does not exceed 4.99% of NewCardio’s then issued and outstanding shares of common stock. In April 2010 Vision Capital Advantage Fund, L.P. and Vision Opportunity Master Fund, Ltd. gave us 61 days’ notice increasing this limit to 9.99% as to each fund.

The offer and sale by the Company of the securities described above were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions by an issuer not involving a public offering.

ITEM 16. EXHIBITS.

Exhibit Number	Description

3.1(a)	Certificate of Incorporation of EP Floors, Inc., incorporated by reference to Exhibit 3.1a to Registrant’s Registration Statement on Form SB-2 filed on March 22, 2006.
3.1(b)	Amended Certificate of Incorporation of EP Floors, Inc., incorporated by reference to Exhibit 3.1b to Registrant’s Registration Statement on Form SB-2 filed March 22, 2006.
3.1(c)	Certificate of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K filed on February 1, 2008.
3.19(d)	Amended and Restate Certificate of Incorporation, filed herewith.
3.2	Amended and Restated Bylaws, incorporated herein by reference to Exhibit No. 3.2 of Registrant’s Registration Statement on Form SB-2 filed on March 22, 2006.
3.3(a)	Certificate of Designation of Series A Preferred Stock, incorporated by reference to Exhibit 3.1 to Registrant’s Form 8-K filed on January 4, 2008.
3.3(a) - 1	Amendment to Certificate of Designation of Series A Preferred Stock, incorporated by reference to Exhibit 4.9 of Registrant’s Form 8-K filed on December 3, 2008.
3.3(b)	Certificate of Designation of Series B Preferred Stock
3.3(c)	Certificate of Designation of Series C Preferred Stock
3.4(a)	Charter of the Audit Committee of the Board of Directors, incorporated by reference to Exhibit 3.5(a) to Registrant’s Form 10-K, filed on February 24, 2010.
3.4(b)	Charter of the Compensation Committee of the Board of Directors, Certificate of Designation of Series A Preferred Stock Exhibit 3.5(a) to Registrant’s Form 10-K, filed on February 24, 2010.
3.4(c)
Charter of the Corporate Governance and Nominating Committee of the Board of Directors, Certificate of Designation of Series A Preferred Stock Exhibit 3.5(a) to Registrant’s Form 10-K, filed on February 24, 2010.

3.4(d)	Code of Business Conduct.*
4.1	Securities Purchase Agreement, incorporated herein by reference to Exhibit No. 4.1 of Registrant's Form 8-K filed on January 4, 2008.
4.2	Form of Series A Warrant, incorporated herein by reference to Exhibit No. 4.2 of Registrant's Form 8-K filed on January 4, 2008.
4.3	Form of Series J Warrant, incorporated herein by reference to Exhibit No. 4.3 of Registrant's Form 8-K filed on January 4, 2008.
4.4	Form of Series J-A Warrant, incorporated herein by reference to Exhibit No. 4.4 of Registrant's Form 8-K filed on January 4, 2008.
4.5	Registration Rights Agreement, incorporated herein by reference to Exhibit No. 4.5 of Registrant's Form 8-K filed on January 4, 2008.
4.6
Amendment No. 1 to Securities Purchase Agreement dated as of December 27, 2007, between Marine Park Holdings, Inc. and certain of the purchasers’ signatory hereto, incorporated herein by reference to Exhibit No. 4.6 of Registrant's Form 8-K filed on February 6, 2008.

4.7
Amendment No. 1 to Registration Rights Agreement dated as of December 27, 2007, between Marine Park Holdings, Inc. and certain of the purchasers’ signatory hereto, incorporated herein by reference to Exhibit No. 4.7 of Registrant's Form 8-K filed on February 6, 2008.

4.8	Certificate of Designation of Series A Preferred Stock, incorporated herein by reference to Exhibit No. 3.1 of Registrant’s Form 8-K filed on January 4, 2008.
4.9	Second Amendment to Securities Purchase Agreement, made as of April 7, 2009, incorporated by reference to Exhibit 10.32 of Registrant’s Form 8-K filed on April 8, 2009.

4.10	Third Amendment to Securities Purchase Agreement, made as of June 17, 2009, incorporated by reference to Exhibit 10.33 of Registrant’s Form 8-K filed on June 22, 2009.
4.11	Fourth Amendment to Securities Purchase Agreement, made as of July 28, 2009, incorporated by reference to Exhibit 10.32 of Registrant’s Form 8-K filed on July 30, 2009.
4.12
Form of Warrant issued to Purchasers of the Company’s Series C Convertible Preferred Stock on September 15, 2009, incorporated by reference to Exhibit 4.12 of the Company’s Form 8-K filed on September 18, 2009.

4.13
Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock, incorporated by reference to Exhibit 4.13 of the Company’s Form 8-K filed on September 18, 2009.

4.14
Form of Warrant issued to the placement agent and the selected dealer in connection with the issuance of Company’s Series C Convertible Preferred Stock on September 15, 2009, incorporated by reference to Exhibit 4.14 of the Company’s Form 8-K filed on September 18, 2009.

5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1
Share Exchange Agreement by and among Marine Park Holdings, Inc., NewCardio, Inc., and the shareholder of NewCardio, Inc., incorporated herein by reference to Exhibit No. 10.1 of Registrant's Form 8-K filed on January 4, 2008.

10.2
Return to Treasury Agreement between Marine Park Holdings, Inc. and Harborview Master Fund L.P., dated as of December 27, 2007, incorporated herein by reference to Exhibit No. 10.2 of Registrant's Form 8-K filed on January 4, 2008.

10.3
Return to Treasury Agreement between Marine Park Holdings, Inc. and Diverse Trading Ltd., dated as of December 27, 2007, incorporated herein by reference to Exhibit No. 10.3 of Registrant's Form 8-K filed on January 4, 2008.

10.4	2004 Equity Incentive Plan, incorporated herein by reference to Exhibit No. 10.4 of Registrant's Form S-8 filed with the SEC on March 7, 2008.
10.5
Employment Agreement between NewCardio, Inc. and Branislav Vajdic dated November 1, 2007, incorporated herein by reference to the Company’s Registration Statement on Form S-1/A (No. 2) filed by the Company with the SEC on May 20, 2008

10.6
Consulting Agreement between NewCardio, Inc. and Branislav Vajdic dated March 1, 2007, incorporated herein by reference to the Company’s Annual Report on Form 10-K/A, as filed with the SEC by the Company on April 4, 2008).

10.7
Employment Agreement between NewCardio, Inc. and Kenneth Londoner dated October 31, 2007, incorporated herein by reference to the Company’s Annual Report on Form 10-K/A, as filed with the SEC by the Company on April 4, 2008).

10.8
Restricted Stock Purchase Agreement between NewCardio, Inc. and Kenneth Londoner, dated as of June 4, 2007, as amended by Amendment No. 1 to Restricted Stock Purchase Agreement between NewCardio, Inc. and Kenneth Londoner, dated as of September 15, 2007, incorporated herein by reference to the Company’s Annual Report on Form 10-K/A, as filed with the SEC by the Company on April 4, 2008)

10.9	Form of Lock Up Agreement, incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 1) filed on April 15, 2008.
10.10
Escrow Deposit Agreement dated as of December 27, 2007, by and among Marine Park Holdings, Inc., Capstone Investments and Signature Bank, incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 1) filed on April 15, 2008.

10.11
Employment Agreement dated January 22, 2008 between NewCardio, Inc. and Richard Brounstein, incorporated herein by reference the Company’s Quarterly Report on Form 10-Q, as filed by the Company with the SEC on May 15, 2008.

10.12
Employment Agreement dated as of March 1, 2008 between NewCardio, Inc. and Richard Brounstein, incorporated herein by reference the Company’s Quarterly Report on Form 10-Q, as filed by the Company with the SEC on May 15, 2008.

10.13
Lease dated February 6, 2008 between NewCardio, Inc. and 2350 Mission Investors, LLC, incorporated herein by reference the Company’s Quarterly Report on Form 10-Q, as filed by the Company with the SEC on May 15, 2008.

10.14
Settlement and Release Agreement, dated as of October 1, 2006, by and between Samuel E. George, M.D., and the Company, incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008.

10.15
Technology Assignment Agreement, dated as of September 28, 2004, by and between Bosko Bojovic and the Company, incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 3) filed on June 23, 2008.

10.16
Consulting Agreement, dated as of February 22, 2008, by and between the Company and Robert N. Blair, incorporated by reference to the Company’s Registration Statement on Form S-1/A (No. 3) filed on June 23, 2008.

10.17
Consulting Agreement, dated as of September 13, 2007, by and between the Company and E4 LLC, incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008.

10.18
Consulting Agreement, dated as of May 1, 2008, by and between the Company and JFS Investments, incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008.

10.19
Consulting Agreement, dated as of June 27, 2008, by and between the Company and First Montauk Securities Group incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008.

10.20
Waiver Agreement, dated as of March 13, 2008, by and between the Company and Vision Opportunity Master Fund, Ltd., incorporated by reference to the Company's Registration Statement on Form S-1/A (No. 4) filed on July 24, 2008.

10.21
Employment Agreement dated August 18, 2008 between the Company and Vincent W. Renz, Jr., incorporated by reference to the Company’s Current Report on Form 8-K filed by the Company with the SEC on August 21, 2008.

10.22
Amendment to Securities Purchase Agreement, dated as of December 1, 2008, incorporated by reference to Exhibit 10.29 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on December 3, 2008.

10.23	Platinum Put Letter dated as of December 1, 2008, incorporated by reference to Exhibit 10.30 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on December 3, 2008.
10.24	Management Rights Letter, dated as of December 1, 2008, incorporated by reference to Exhibit 10.31 to the Company’s Current Report on Form 8-K filed by the Company with the SEC on December 3, 2008.
10.25	2009 Equity Compensation Plan of the Company, incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8, filed with the SEC on June 16, 2009.
10.26
Form of Restricted Stock Unit Grant Notice and Attachment, incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-8, filed with the SEC on June 19, 2009.

10.27	Securities Purchase Agreement, dated July 30, 2009, incorporated by reference to Exhibit 10.33 to the Company’s Current Report on Form 8-K, filed by the Company with the SEC on July 30, 2009.
10.28
Securities Purchase Agreement dated as of September 11, 2009, between the Company and purchases signatory thereto in connection with the issuance of the Company’s Series C Convertible Preferred Stock on September 15, 2009, incorporated by reference to Exhibit 10.35 of the Company’s Form 8-K filed on September 18, 2009.

10.29	Amendment to $3 million Credit Line, incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed by the Company with the SEC on December 30, 2009.
23.1	Consent of RBSM LLP*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (contained in Exhibit 5.1)**

 * Filed herewith
** To be filed by amendment

ITEM 17. UNDERTAKINGS

The undersigned Company hereby undertakes to:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in Santa Clara, California, on May 3, 2010.

NEWCARDIO, INC.

By:	/s/ Branislav Vajdic
Branislav Vajdic
Chief Executive Officer (Principal Executive Officer)
By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer (Principal Financial and Accounting Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Branislav Vajdic his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated: Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Branislav Vajdic, Ph.D.	Chief Executive Officer and Director	May 3, 2010
Branislav Vajdic, Ph.D.

/s/ Vincent W. Renz	President and Chief Operating Officer	May 3, 2010
Vincent W. Renz

/s/ Richard D. Brounstein	Executive Vice President, Chief Financial Officer and Secretary	May 3, 2010
Richard D. Brounstein

/s/ Mark W. Kroll, Ph.D., FACC, FHRS	Director and Chairman	May 3, 2010
Mark W. Kroll, Ph.D., FACC, FHRS

/s/ Robert M. Blair, M.Inst.P.	Director	May 3, 2010
Robert N. Blair, M.Inst.P.

/s/ James A. Heisch	Director	May 3, 2010
James A. Heisch

/s/ Jess Jones, M.D.	Director	May 3, 2010
Jess Jones, MD

/s/ Michael Hanson	Director	May 3, 2010
Michael Hanson

/s/ Patrick Maguire, M.D., Ph.D.	Director	May 3, 2010
Patrick Maguire, M.D., Ph.D.